    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            GENERAL ELECTRIC COMPANY

             (Exact Name of Registrant as Specified in its Charter)
                         ------------------------------

           NEW YORK                          3724                  14-0689340
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                        No.)

                              3135 EASTON TURNPIKE
                       FAIRFIELD, CONNECTICUT 06431-0001
                                 (203) 373-2211

   (Address and telephone number of Registrant's principal executive offices)

                               ROBERT E. HEALING
                              3135 EASTON TURNPIKE
                       FAIRFIELD, CONNECTICUT 06431-0001
                                 (203) 373-2243

           (Name, address and telephone number of agent for service)
                         ------------------------------

                                   Copies to:

            THOMAS A. COLE                           MELVIN S. NEWMAN
           Sidley & Austin                     Schoenberg, Fisher, Newman &
       One First National Plaza                      Rosenberg, Ltd.
       Chicago, Illinois 60603            222 South Riverside Plaza, Suite 2100
            (312) 853-7000                       Chicago, Illinois 60606
                                                      (312) 648-2300

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger of Emerald Merger Corp., a wholly owned subsidiary of the Registrant, with and into Marquette Medical Systems, Inc., as described herein.
                         ------------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
---------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
---------
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                   AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
         SECURITIES TO BE REGISTERED             BE REGISTERED(1)         PER SHARE        OFFERING PRICE(2)   REGISTRATION FEE(2)
Common Stock, $.16 par value..................      11,630,850         Not applicable        $890,077,490          $262,573(3)

(1) Based upon the maximum number of shares of Common Stock that the Registrant may be required to issue in the Merger, calculated as the product of (i) 20,157,452, the aggregate number of shares of Common Stock, par value $.10 each per share, of Marquette outstanding on September 20, 1998 or issuable pursuant to outstanding stock options and (ii) an exchange ratio of .577 shares of GE Common Stock for each share of Marquette Common Stock, computed from a GE share price of $77.94 (the average of the 52-week high and low sale prices for GE Common Stock).

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(f)(1) thereunder on the basis of the market value of the Marquette Common Stock to be exchanged in the Merger, which was computed, in accordance with Rule 457(c), as the product of (i) $44.15625 (the average of the high and low prices per share of Marquette Common Stock on October 13, 1998 as reported by The Nasdaq National Market) and (ii) 20,157,452, the aggregate number of shares of Marquette Common Stock outstanding on October 15, 1998 or issuable pursuant to outstanding stock options.

(3) Pursuant to Rule 457(b), the registration fee has been reduced by the $175,748 paid on October 2, 1998 upon the filing under the Securities Exchange Act of 1934 of preliminary copies of Marquette's proxy materials included herein. Therefore, the registration fee payable upon the filing of this Registration Statement is $86,825.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        MARQUETTE MEDICAL SYSTEMS, INC.

                             8200 WEST TOWER AVENUE
                           MILWAUKEE, WISCONSIN 53223

                            ------------------------

                                                                October 16, 1998

Dear Fellow Shareholder:

    You are cordially invited to attend the special meeting of shareholders of Marquette Medical Systems, Inc., to be held on Friday, November 20, 1998, at 9:00 a.m., local time, at Marquette's offices located at 8200 West Tower Avenue, Milwaukee, Wisconsin.

    On September 20, 1998, Marquette agreed to be acquired by General Electric in a merger that values your Marquette shares at $45.00 per share. In the merger, you will be entitled to receive, in exchange for each Marquette Common Share you own, a fraction of a share of General Electric common stock that will be calculated based on the market value of GE common stock shortly before the completion of the merger.

    At the special meeting, you will be asked to approve and adopt the Merger Agreement. A majority of the votes entitled to be cast at the special meeting must vote for approval and adoption of the Merger Agreement for the merger to be completed. If the Merger Agreement is approved and all other conditions described in the Merger Agreement have been met or, where permissible, waived, the merger is expected to occur as soon as possible after the special meeting.

    AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF MARQUETTE AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT MARQUETTE SHAREHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT. YOUR BOARD OF DIRECTORS HAS RECEIVED THE WRITTEN OPINION OF ROBERT W. BAIRD & CO. INCORPORATED THAT THE CONSIDERATION TO BE RECEIVED BY MARQUETTE'S SHAREHOLDERS IN THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS.

    Under Wisconsin law, holders of Marquette Common Stock are not entitled to appraisal rights in connection with the merger.

    The accompanying Proxy Statement/Prospectus describes the terms and conditions of the Merger Agreement and includes, as Annex I, a complete text of the Merger Agreement. I urge you to read the enclosed materials carefully for a complete description of the merger. Whether or not you plan to attend the special meeting in person and regardless of the number of shares you own, please complete, sign, date and return the enclosed proxy card as promptly as possible. We look forward to seeing you at the special meeting.

                                          Sincerely,

                                                      [SIGNATURE]
                                          Michael J. Cudahy
                                          CHAIRMAN OF THE BOARD

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of GE Common Stock to be issued under this Proxy Statement/Prospectus or determined if this Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

  This Proxy Statement/Prospectus is dated October 16, 1998 and is first being mailed to shareholders on or about October 19, 1998.

                        MARQUETTE MEDICAL SYSTEMS, INC.
                             8200 WEST TOWER AVENUE
                           MILWAUKEE, WISCONSIN 53223
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 20, 1998

TO THE SHAREHOLDERS OF MARQUETTE MEDICAL SYSTEMS, INC.:

    A Special Meeting of Shareholders (the "Special Meeting") of Marquette Medical Systems, Inc., a Wisconsin corporation ("Marquette"), will be held on Friday, November 20, 1998, at Marquette's offices located at 8200 West Tower Avenue, Milwaukee, Wisconsin, commencing at 9:00 a.m., local time, for the following purposes:

        (1) To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of September 20, 1998 (the "Merger Agreement") among General Electric Company, a New York corporation ("GE"), Emerald Merger Corp., a Wisconsin corporation and a wholly owned subsidiary of GE ("Sub"), and Marquette, a copy of which is attached as Annex I to the Proxy Statement/Prospectus accompanying this notice. The Merger Agreement provides for the merger of Sub with and into Marquette (the "Merger"), resulting in Marquette becoming a wholly owned subsidiary of GE. In the Merger, each Marquette shareholder will be entitled to receive, in exchange for each Marquette Common Share, par value $.10 per share (the "Marquette Common Stock"), held by such shareholder, that number of shares of common stock, par value $.16 per share, of GE (the "GE Common Stock") as shall be determined by dividing $45.00 by the Average GE Share Price (as defined below) (the "Merger Consideration"). The "Average GE Share Price" is defined as the average of the last sale price per share of GE Common Stock on The New York Stock Exchange, Inc. Composite Tape for the 10 consecutive trading days ending on the trading day which is five days prior to the closing date of the Merger.

        (2) To consider and transact such other business as may properly be brought before the Special Meeting or any adjournment thereof.

    AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER CONSIDERATION IS FAIR TO AND IN THE BEST INTERESTS OF MARQUETTE AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF MARQUETTE HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING. You are urged to read the accompanying Proxy Statement/ Prospectus carefully for a description of the Merger Agreement.

    Under Wisconsin law, holders of Marquette Common Stock are not entitled to appraisal rights in connection with the Merger.

    Only holders of Marquette Common Stock of record at the close of business on October 13, 1998 will be entitled to notice of, and to vote at, the Special Meeting. A list of the holders of Marquette Common Stock entitled to vote at the Special Meeting will be open for examination, during ordinary business hours, at Marquette's principal offices beginning two business days after delivery of this Notice.

                                          By Order of the Board of Directors,

                                                       [LOGO]
                                          Gordon W. Petersen
                                          SECRETARY

Milwaukee, Wisconsin
October 16, 1998

    Whether or not you plan to attend the Special Meeting, please complete, sign, date and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Shareholders who attend the Special Meeting may revoke their proxies and vote in person if they desire. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARDS AT THIS TIME. Do not send in your stock certificates until you receive a letter of transmittal.

                               TABLE OF CONTENTS

SUMMARY...................................................................     1
  The Companies...........................................................     1
  What You Will Receive in the Merger.....................................     2
  The Special Meeting.....................................................     2
  Shareholder Agreement...................................................     2
  Reasons for the Merger..................................................     2
  Interests of Certain Persons in the Merger..............................     3
  Treatment of Stock Options in the Merger................................     4
  Regulatory Approvals....................................................     4
  Conditions to the Merger................................................     4
  Termination of the Merger Agreement.....................................     5
  Termination Fee.........................................................     5
  No Solicitation of Competing Transactions...............................     5
  Stock Option Agreement..................................................     5
  Appraisal Rights........................................................     5
  Material Federal Income Tax Consequences................................     5
  Forward-Looking Statements May Prove Inaccurate.........................     5

SUMMARY SELECTED FINANCIAL DATA...........................................     7
  Selected Historical Financial Data of Marquette.........................     7
  Selected Historical Financial Data of GE................................     8
  Significant Factors Affecting Operating Results.........................     8
  Comparative Per Share Data..............................................     9
  Comparative Market Price Data...........................................    10

THE SPECIAL MEETING.......................................................    12
  General.................................................................    12
  Matters to Be Considered at the Special Meeting.........................    12
  Voting and Proxies......................................................    12
  Solicitation of Proxies.................................................    13

THE MERGER................................................................    13
  Background of the Merger................................................    13
  Reasons for the Merger; Recommendation of the Marquette Board of
    Directors.............................................................    15
  Interests of Certain Persons in the Merger; Conflicts of Interest.......    16
  Opinion of Robert W. Baird & Co. Incorporated...........................    18
  Form of the Merger......................................................    22
  Merger Consideration....................................................    22
  Effective Time..........................................................    23
  Procedures for Exchange of Marquette Common Stock Certificates..........    23
  Anticipated Accounting Treatment........................................    24
  Certain Other Effects of the Merger.....................................    24
  Forward-Looking Statements May Prove Inaccurate.........................    25
  Material Federal Income Tax Consequences................................    25
  Appraisal Rights........................................................    26

THE MERGER AGREEMENT......................................................    26
  Certain Representations and Warranties..................................    26
  Certain Covenants and Agreements........................................    27
    Conduct of Business of Marquette......................................    27
    No Solicitation.......................................................    28

    Stock Option Plans....................................................    29
    Indemnification; Directors' and Officers' Insurance...................    30
    Conditions Precedent to the Merger....................................    30
    Termination...........................................................    32
    Fees and Expenses.....................................................    33
    Amendment; Waiver.....................................................    35

THE STOCK OPTION AGREEMENT................................................    35

SHAREHOLDER AGREEMENT.....................................................    37
  Covenants...............................................................    37
  Termination.............................................................    38

REGULATORY MATTERS........................................................    38

COMPARISON OF RIGHTS OF MARQUETTE SHAREHOLDERS AND GE SHAREHOLDERS........    38
  Authorized Capital Stock................................................    39
  Shareholder Voting Rights Generally.....................................    39
  Shareholder Voting in Certain Significant Transactions..................    39
  Special Meetings of Shareholders; Consent to Actions of Shareholders in
    Lieu of Meeting.......................................................    40
  Business Combinations...................................................    41
  Business Conducted at Shareholders' Meetings............................    42
  Dividends...............................................................    42
  Dissenters' Appraisal Rights............................................    42
  Warrants or Options.....................................................    42
  Number and Term of Directors............................................    42
  Election of Directors...................................................    43
  Classification of the Board of Directors................................    43
  Removal of Directors....................................................    43
  Statutory Shareholder Liability.........................................    44
  Indemnification.........................................................    44
  Transactions with Interested Directors..................................    45
  Shareholder Rights Agreement............................................    45

DESCRIPTION OF GE'S CAPITAL STOCK.........................................    47

LEGAL MATTERS.............................................................    47

EXPERTS...................................................................    47

FUTURE SHAREHOLDER PROPOSALS..............................................    48

WHERE YOU CAN FIND MORE INFORMATION.......................................    48

LIST OF DEFINED TERMS.....................................................    50

ANNEX I             Agreement and Plan of Merger
ANNEX II            Opinion of Robert W. Baird & Co. Incorporated
ANNEX III           Stock Option Agreement
ANNEX IV            Shareholder Agreement

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGE 48). FOR THE LOCATION OF DEFINITIONS OF CAPITALIZED TERMS USED IN THIS PROXY STATEMENT/PROSPECTUS, PLEASE SEE "LIST OF DEFINED TERMS" (PAGE 50). WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO MORE COMPLETE DESCRIPTIONS OF THE TOPICS PRESENTED IN THIS SUMMARY.

    IN THE MERGER, EMERALD MERGER CORP., A NEWLY FORMED SUBSIDIARY OF GE, WILL MERGE WITH AND INTO MARQUETTE. MARQUETTE WILL BE THE SURVIVING CORPORATION IN THE MERGER AND WILL BECOME A WHOLLY OWNED SUBSIDIARY OF GE. YOU WILL RECEIVE GE COMMON STOCK IN EXCHANGE FOR YOUR SHARES OF MARQUETTE COMMON STOCK.

    THE MERGER AGREEMENT IS ATTACHED AS ANNEX I TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT, AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

                                 THE COMPANIES

MARQUETTE MEDICAL SYSTEMS, INC.
8200 West Tower Avenue
Milwaukee, Wisconsin 53223
(414) 355-5000

    Marquette is a worldwide leader in the development and manufacture of medical equipment and integrated systems for patient monitoring and diagnostic cardiology applications. Marquette also develops clinical information systems, designed to be integrated with medical equipment, consisting of hardware and software used by integrated health care delivery networks and individual hospitals to electronically acquire, record, store, analyze and distribute patient medical data.

GENERAL ELECTRIC COMPANY
3135 Easton Turnpike
Fairfield, Connecticut 06431-000
(203) 373-2211

    GE is one of the largest and most diversified industrial corporations in the world. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies or services that have broadened considerably the scope of its activities.

    GE's products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; and engineered materials, such as plastics, silicones and superabrasive industrial diamonds.

    GE's services include product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and computer-related information services. Through its affiliate, the National Broadcasting Company, Inc., GE delivers network television services, operates television stations, and provides cable programming and distribution services. Through another affiliate, General Electric Capital Services, Inc., GE offers a broad array of financial and other services, including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, specialty insurance and reinsurance, and satellite communications.

EMERALD MERGER CORP.
3135 Easton Turnpike
Fairfield, Connecticut 06431-0001
(203) 373-2211

    Emerald Merger Corp. is a company formed by GE on September 18, 1998 solely for use in the merger.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 22)

    If the Merger Agreement is approved and adopted and the merger is consummated, you will receive, for each share of Marquette Common Stock you own immediately prior to the merger, approximately $45.00 worth of GE Common Stock. You will also receive cash instead of fractional shares of GE Common Stock. The number of shares of GE Common Stock you will receive will be determined by dividing $45.00 by the "average GE share price." The "average GE share price" is the average of the last sale price per share of GE Common Stock on the NYSE Composite Tape for the 10 consecutive trading days ending on the trading day which is five days prior to the date on which the merger occurs. The last sale price of GE Common Stock at the time of completion of the merger may be higher or lower than the "average GE share price" and, as a result, the value at that time of the shares of GE Common Stock to be received by you may be more or less than $45 per Marquette share.

EXAMPLE: IF YOU OWN 100 SHARES OF MARQUETTE COMMON STOCK WHEN THE MERGER IS CONSUMMATED AND IF THE "AVERAGE GE SHARE PRICE" IS $82 (FOR PURPOSES OF THIS EXAMPLE ONLY), THEN AFTER THE MERGER YOU WOULD BE ENTITLED TO RECEIVE 54 SHARES OF GE COMMON STOCK, PLUS $73.80 IN CASH IN LIEU OF FRACTIONAL SHARES.

    If the Marquette special meeting occurs prior to the end of the period during which the "average GE share price" is determined, the number of shares of GE Common Stock issuable for each share of Marquette Common Stock may not be known at the time you vote on the merger. You may call, toll-free, (800) 507-9357 for information concerning the estimated number of shares of GE Common Stock that will be issued in exchange for your Marquette Common Stock.

THE SPECIAL MEETING (PAGE 12)

    At the special meeting, the holders of Marquette Common Stock will be asked to approve and adopt the Merger Agreement. The close of business on October 13, 1998 is the record date for determining if you are entitled to vote at the special meeting. At that date, there were 18,348,292 shares outstanding. Each share is entitled to one vote at the special meeting. The vote of a majority of the shares entitled to be cast is required to approve and adopt the Merger Agreement. On the record date, directors and executive officers of Marquette owned and had the right to vote 3,924,494 shares of Marquette Common Stock (approximately 21.4% of the shares of Marquette Common Stock then outstanding).

SHAREHOLDER AGREEMENT (PAGE 37)

    As a condition to GE's willingness to enter into the Merger Agreement, GE entered into a Shareholder Agreement with Michael J. Cudahy, Chairman of the Board of Marquette. Mr. Cudahy has agreed, without any additional consideration being paid to him, to vote all of his shares in favor of the merger. As of the record date, Mr. Cudahy owned and had the right to vote a total of 3,262,588 shares of Marquette Common Stock, approximately 17.8% of the total shares outstanding on the record date.

REASONS FOR THE MERGER (PAGE 15)

    The Marquette Board unanimously approved the Merger Agreement and the merger and recommends that you vote to approve and adopt the Merger Agreement. The Marquette Board believes that the merger is in the best interests of Marquette and its shareholders. In reaching its decision, the Marquette Board considered a number of factors, including the following:

    - the strategic benefits of the merger, including the complementary product lines of Marquette and GE Medical Systems, a division of GE, which will give the combined company a broader range of products to offer to customers;

    - the results of operations, financial condition, competitive position and prospects of Marquette and GE, both on an historical and future basis and as separate and combined entities;

    - the written opinion of Robert W. Baird & Co. Incorporated to the effect that, as of the date of such opinion, the merger consideration is fair, from a financial point of view, to the holders of Marquette Common Stock (other than GE and its affiliates). The full text of Baird's opinion is attached as Annex II to this document, and you are urged to read it carefully and in its entirety. See page 18;

    - the Marquette Board's belief that the analyses of Baird supported the Marquette Board's conclusion that the merger consideration is fair, from a financial point of view, to, and is in the best interests of, the Marquette shareholders, both in terms of the immediate financial consideration to be received and the potential for future appreciation in value of the GE Common Stock;

    - the trading prices and volumes (as well as prospects for future growth in value) of Marquette Common Stock (with Marquette as a stand-alone entity);

    - the opportunity for Marquette's shareholders to become shareholders of GE, which the Marquette Board viewed as a large, diversified and stable organization;

    - the price certainty of the proposed merger--$45.00 per share regardless of stock market fluctuations prior to the closing of the merger;

    - the benefits of the merger to Marquette's employees, customers and the communities in which Marquette operates; and

    - the structure of the merger, which is intended to permit Marquette shareholders to exchange their Marquette Common Stock for GE Common Stock on a tax-free basis, except to the extent that they receive cash for fractional shares. See "THE MERGER--Material Federal Income Tax Consequences." (page 25)

    To review Marquette's reasons for the merger in greater detail, see "THE MERGER--Reasons for the Merger; Recommendation of the Marquette Board of Directors." (page 15)

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 16)

    In considering the recommendation of the Marquette Board regarding the merger, you should be aware of the interests which executive officers and directors of Marquette have in the merger that are different from your and their interests as shareholders.

    At October 13, 1998, an aggregate of approximately 863,659 shares of Marquette Common Stock were subject to options granted to executive officers and directors of Marquette under various stock option plans. At the time of completion of the merger, each stock option will become an option to purchase shares of GE Common Stock.

    At the time of signing the Merger Agreement, Michael J. Cudahy, Chairman of the Board of Marquette, and GE entered into a consulting agreement in which Mr. Cudahy agreed to act as an advisor to GE and not to compete with the medical businesses of Marquette or GE during the period Mr. Cudahy acts as an advisor and for one year after such period. As compensation to Mr. Cudahy, GE will pay him $200,000 per year for three years.

    After consultation with GE, Marquette entered into retention agreements with each of the executive officers of Marquette, except Mr. Cudahy, including Steven
G. Books, Gary Close, Mary M. Kabacinski, Gerald J. Lentz, Kevin Lindsey, Frederick A. Robertson and Louis P. Scafuri. Under each of these agreements, if the merger with GE is completed, Marquette will pay the executive a retention bonus if the executive remains employed by Marquette for one year following completion of the merger. If the executive's employment is terminated without cause or due to death or disability within the first year following completion of the merger, Marquette will pay the executive a pro rata portion of such retention bonus and, in the case of termination without cause, the executive will receive a severance payment. In addition, if the executive remains employed by Marquette for one year following completion of the merger or if the employment of the executive is terminated without cause or due to death or disability, the unexercisable stock options then held by the executive will become exercisable. The retention agreements also provide that Marquette will not reduce the base salary or target bonus of any of the executives. As part of these arrangements, the executives have agreed not to compete with the medical businesses of Marquette and GE for a specified period after completion of the merger.

    The Marquette Board recognized all the interests described above and concluded that these interests did not detract from the fairness of the merger to the holders of Marquette Common Stock who are not executive officers or directors of Marquette. Please refer to pages 16 through 18 for more information concerning retention incentives and severance arrangements for Marquette's executive officers and directors.

TREATMENT OF STOCK OPTIONS IN THE MERGER (PAGE 29)

    At the time of completion of the merger, each employee stock option and each director stock option will become an option to purchase shares of GE Common Stock. The number of shares of GE Common Stock that will become subject to each such stock option will be the same as the number of shares of GE Common Stock into which the shares of Marquette Common Stock subject to such stock option would have been converted had they been outstanding at the time of completion of the merger. The per share exercise price of each such stock option will be adjusted at the time of completion of the merger so that the aggregate exercise price for all shares subject to such stock option does not change as a result of the merger. In addition, these stock options will be modified to become exercisable at certain specified times or upon the happening of certain specified events after completion of the merger.

REGULATORY APPROVALS (PAGE 38)

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits Marquette and GE from completing the merger until Marquette and GE have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. The waiting period may be extended by requests for additional information. On October 6, 1998, GE and Marquette filed the required notification and report forms with the FTC and the Antitrust Division.

CONDITIONS TO THE MERGER (PAGE 30)

    GE and Marquette will not complete the merger unless a number of conditions are satisfied or waived by them. These include the following:

    - the holders of a majority of the shares of Marquette Common Stock must approve and adopt the Merger Agreement;

    - the shares of GE Common Stock to be issued in the merger and not previously listed must be authorized for listing on the New York Stock Exchange;

    - the waiting period applicable to the merger under the HSR Act must come to an end or be terminated;

    - the relevant governmental authorities and other third parties must approve the merger;

    - there must be no law, injunction or order that prohibits the merger;

    - Marquette, GE and Emerald Merger Corp. must perform all of their obligations under the Merger Agreement;

    - GE and Marquette must each certify to the other that its representations and warranties contained in the Merger Agreement are true and correct;

    - GE and Marquette each must receive an opinion from tax counsel that, among other things, the merger will qualify for U.S. federal income tax purposes as a tax-free reorganization;

    - Marquette and GE must each certify that there has been no material adverse change in their respective companies;

    - Marquette and GE must take all action necessary to implement the provisions in the Merger Agreement relating to Marquette stock options; and

    - GE must receive an agreement from any person who may be deemed to be an affiliate of Marquette pursuant to Rule 145 under the Securities Act of 1933, stating that such affiliate will comply with Rules 144 and 145 under the Securities Act.

The party entitled to the benefit of some of these conditions may waive these conditions.

TERMINATION OF THE MERGER AGREEMENT (PAGE 32)

    Marquette and GE can agree at any time to terminate the Merger Agreement without completing the merger, and the Merger Agreement may be terminated by either company if any of the following occurs:

    - either party materially breaches any of its representations, warranties or obligations under the Merger Agreement and does not cure such breach within 5 business days of receiving notice of it;

    - the merger is not completed by April 30, 1999;

    - a court or other governmental authority permanently prohibits the merger;

    - the holders of Marquette Common Stock do not approve the merger; or

    - Marquette enters into an agreement to effect a more favorable competing offer (subject to certain conditions).

    In addition, GE may terminate the Merger Agreement if the Marquette Board changes its recommendation in favor of the merger, recommends in favor of a business combination other than the merger with GE or fails to recommend against the acceptance of any tender offer or exchange offer for Marquette Common Stock.

TERMINATION FEE (PAGE 33)

    The Merger Agreement requires Marquette to pay GE a termination fee of $35 million under certain circumstances in connection with the termination of the Merger Agreement. The termination fee may discourage persons from making a competing offer for Marquette Common Stock.

NO SOLICITATION OF COMPETING TRANSACTIONS (PAGE 28)

    The Merger Agreement restricts Marquette's ability to entertain or encourage any alternative acquisition transactions with third parties beyond what is required by the Marquette Board's fiduciary duties. Marquette must promptly notify GE if it receives offers or proposals for any such alternative transactions.

STOCK OPTION AGREEMENT (PAGE 35)

    Also as a condition to GE's willingness to enter into the Merger Agreement, GE and Marquette entered into a Stock Option Agreement, whereby Marquette has granted to GE an option to purchase up to 3,643,066 shares (approximately 19.9%) of Marquette Common Stock at an exercise price of $45.00 per share, payable in cash. The option becomes exercisable by GE only if certain events occur. The Stock Option Agreement may discourage persons from making a competing offer for Marquette Common Stock.

APPRAISAL RIGHTS (PAGE 26)

    Marquette shareholders have no right to an appraisal of the value of their shares in connection with the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 25)

    It is a condition to the completion of the merger that Marquette and GE each receive an opinion of tax counsel. The opinion of tax counsel will conclude, among other things, that no gain or loss generally should be recognized by a Marquette shareholder for federal income tax purposes on the conversion of shares of Marquette Common Stock for shares of GE Common Stock. Federal income tax may be payable, however, on cash received by Marquette shareholders instead of fractional shares.

    TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS TO UNDERSTAND FULLY THE TAX CONSEQUENCES OF THE MERGER TO YOU. SEE "THE MERGER--MATERIAL FEDERAL INCOME TAX CONSEQUENCES." (PAGE 25)

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 25)

    GE and Marquette have made forward-looking statements in this document and in documents to which we have referred you. These statements are subject to risks and uncertainties, and there can be no assurance that such statements will prove to be correct. Forward-looking statements include assumptions as to how GE and Marquette may perform in the future. You will find many of these statements in the following sections:

    - "THE MERGER--Reasons for the Merger; Recommendation of the Marquette Board of Directors." (page 15)

    - "THE MERGER--Opinion of Robert W. Baird & Co. Incorporated." (page 18)

    Also, when we use words like "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. For those statements, GE and Marquette claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future results of GE and Marquette and could cause those results to differ materially from those expressed in our forward-looking statements. These factors include: materially adverse changes in economic conditions and in the markets served by GE and Marquette; regulatory, legal, economic and other changes in the health care industry environment generally; changes in the law or in the policies and practices related to governmental and third party reimbursements; and a significant delay in the expected completion of the merger.

                        SUMMARY SELECTED FINANCIAL DATA

    Marquette and GE are providing the following financial information to help you in your analysis of the financial aspects of the merger. The annual selected historical financial data presented below have been derived from the audited consolidated financial statements of each company. The interim selected historical financial data presented below have been derived from the unaudited consolidated financial statements of each company. As this information is only a summary, you should read it in conjunction with the historical financial statements (and related notes) of Marquette and GE contained in the annual reports and other information that Marquette and GE have filed with the Securities and Exchange Commission (the "Commission"). See "WHERE YOU CAN FIND MORE INFORMATION" on page 48.

    Marquette and GE report quarterly and annual earnings results using methods required by generally accepted accounting principles ("GAAP"). Marquette prepares its financial statements on the basis of a fiscal year beginning on May 1 and ending on April 30 and GE does so on the basis of a fiscal year beginning on January 1 and ending on December 31.

SELECTED HISTORICAL FINANCIAL DATA OF MARQUETTE
(Dollars in thousands, except per share data)

                                                                                   THREE MONTHS ENDED
                                       FISCAL YEARS ENDED APRIL 30,                     JULY 31,
                           -----------------------------------------------------  --------------------
                             1994       1995       1996       1997       1998       1997       1998
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 (AUDITED)                            (UNAUDITED)
OPERATING DATA:
  Net sales..............  $ 253,808  $ 342,176  $ 416,293  $ 543,317  $ 578,260  $ 132,069  $ 143,599
  Gross profit...........    131,621    175,046    201,346    269,162    290,619     67,808     71,203
  Operating income
    (loss)...............     27,983     33,896    (13,756)    38,924     49,672      9,184      9,050
  Interest expense.......        322      2,973      4,386      8,434      5,982      1,565      1,335
  Net income (loss)......     18,641     19,557    (24,868)    21,191     26,639      4,301      5,604
  Diluted weighted
    average number of
    shares...............     16,172     16,475     16,254     16,725     18,250     18,155     18,485
  Diluted net income
    (loss) per share.....  $    1.15  $    1.19  $   (1.53) $    1.27  $    1.46  $    0.24  $    0.30
  Cash dividends declared
    per share of common
    stock................     --         --         --         --         --         --         --

BALANCE SHEET DATA (AT
  PERIOD END):
  Working capital........  $ 109,560  $ 100,367  $ 133,197  $ 149,182  $ 162,227  $ 146,496  $ 165,776
  Total assets...........    203,180    264,865    431,718    428,332    459,360    440,753    467,217
  Long-term debt.........        102      8,112     81,254     57,000     37,500     52,500     30,000
  Shareholders' equity...    149,421    170,893    147,925    183,200    214,316    186,854    220,726

SELECTED HISTORICAL FINANCIAL DATA OF GE
(Dollars in millions, except per share data)

                                                                                             SIX MONTHS ENDED JUNE
                                           FISCAL YEARS ENDED DECEMBER 31,                            30,
                           ---------------------------------------------------------------  ------------------------
                              1993         1994         1995         1996         1997         1997         1998
                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                      (AUDITED)                                   (UNAUDITED)
GENERAL ELECTRIC COMPANY
  AND CONSOLIDATED
  AFFILIATES
  Revenues...............   $  55,701    $  60,109    $  70,028    $  79,179    $  90,840    $  42,154    $  47,696
  Earnings from
    continuing
    operations...........       4,184        5,915        6,573        7,280        8,203        3,839        4,341
  Earnings (loss) from
    discontinued
    operations...........         993       (1,189)      --           --           --           --           --
  Effect of accounting
    change...............        (862)      --           --           --           --           --           --
  Net earnings...........       4,315        4,726        6,573        7,280        8,203        3,839        4,341
  Dividends declared.....       2,229        2,546        2,838        3,138        3,535        1,704        1,953
  Earned on average share
    owners' equity.......        17.5%        18.1%        23.5%        24.0%        25.0%        25.3%        25.6%
  PER SHARE
    Earnings from
      continuing
      operations-basic...   $    1.22    $    1.73    $    1.95    $    2.20    $    2.50    $    1.17    $    1.33
    Earning (loss) from
      discontinued
      operations.........        0.29        (0.35)      --           --           --           --           --
    Effect of accounting
      change.............       (0.25)      --           --           --           --           --           --
    Net earnings-basic...        1.26         1.38         1.95         2.20         2.50         1.17         1.33
    Net
      earnings-diluted...        1.25         1.37         1.93         2.16         2.46         1.15         1.31
    Dividends declared...      0.6525        0.745        0.845         0.95         1.08         0.52         0.60
Total assets of
  continuing
  operations.............     166,413      185,871      228,035      272,402      304,012      278,897      318,882
  Long-term borrowings...      28,194       36,979       51,027       49,246       46,603       46,792       48,764
  Shares
    outstanding--average
    (in thousands).......    3,415,958   3,417,476     3,367,624    3,307,394    3,274,692    3,278,713    3,268,224

SIGNIFICANT FACTORS AFFECTING OPERATING RESULTS

    Sometimes financial results reported in accordance with GAAP include unusual or infrequent events and factors which are not expected to occur regularly in the future. Examples of these events and factors include gains or losses on the sale of businesses, the costs of completing major acquisitions and of other business development activities, and the costs of business restructurings. Certain unusual or infrequent events and transactions, as well as other significant factors and trends, which may be helpful in understanding the past performance and future prospects of Marquette and GE, are described briefly below. The following discussion should be read with the "SUMMARY SELECTED FINANCIAL DATA" of Marquette and GE included on the previous pages and with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Marquette and GE that are contained in the annual reports and other information that Marquette and GE have filed with the Commission. See "WHERE YOU CAN FIND MORE INFORMATION" on page 48.

    MARQUETTE. In considering the Selected Historical Financial Data of Marquette, you should be aware that:

    - data are presented on the basis of a fiscal year which ends on April 30;

    - both operating income and net income in fiscal 1996 included certain non-recurring charges. In fiscal 1996, Marquette acquired E for M Corporation. This acquisition was accounted for as a purchase and approximately $35.7 million of the purchase price was allocated to in-process research and development and was written-off immediately. In addition, in fiscal 1996 Marquette initiated a restructuring of its worldwide operations and took a non-recurring restructuring charge of approximately $4.0 million, or approximately $2.5 million net-of-tax effect. Operating income in fiscal 1996 before non-recurring charges was approximately $25.9 million and net income in fiscal 1996 before non-recurring charges was approximately $13.3 million, or $0.82 per share of Marquette Common Stock; and

    - in fiscal year 1997 Marquette issued and sold, through an underwritten public offering, 1,373,422 shares of Marquette Common Stock at a net price of $17.37 per share.

    GE. In considering the Selected Historical Financial Data of GE, you should be aware that:

    - the consolidated financial statements represent the adding together of all affiliates--companies that GE directly or indirectly controls;

    - results of associated companies--generally companies that are 20% to 50% owned by GE and over which GE, directly or indirectly, has significant influence--are included in the financial statements on a "one-line" basis;

    - discontinued operations reflect the results of Kidder, Peabody, a securities broker-dealer wholly owned by GE in 1994 and 1993, and the results of GE's Aerospace businesses in 1993;

    - the 1993 accounting change represents the adoption of SFAS No. 112, EMPLOYERS' ACCOUNTING FOR POSTEMPLOYMENT BENEFITS; and

    - the consolidated financial statements have also been restated to reflect a two-for-one stock split, which took effect on April 28, 1997.

COMPARATIVE PER SHARE DATA

    The following tables present historical per share data of Marquette and GE. The data presented below should be read in conjunction with the historical financial statements of Marquette and GE incorporated by reference in this document. Only the earnings per share data are calculated using the diluted weighted average of shares outstanding. Because the number of shares of GE Common Stock to be issued in the merger will not be known until five business days prior to the completion of the merger, Marquette equivalent per share data cannot be computed at this time. That information will be available via telephone, toll-free, at (800) 507-9357. Hypothetical Marquette equivalent per share data is presented below using the closing sale price of a share of GE Common Stock on October 15, 1998 which was $82 and a resulting hypothetical exchange ratio of .549. The hypothetical Marquette equivalent per share data was calculated by multiplying the actual GE per share data by the hypothetical exchange ratio of .549.

                                                        THREE MONTHS ENDED   FISCAL YEAR ENDED
                                                           JULY 31, 1998      APRIL 30, 1998
                                                        -------------------  -----------------
MARQUETTE HISTORICAL:

Earnings per share, diluted...........................       $    0.30           $    1.46
Dividends per share, net..............................          --                  --
Book value per share..................................           12.30               11.97


                                                         SIX MONTHS ENDED    FISCAL YEAR ENDED
                                                           JUNE 30, 1998     DECEMBER 31, 1997
                                                        -------------------  -----------------
GE HISTORICAL:

Earnings per share, diluted...........................       $    1.31           $    2.46
Dividends per share, net..............................            0.60                1.08
Book value per share..................................           10.89               10.52

HYPOTHETICAL MARQUETTE EQUIVALENT:

Earnings per share, diluted...........................       $    0.72           $    1.35
Dividends per share, net..............................            0.33                0.59
Book value per share..................................            5.98                5.78

COMPARATIVE MARKET PRICE DATA

    The following tables present certain historical trading and dividend declaration information for the Marquette Common Stock and GE Common Stock.

                                                                               MARQUETTE COMMON
                                                                                    STOCK
                                                                                    (IN $)
                                                                              ------------------
                                                                               HIGH        LOW
                                                                              -------    -------
FISCAL 1999
  Second Quarter (through October 15)........................................  44 1/4     22 3/4
  First Quarter..............................................................  28 1/2     24
FISCAL 1998
  Fourth Quarter.............................................................  29         24 3/4
  Third Quarter..............................................................  28 1/4     22 1/4
  Second Quarter.............................................................  31 3/4     23
  First Quarter..............................................................  28 1/2     19 7/8
FISCAL 1997
  Fourth Quarter.............................................................  21 3/4     18 3/8
  Third Quarter..............................................................  22 3/8     14 3/4
  Second Quarter.............................................................  18 1/2     15 1/2
  First Quarter..............................................................  18 3/4     15 3/4

                                                                                GE COMMON STOCK
                                                                                     (IN $)
                                                                        --------------------------------
                                                                        HIGH(A)    LOW(A)      DIV(A)
                                                                        -------    -------   -----------
1998
  Fourth Quarter (through October 15)..................................  82 15/16   68 7/8       --
  Third Quarter........................................................  96 7/8     72 5/8         0.30
  Second Quarter.......................................................  92         80 11/16       0.30
  First Quarter........................................................  87 5/8     70 1/4         0.30
1997
  Fourth Quarter.......................................................  76 9/16    59             0.30
  Third Quarter........................................................  74 5/8     61 5/16        0.26
  Second Quarter.......................................................  68 1/4     48 9/16        0.26
  First Quarter........................................................  54 3/16    47 15/16       0.26
1996
  Fourth Quarter.......................................................  53 1/16    45 1/4         0.26
  Third Quarter........................................................  46         38 15/16       0.23
  Second Quarter.......................................................  44 1/16    37 1/16        0.23
  First Quarter........................................................  40 1/4     34 3/4         0.23

------------------------

(a) The per share amounts above reflect the 2-for-1 stock split effective on April 28, 1997.

    GE Common Stock is principally traded in the United States on the New York Stock Exchange under the symbol "GE." Marquette Common Stock is currently traded on the Nasdaq National Market ("Nasdaq") under the symbol "MARQ."

    Marquette has never paid cash dividends and has no plans to do so in the future.

    GE declared dividends of $3.535 billion in fiscal year 1997, or approximately 43% of GE's 1997 consolidated earnings. Per share dividends declared of $1.08 in fiscal year 1997 increased 14% from 1996, its 22nd consecutive annual increase. Following the merger, payment of cash dividends by GE in respect of

GE Common Stock will depend on GE's financial condition, results of operations and any other factor GE's Board of Directors may consider relevant.

    At year-end 1997, GE had purchased and placed into treasury a total of 244 million shares having an aggregate cost of $9.9 billion under a share repurchase program begun in December 1994. In December 1997, GE's Board of Directors increased the authorization to repurchase GE Common Stock to $17 billion and authorized the program to continue through 1999. Such shares are from time to time reissued upon the exercise of employee stock options, conversion of convertible securities and for other corporate purposes. GE intends to continue repurchases of shares in the ordinary course under its ongoing repurchase program between the date of this document and the Merger, and during the valuation period for the Merger.

    Set forth below are the last reported sale price of GE Common Stock and bid price for Marquette Common Stock on September 18, 1998, the last trading day prior to the public announcement of the execution of the Merger Agreement, and on October 15, 1998, the last trading day prior to the date of this Proxy Statement/Prospectus, as reported on the NYSE Composite Tape and on Nasdaq, respectively.

                                                                        SEPTEMBER  OCTOBER
                                                                          18,        15,
                                                                         1998       1998
                                                                        -------    -------
GE Common Stock......................................................   $77 7/8    $82
Marquette Common Stock...............................................   $27 3/8    $44 1/8

                              THE SPECIAL MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Marquette Board") of Marquette Medical Systems, Inc. ("Marquette") for use at the special meeting of Marquette shareholders (the "Special Meeting"). This Proxy Statement/ Prospectus, the attached Notice of Shareholders' Meeting and the enclosed form of proxy are first being mailed to shareholders of Marquette on or about October 19, 1998.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the Special Meeting, holders of Common Shares, par value $.10 per share (the "Marquette Common Stock"), of Marquette will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of September 20, 1998 (the "Merger Agreement") among General Electric Company ("GE"), Emerald Merger Corp., a wholly owned subsidiary of GE ("Sub"), and Marquette. Pursuant to the terms of the Merger Agreement, Sub will be merged with and into Marquette (the "Merger"), resulting in Marquette becoming a wholly owned subsidiary of GE.

    AFTER CAREFUL CONSIDERATION, THE MARQUETTE BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF MARQUETTE AND ITS SHAREHOLDERS. THE MARQUETTE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF MARQUETTE COMMON STOCK VOTE TO APPROVE AND ADOPT IT AT THE SPECIAL MEETING.

VOTING AND PROXIES

    The Marquette Board has fixed the close of business on October 13, 1998 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Special Meeting. At that date, there were outstanding 18,348,292 shares of Marquette Common Stock, the holders of which will be entitled to one vote per share on each matter submitted to the Special Meeting. No other voting securities of Marquette are outstanding.

    The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote constitutes a quorum for the transaction of business at the Special Meeting. If a quorum should not be present, the Special Meeting may be adjourned from time to time until a quorum is obtained. Assuming a quorum is present, the vote of a majority of the outstanding shares of Marquette Common Stock entitled to be cast at the Special Meeting is required to approve and adopt the Merger Agreement.

    As of October 13, 1998, Michael J. Cudahy, Chairman of the Board of Marquette, owned and held the power to vote 3,262,588 shares of Marquette Common Stock, representing 17.8% of the outstanding shares on the record date. As a condition to GE's willingness to enter into the Merger Agreement, Mr. Cudahy has agreed, pursuant to a Shareholder Agreement dated as of September 20, 1998 (the "Shareholder Agreement"), and without any additional consideration being paid to him, among other things, to vote all of his shares of Marquette Common Stock in favor of approving and adopting the Merger Agreement at the Special Meeting.

    Shares of Marquette Common Stock represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions indicated on such proxies or, if no instructions have been indicated, will be voted for approval and adoption of the Merger Agreement and in the best judgment of the individuals named in the accompanying proxy on any other matters which may properly come before the Special Meeting. Any proxy may be revoked by the shareholder giving it, at any time prior to its being voted, by filing a notice of revocation or a duly executed proxy bearing a later date with the Secretary of Marquette at the address given on the Notice of Shareholders' Meeting accompanying this Proxy Statement/Prospectus. Any proxy may also be revoked by the shareholder's attendance at the Special Meeting and voting in person. A notice of revocation need not be on any specific form. Abstentions may be specified with respect to the approval and adoption of the Merger Agreement by properly marking the "ABSTAIN" box on the proxy for such proposal, and will be counted as present for the purpose of determining the existence of a quorum. Under the rules of the National Association of Securities Dealers, Inc. (the "NASD"), while brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners, brokers will not be entitled to vote on the approval and adoption of the Merger Agreement without instructions. Brokers who do not receive instructions but who are present, in person or by proxy, at the Special Meeting will be counted as present for quorum purposes (a "broker nonvote"). Abstentions and broker nonvotes will have the same effect as a vote against the approval and adoption of the Merger Agreement at the Special Meeting.

SOLICITATION OF PROXIES

    Proxies are being solicited by and on behalf of the Marquette Board. GE and Marquette will share equally all expenses related to printing, filing and mailing the Proxy Statement/Prospectus and all the Commission and other regulatory filing fees incurred in connection with the Proxy Statement/Prospectus. See "THE MERGER AGREEMENT--Expenses." In addition to soliciting proxies by mail, officers, directors and employees of Marquette, without receiving additional compensation therefor, may solicit proxies by telephone, telegraph, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Marquette Common Stock held of record by such persons, and GE and Marquette will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                   THE MERGER

BACKGROUND OF THE MERGER

    From time to time over the years, GE Medical Systems, a division of GE, and Marquette have discussed the possibility of forming strategic alliances or otherwise engaging in corporate transactions.

    In July 1998, Michael J. Cudahy, Chairman of the Board of Marquette, contacted Jeffrey R. Immelt, President of GE Medical Systems, to discuss the possibility of cooperative efforts in the development of a cardiology reading station for a common customer. At a meeting on July 27, 1998 in Milwaukee, Wisconsin, Mr. Immelt suggested to Mr. Cudahy that, because of the synergy of each company's product lines with those of the other and little overlap, the possibility of GE acquiring Marquette should be explored.

    On August 17, 1998, Mr. Immelt and Mr. Cudahy met again. At that meeting, Mr. Immelt told Mr. Cudahy that GE was interested in a merger of the two organizations for the reasons previously discussed. Mr. Cudahy replied that other companies had from time to time expressed an interest in acquiring Marquette but he believed that GE would make a better partner because of the synergy and product fit.

    On August 18, 1998, Dr. Frederick A. Robertson, Marquette's Chief Executive Officer, met with Mr. Immelt. They exchanged views regarding each company's products, the market segments they address and the synergies that a merger would bring. They also compared company cultures and the role that Mr. Cudahy has played in the growth and direction of Marquette.

    On August 27, 1998, Mr. Immelt and Mr. Cudahy met again and discussed the possible financial terms of a merger. Mr. Immelt asked Mr. Cudahy to meet with John F. Welch, Jr., Chairman of the Board and Chief Executive Officer of GE, to carry on further discussions.

    On September 11, 1998, Mr. Cudahy, Mr. Immelt and Mr. Welch met at Mr. Welch's office in New York City. At this meeting, they discussed the complementary nature of Marquette's business and GE Medical System's business and the favorable impact of a merger on the customers of Marquette and of GE Medical Systems. Mr. Welch and Mr. Cudahy also preliminarily agreed to pursue a merger providing for a price of $45 per share of Marquette stock. Mr. Welch also requested that Mr. Cudahy serve as an advisor to GE following consummation of a merger. In the morning on September 11, 1998, the Board of Directors of GE had authorized the general terms for the acquisition of Marquette.

    On September 14, 1998, Mr. Cudahy, Dr. Robertson and other Marquette representatives, including Melvin S. Newman, Marquette's counsel, met with Mr. Immelt and other GE representatives, including J. Keith Morgan, Vice President and General Counsel of GE Medical Systems. Mr. Morgan outlined GE's proposed structure of the transaction. Mr. Morgan said that GE would require certain protections with respect to the merger, including a termination fee, an option to purchase Marquette stock directly from Marquette upon the occurrence of certain events and the execution by Mr. Cudahy of an agreement obliging him to vote his shares in support of the merger. Mr. Morgan stated that GE's attorneys were in the process of preparing a draft merger agreement and related agreements which were expected to be available for review the next day. GE and Marquette also executed and delivered a confidentiality agreement in anticipation of GE's "due diligence" review of Marquette.

    On September 15, 1998, GE's counsel sent an initial draft merger agreement and certain related documents to Marquette's counsel.

    Commencing on September 15, 1998 and continuing through September 19, 1998, representatives of GE and its legal advisors met with senior Marquette officers and undertook a due diligence investigation of Marquette. In that connection, GE received from, and discussed with, Marquette certain business, personnel, legal and financial information relating to Marquette and visited certain facilities of Marquette. Also, between September 17 and September 19, 1998, representatives and outside legal advisors of GE and Marquette met at the Chicago offices of GE counsel to negotiate the specific terms of the proposed business combination.

    On September 17, 1998, the Marquette Board met to consider the GE proposal. Marquette's counsel reviewed the draft merger agreement and related agreements and the proposal was discussed at length. The Marquette Board ratified the selection of Robert W. Baird & Co. Incorporated ("Baird") to prepare and deliver an opinion, if requested, as to whether or not the consideration proposed to be paid to Marquette shareholders in any proposed transaction was fair to such shareholders from a financial point of view. Marquette's counsel reviewed with the directors their duties under Wisconsin law as it related to the proposed transaction. Representatives of Baird reviewed certain financial information regarding Marquette and GE and the methodology to be used in the preparation of the opinion to be delivered by Baird. It was agreed that the Marquette Board would reconvene when the terms of the merger had been fully agreed by the management of both companies and the merger documents could be reviewed in final form.

    On September 20, 1998, a meeting of the Marquette Board was held at which the final terms of and conditions to the proposed merger (which terms and conditions are summarized below under "THE MERGER AGREEMENT") were presented by Marquette's counsel. Baird made a presentation outlining its financial analyses of the proposed financial terms of the merger and delivered its opinion to the effect that, as of the date of such opinion, the consideration to be paid pursuant to the proposed merger was fair, from a financial point of view, to the holders of Marquette Common Stock (other than GE and its affiliates). Following considerable discussion, including a detailed review of the proposed documents to be signed, the Marquette Board unanimously approved and authorized the execution of the Merger Agreement (including the consideration set forth in the Merger Agreement consisting of GE common stock, having a value of approximately $45 per share), the Stock Option Agreement, the Shareholder Agreement and a Consulting Agreement between Mr. Cudahy and GE, and authorized the transaction for purposes of Section 180.1141 of the WBCL and the performance of various acts on behalf of Marquette in furtherance of the merger, including the submission of a proposal to approve and adopt the Merger Agreement to shareholders of Marquette at a meeting to be convened in the future.

    Following the meeting, the Merger Agreement was executed and delivered by GE, Sub and Marquette, the Stock Option Agreement was executed and delivered by GE and Marquette and the Shareholder Agreement and the Consulting Agreement were executed and delivered by GE and Mr. Cudahy. The proposed Merger was publicly announced on September 21, 1998 prior to the opening of trading.

REASONS FOR THE MERGER; RECOMMENDATION OF THE MARQUETTE BOARD OF DIRECTORS

    The Marquette Board has approved and adopted the Merger Agreement, believes that the Merger is in the best interests of Marquette and its shareholders and unanimously recommends approval and adoption of the Merger Agreement by the holders of Marquette Common Stock at the Special Meeting.

    At a meeting held on September 20, 1998, the Marquette Board of Directors, with the assistance of Marquette's financial and legal advisors, considered the legal, financial and other terms of the Merger.

    The Marquette Board concluded that the Merger is in the best interests of Marquette and its shareholders. In reaching its decision to enter into and to recommend the approval and adoption of the Merger Agreement, the Marquette Board considered a number of factors, including, without limitation, the following:

    - the strategic benefits of the Merger, including the complementary product lines of Marquette and GE Medical Systems, which will give the combined company a broader range of products to offer to customers;

    - the results of operations, financial condition, competitive position and prospects of Marquette and GE, both on an historical and future basis and as separate and combined entities;

    - the opinion of Baird to the effect that, as of the date of such opinion, the consideration to be paid in the Merger is fair, from a financial point of view, to the holders of Marquette Common Stock (other than GE and its affiliates). See "--Opinion of Robert W. Baird & Co. Incorporated";

    - the Marquette Board's belief that the analyses of Baird supported the Marquette Board's conclusion that the consideration to be paid in the Merger is fair, from a financial point of view, to, and is in the best interests of, the Marquette shareholders, both in terms of the immediate financial consideration to be received and the potential for future appreciation in value of the GE Common Stock. See "--Opinion of Robert W. Baird & Co. Incorporated";

    - the trading prices and volumes (as well as prospects for future growth in value) of Marquette Common Stock (as a stand-alone entity);

    - the opportunity for Marquette's shareholders to become shareholders of GE, which the Marquette Board viewed as a large, diversified and stable organization;

    - the price certainty of the proposed Merger--$45.00 per share notwithstanding stock market fluctuations through the closing of the Merger;

    - the benefits of the Merger to Marquette's employees, customers and the communities in which Marquette operates; and

    - the structure of the Merger, which is intended to permit Marquette shareholders to exchange their Marquette Common Stock for GE Common Stock on a tax-free basis, except to the extent they receive cash for fractional shares. See "--Material Federal Income Tax Consequences."

    In view of the variety of factors considered by the Marquette Board in connection with its evaluation of the Merger, the Marquette Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to such factors.

    The Marquette Board concluded, in light of these factors, that the Merger is fair to and in the best interests of Marquette and its shareholders. THE MARQUETTE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF MARQUETTE COMMON STOCK VOTE TO APPROVE AND ADOPT IT AT THE SPECIAL MEETING.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

    In considering the Merger, you should be aware of the interests executive officers and directors of Marquette have in the Merger that are different from your and their interests as shareholders. In this regard, you should consider, among other things, the stock option modifications and the agreements described below.

    STOCK OPTIONS. At the Effective Time, each employee stock option and each director stock option will become an option to purchase shares of GE Common Stock (a "Substitute Option"). The number of shares of GE Common Stock that will become subject to each Substitute Option will be the same as the number of shares of GE Common Stock into which the shares of Marquette Common Stock subject to such stock option immediately prior to the Effective Time would have been converted had they been outstanding at the Effective Time. The per share exercise price of each Substitute Option will be adjusted at the Effective Time so that the aggregate exercise price for all shares of GE Common Stock subject to such Substitute Option will be the same as the aggregate exercise price for all shares of Marquette Common Stock subject thereto immediately prior to the Effective Time. Except as described below, Substitute Options which are not exercisable at the Effective Time continue to become exercisable in accordance with their original vesting schedules.

    Marquette has agreed in the Merger Agreement to take action to provide that each Substitute Option, other than those held by persons who were non-employee directors of Marquette immediately prior to the Effective Time, which is outstanding on the second anniversary of the Effective Time and not then exercisable shall become fully exercisable on such second anniversary of the Effective Time. However, Marquette is not required to take this action unless it receives a private letter ruling from the Internal Revenue Service or an opinion of counsel selected by GE to the effect that no income will be recognized by any holder of a Substitute Option as a result of this action.

    In addition, Marquette has agreed in the Merger Agreement to take action to provide that upon the termination of employment of a holder of a Substitute Option by Marquette without "Cause" (defined in the same manner as in the Retention Agreements described below) or due to death or disability, each Substitute Option then held by such holder which is not then exercisable shall become fully exercisable on the date of such termination of employment.

    Marquette also has agreed in the Merger Agreement to take action to provide that when each person who is a non-employee director of Marquette immediately prior to the Effective Time ceases to be such a director, each Substitute Option held by such person immediately following the Effective Time which is not then exercisable shall continue to become exercisable in accordance with its original vesting schedule as if the service of such director had not ceased.

    At October 13, 1998, an aggregate of approximately 1,850,590 shares of Marquette Common Stock were subject to stock options granted to employees and directors of Marquette under various stock option plans. The number of shares of Marquette Common Stock subject to stock options held by executive officers and directors of Marquette as of October 13, 1998 were as follows: John G. Bollinger, 9,000; Steven G. Books 79,749; Gary Close, 83,250; Mary M. Kabacinski, 86,121; Gerald J. Lentz, 38,600; Kevin Lindsey, 64,870; Frederick G. Luber, 10,000; Melvin S. Newman, 10,000; Walter L. Robb, 24,000; Frederick A. Robertson, 204,963; and Louis P. Scafuri, 253,106.

    CONSULTING AGREEMENT. At GE's request prior to the execution of the Merger Agreement, Mr. Cudahy entered into a consulting agreement dated as of September 20, 1998 (the "Consulting Agreement") to become effective only if the Merger is consummated. Pursuant to the Consulting Agreement, among other things, Mr. Cudahy agreed that he would act as an advisor to GE from and after the Effective Time until the third anniversary thereof. In addition, Mr. Cudahy agreed that he would be subject to certain prohibitions on competition with the medical businesses of GE and Marquette during the consulting period and for one year after the end of such period. Mr. Cudahy also agreed not to disclose confidential information of Marquette or GE and to release any claims he may have against Marquette or GE. As compensation for the non-competition and related covenants contained in the Consulting Agreement and the services to be performed by Mr. Cudahy, if the Merger is consummated GE will pay Mr. Cudahy a fee of $200,000 per year for three years.

    RETENTION AGREEMENTS. After consultation with GE, and with GE's prior agreement given in the Merger Agreement, Marquette entered into retention agreements dated as of October 15, 1998 (the "Retention Agreements") with each of the following executive officers: Steven G. Books, Gary Close, Mary M. Kabacinski, Gerald J. Lentz, Kevin Lindsey, Frederick A. Robertson and Louis P. Scafuri. The Retention Agreements become effective at the Effective Time, but if the Merger Agreement is terminated, then at the time of such termination, the Retention Agreements will be deemed cancelled and of no force or effect. The Retention Agreements are intended to induce these executives to remain in the employ of Marquette during and for a period of one year after the acquisition of Marquette by GE without being distracted by the uncertainties that could arise in the event of their termination of employment following the Effective Time, thereby avoiding disruption of Marquette's business.

    Under each Retention Agreement, if an executive remains continuously employed by Marquette or by a company or other entity or organization within GE's medical systems business on a full-time basis for one year following the Effective Time, Marquette will pay to such executive an amount (the "Retention Bonus Payment") equal to the sum of the executive's annual base salary in effect at the Effective Time and such executive's target bonus for the 1999 fiscal year. If the employment of an executive is terminated without "Cause" (as defined below) or upon death or disability, in each case within one year following the Effective Time, Marquette will pay such executive a retention bonus equal to the product of the Retention Bonus Payment and a fraction, the numerator of which is the number of days that such executive was employed by Marquette following the Effective Time and the denominator of which is 365.

    In addition, if the employment of the executive is terminated by Marquette without Cause within one year following the Effective Time, Marquette will make the monthly severance payments described below to such executive for the period commencing on the date, following notice of termination, on which such executive ceases to perform services for Marquette and ending on the earlier to occur of
(i) one year following the date of such cessation of services and (ii) the date on which such executive begins employment with a different employer. The amount of such monthly severance payments will be equal to one-twelfth of the sum of such executive's annual base salary in effect at the Effective Time and such executive's target bonus for the 1999 fiscal year, provided that the sum of such payments will not be less than the amount that otherwise would be payable under Marquette's current severance policy. For purposes of the Retention Agreements, "Cause" means conviction of a criminal offense, theft, fraud, breach of trust, willful violation of GE's integrity policies or refusal to perform sevices reasonably assigned following notice and an opportunity to cure.

    If an executive remains continuously employed by Marquette or by a company or other entity or organization within GE's medical systems business on a full-time basis for one year following the Effective Time or if the employment of an executive is terminated without Cause or due to death or disability, each Substitute Option held by the Executive which is not then exercisable will become fully exercisable at that time.

    The Retention Agreements also provide that Marquette will not reduce the base salary or target bonus of any of the executives and that it is the intention of Marquette that each executive's position during such employment will be reasonably similar to that held by the executive at the Effective Time. Under each Retention Agreement, the executive agreed that such executive would be subject to certain prohibitions on competition with the medical businesses of GE and Marquette during the period that such executive is receiving payments thereunder and for one year after the cessation of such payments. In addition, each executive agreed not to disclose confidential information of Marquette or GE and, as of the date of such termination of employment, to release any claims the executive may then have against Marquette or GE.

OPINION OF ROBERT W. BAIRD & CO. INCORPORATED

    Marquette retained Baird to render its opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Marquette Common Stock (other than GE and its affiliates). On September 20, 1998, Baird rendered its opinion to the Marquette Board to the effect that, as of such date, the Merger Consideration was fair, from a financial point of view, to the holders of Marquette Common Stock (other than GE and its affiliates).

    THE FULL TEXT OF BAIRD'S OPINION, DATED SEPTEMBER 20, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY BAIRD IN RENDERING ITS OPINION, IS ATTACHED AS EXHIBIT II TO THIS PROXY STATEMENT/ PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. BAIRD'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO THE HOLDERS OF MARQUETTE COMMON STOCK (OTHER THAN GE AND ITS AFFILIATES) AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY MARQUETTE SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT. THE SUMMARY OF BAIRD'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED AS EXHIBIT
II. MARQUETTE SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

    In conducting its investigation and analysis and in arriving at its opinion, Baird reviewed such information and took into account such financial and economic factors as it deemed relevant under the circumstances. In that connection, Baird, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of Marquette furnished to Baird for purposes of its analysis, as well as publicly available information, including but not limited to Marquette's and GE's recent filings with the Commission and equity analyst research reports prepared by various investment banking firms including Baird;
(ii) reviewed the Merger Agreement in the form presented to the Marquette Board;
(iii) compared the historical market prices and trading activity of Marquette Common Stock and GE Common Stock with those of certain other publicly traded companies Baird deemed relevant; (iv) compared the financial position and operating results of Marquette and GE with those of other publicly traded companies Baird deemed relevant; (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations Baird deemed relevant; and (vi) reviewed certain potential pro forma effects of the Merger. Baird held discussions with members of Marquette's senior management concerning Marquette's historical and current financial condition and operating results, as well as the future prospects of Marquette. Baird was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Marquette. Baird also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which Baird deemed relevant for the preparation of its opinion. Marquette and GE determined the Merger Consideration in arms-length negotiations. Marquette did not place any limitation upon Baird with respect to the procedures followed or factors considered by Baird in rendering its opinion.

    In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of Marquette, and was not engaged to independently verify any such information. Baird assumed, with Marquette's consent, that (i) all material assets and liabilities (contingent or otherwise, known or unknown) of Marquette and GE are as set forth in their respective financial statements and (ii) the Merger will be accounted for under the purchase method. Baird also assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Marquette's management as to future performance of Marquette. At the direction of Marquette, Baird did not consider any expense increases, cost savings or operating synergies that might result from the Merger, and excluded transaction expenses relating to the Merger from its analyses. In conducting its review, Baird did not undertake nor obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Marquette or GE nor did it make a physical inspection of the properties or facilities of Marquette or GE. Baird's opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date of its opinion, and did not predict or take into account any changes which may occur, or information which may become available, after the date of such opinion. Furthermore, Baird expressed no opinion as to the price or trading range at which any of Marquette's or GE's securities will trade following the date of such opinion.

    The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion.

    ANALYSIS OF MARQUETTE'S VALUATION PREMIUMS. Baird compared the premium to holders of Marquette Common Stock represented by the "Equity Value Per Share" of $45.00 reflected by the Merger Consideration to the closing prices for Marquette Common Stock on September 15, 1998 and on the dates 30 days, 60 days, 90 days, 180 days and 52 weeks prior to such date. Baird calculated that the Equity Value Per Share represented the following premiums to holders of Marquette Common
Stock: (i) a premium of 87.5% over the closing price of $24.00 for Marquette Common Stock on September 15, 1998; (ii) a premium of 89.5% over the closing price of $23.75 for Marquette Common Stock 30 days prior thereto; (iii) a premium of 69.8% over the closing price of $26.50 for Marquette Common Stock 60 days prior thereto; (iv) a premium of 62.2% over the closing price of $27.75 for Marquette Common Stock 90 days prior thereto; (v) a premium of 65.9% over the closing price of $27.13 for Marquette Common Stock 180 days prior thereto; and
(vi) a premium of 64.4% over the closing price of $27.38 for Marquette Common Stock 52 weeks prior thereto.

    ANALYSIS OF MARQUETTE VALUATION MULTIPLES. Baird calculated the "Implied Total Equity Value" and "Enterprise Value" of Marquette as a result of the Merger to be $866.9 million and $948.2 million, respectively. The Implied Total Equity Value was obtained by multiplying the Equity Value Per Share by the total number of outstanding shares of Marquette Common Stock as of August 31, 1998, plus shares issuable upon exercise of stock options as of September 15, 1998 (but excluding option exercises and cancellations since April 30, 1998), less net proceeds from the exercise of such stock options. The Enterprise Value was obtained by adding Marquette's outstanding total debt and subtracting Marquette's cash and cash equivalents balances (as of July 31, 1998, as provided by Marquette management) to the Implied Total Equity Value. In performing its analysis, Baird used, among other items, operating statistics for the latest twelve months ("LTM") (with respect to Marquette, the twelve month period ended July 31,1998, as provided by Marquette management). Baird calculated multiples of the Implied Total Equity Value to Marquette's LTM net income and its projected net income for calendar years 1998 and 1999 (based on Marquette management's estimates) and multiples of Marquette's Enterprise Value to its LTM sales, operating income before depreciation and amortization, interest and taxes ("EBITDA") and its operating income ("EBIT"). The calculations resulted in multiples of the Implied Total Equity Value to net income ("P/E Ratios") of 31.0x based on LTM results, 28.7x based on estimated calendar 1998 results, and 24.9x based on estimated calendar 1999 results. The ratio of Enterprise Value to LTM sales was 1.6x, the ratio of Enterprise Value to LTM EBITDA was 13.5x and the ratio of Enterprise Value to LTM EBIT was 19.1x.

    IMPLIED EXCHANGE RATIO ANALYSIS. Baird performed an analysis of the historical trading ratio between Marquette Common Stock and GE Common Stock based on the closing market price per share of Marquette Common Stock relative to the closing market price per share of GE Common Stock for each trading day from September 15, 1997 to September 15, 1998. This analysis yielded an average historical trading ratio of 0.337, as compared with the 0.576 exchange ratio implied by Equity Value Per Share (as reflected by the Merger Consideration) and the market price of GE Common Stock as of September 15, 1998.

    ANALYSIS OF SELECTED PUBLICLY TRADED MARQUETTE COMPARABLE COMPANIES. Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of September 15, 1998, for five publicly traded companies that Baird deemed relevant. Such comparable companies consisted of medical diagnostics companies. For each comparable company, Baird calculated multiples as of September 15, 1998, of Enterprise Value to LTM sales, LTM EBITDA and LTM EBIT. Baird then compared these multiples to the relevant Marquette multiples based on the Equity Value Per Share. An analysis of the multiples of Enterprise Value to LTM sales, LTM EBITDA and LTM EBIT yielded 1.6x, 13.5x and 19.1x, respectively, for Marquette compared to medians of 1.0x, 9.3x and 14.6x, respectively, for Marquette's comparable companies. For Marquette and each comparable company, Baird also calculated P/E Ratios based upon the Equity Value Per Share for Marquette and the closing stock prices as of September 15, 1998 for the comparable companies and net income statistics for LTM and projected calendar years ending 1998 and 1999 (based on First Call estimates). An analysis of the P/E Ratios based on Marquette's net income for LTM and estimated calendar years 1998 and 1999 yielded 31.0x, 28.7x and 24.9x, respectively, compared to LTM, estimated calendar years 1998 and 1999 medians of 21.5x, 19.0x and 13.8x, respectively, for Marquette's comparable companies.

    ANALYSIS OF SELECTED PUBLICLY TRADED GE COMPARABLE COMPANIES. In order to assess the relative public market valuation of GE Common Stock to be used by GE in exchange for Marquette Common Stock, Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of September 15, 1998, for certain selected publicly traded companies which Baird deemed relevant. Such comparable companies consisted of seven large-capitalization diversified companies and six large-capitalization growth companies. For each comparable company, Baird calculated multiples as of September 15, 1998, of Enterprise Value to LTM sales, LTM EBITDA and LTM EBIT. Baird then compared these multiples to the relevant GE multiples based on GE's closing share price of $78.06 on September 15, 1998, and GE's LTM operating performance statistics, as provided by publicly available sources and analyst research reports. An analysis of the multiples of Enterprise Value to sales, EBITDA and EBIT yielded 2.7x, 15.5x and 17.3x, respectively, for GE compared to medians of 2.0x, 10.9x and 14.6x, respectively, for the comparable diversified companies and 2.8x, 13.7x and 17.0x for the comparable growth companies. For GE and each comparable company, Baird also calculated P/E Ratios based on the closing stock prices as of September 15, 1998, for the comparable companies and LTM earnings per share and estimated earnings per share for calendar years 1998 and 1999 (based on First Call consensus estimates). An analysis of the P/E Ratios based on earnings per share for GE's LTM and estimated calendar years 1998 and 1999 yielded 29.9x, 27.9x and 24.6x, respectively, compared to LTM and estimated calendar years 1998 and 1999 medians of 22.2x, 20.9x and 16.5x, respectively, for the comparable diversified companies, and 28.9x, 27.4x and 24.0x, respectively, for the comparable growth companies.

    ANALYSIS OF SELECTED COMPARABLE ACQUISITION TRANSACTIONS. Baird reviewed eight completed acquisition transactions which Baird deemed relevant. Baird also reviewed two pending but not completed acquisition transactions (not included in the following calculations) for the purpose of assessing the effects, if any, of recent market conditions on its analyses. Such transactions were chosen based on a review of acquired companies that possessed general business, operating and financial characteristics representative of companies in the industry in which Marquette operates. Baird noted that none of the selected transactions reviewed was identical to the Merger and that, accordingly, the analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Marquette and other factors that would affect the acquisition value of comparable transactions including, among others, the general market conditions prevailing in the equity capital markets at the time of such transaction. For each comparable transaction, Baird calculated multiples of Enterprise Value to LTM sales, LTM EBITDA and LTM EBIT; calculated P/E Ratios based on LTM net income; and calculated the premiums paid for the equity in these transactions over the public market value of the equity at various times prior to the announcement of such transaction. Baird then compared those multiples and premiums to the relevant Marquette multiples and premiums. These calculations yielded multiples of Enterprise Value to LTM sales, LTM EBITDA and LTM EBIT of 1.6x, 13.5x and 19.1x, respectively, for Marquette, compared to the LTM medians of 1.4x, 10.6x and 19.7x, respectively, for the comparable acquisition transactions. An analysis of the P/E Ratios based on LTM earnings per share yielded 31.0x for Marquette, compared to a LTM median of 30.9x for the comparable transactions. An analysis of the Equity Value Per Share to the closing price of Marquette Common Stock one day, 30 days and 90 days prior to September 15, 1998, compared to the prices paid for the equity in such comparable acquisition transactions relative to the market value of equity one day, 30 days and 90 days prior to the announcement date of such transactions, yielded a one day premium of 87.5%, a 30 day premium of 89.5% and a 90 day premium of 62.2% for Marquette, compared to median premiums of 29.7%, 42.5% and 65.5%, respectively, for the comparable acquisition transactions.

    CONTRIBUTION ANALYSIS. Baird analyzed Marquette's and GE's relative contribution to the combined company with respect to certain measurements, including sales, EBITDA, EBIT, and net income. As a result of the Merger, Marquette's shareholders will own approximately 0.33% of the outstanding GE Common Stock assuming an exchange ratio of 0.576x based upon the closing price of GE Common Stock on September 15, 1998 and based on shares of GE Common Stock outstanding as of June 30, 1998. This compares to Marquette's contribution, based on actual calendar 1997 and estimated calendar 1998 statistics for the combined company, of approximately 0.60% to 0.63% of net sales, 0.44% to 0.45% of EBITDA, 0.34% to 0.35% of EBIT and 0.30% to 0.32% of net income.

    DISCOUNTED CASH FLOW ANALYSIS. Baird performed a discounted cash flow analysis of Marquette on a stand-alone basis using Marquette management's projections for fiscal 1999 through 2003 without taking into account any expense increases, cost savings or synergies which may be realized following the Merger. In such analysis, Baird assumed terminal value multiples of 14.0x to 16.0x EBIT in fiscal year 2003 and discount rates of 11.3% to 13.3%. Such analysis produced implied values of Marquette Common Stock ranging from $36.10 to $44.23.

    In order to assess the relative public market valuation of GE Common Stock to be used by GE in exchange for Marquette Common Stock, Baird performed a discounted cash flow analysis of GE, on a stand alone-basis, using publicly available analyst research reports for financial projections for calendar 1998 through calendar 2000 without taking into account any expenses increases, cost savings or synergies which may be realized following the Merger. In such analysis, Baird assumed terminal value multiples of 15.0x to 20.0x EBIT in the year 2000 and discount rates of 11.5% to 13.5%. Such analysis produced implied values of GE Common Stock ranging from $69.43 to $93.49.

    CASH PURCHASE SCENARIO. Baird performed an analysis to assess the maximum amount a prospective purchaser could pay for Marquette without incurring earnings dilution assuming a cash purchase, 100% debt financing, non-deductible goodwill amortized over 40 years and no transaction-related expenses, cost savings or synergies. Based on these assumptions and Marquette management projections for fiscal 1999 and fiscal 2000, Baird calculated that a purchaser could pay approximately $29.00 per share without incurring earnings dilution in fiscal 1999 and slightly less than $32.00 without incurring earnings dilution in fiscal 2000.

    PRO FORMA MERGER ANALYSIS. Baird prepared a pro forma analysis of the financial impact of the Merger. In conducting its analysis, Baird relied upon certain assumptions described above and projected earnings estimates for Marquette (prepared by Marquette management) and GE (provided by publicly available analyst research reports). Baird compared the earnings per share of GE Common Stock, on a stand-alone basis, to the earnings per share of the common stock of the combined companies on a calendar pro forma basis. The analysis (assuming no transaction-related expenses, cost savings or synergies) indicated that the proposed transaction would be slightly dilutive to GE on an earnings per share basis in calendar 1998 and 1999. The results of the pro forma merger analysis are not necessarily indicative of future operating results or financial position.

    The foregoing summary does not purport to be a complete description of the analyses performed by Baird. The preparation of a fairness opinion is a complex process and is not susceptible to partial analyses or summary description. Baird believes that its analyses must be considered as a whole, and that selecting portions of such analyses without considering all analyses and factors, would create an incomplete view of the processes underlying its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

    Baird, as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Marquette retained Baird because of its experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions. In the ordinary course of business, Baird may from time to time trade equity securities of Marquette and GE for its own account and for accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

    COMPENSATION. Pursuant to an engagement letter dated September 15, 1998 between Marquette and Baird, Marquette agreed to pay Baird a retainer fee of $50,000 and an additional fee of $750,000, payable upon delivery of its opinion, regardless of the conclusions reached by Baird in such opinion. Marquette has also agreed to reimburse Baird for its reasonable out-of-pocket expenses. Marquette has also agreed to indemnify Baird, its affiliates and their respective directors, officers, employees and agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws. In the past, Baird has provided investment banking services to Marquette, including acting as financial advisor in connection with its acquisition of E for M Corporation and as co-manager in its secondary offering of Marquette Common Stock in 1997, for which Baird received customary compensation.

FORM OF THE MERGER

    If the holders of Marquette Common Stock approve and adopt the Merger Agreement and all other conditions to the Merger are satisfied or waived, where permissible, Sub will be merged with and into Marquette, with Marquette being the surviving corporation after the Merger (the "Surviving Corporation") and becoming a wholly owned subsidiary of GE. The date on which the closing of the Merger occurs is referred to herein as the "Closing Date." GE and Marquette anticipate that the Closing Date will occur as promptly as practicable after the Special Meeting. The term "Effective Time" means the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Wisconsin (or such later time as may be agreed by the parties hereto and specified in the Articles of Merger).

MERGER CONSIDERATION

    The Merger Agreement provides that, at the Effective Time, each share of Marquette Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held in treasury by Marquette or its wholly owned subsidiaries or shares owned by GE or its wholly owned subsidiaries) will be converted into the right to receive the Merger Consideration. The "Merger Consideration" is the number of shares of GE Common Stock approximately equal to the quotient determined by dividing $45.00 by the Average GE Share Price. The "Average GE Share Price" is the average of the last sale price per share of GE Common Stock on the NYSE Composite Tape for the 10 consecutive trading days ending on the trading day which is five days prior to the Closing Date (the "Valuation Period"). Shareholders will receive cash in lieu of fractional shares of GE Common Stock.

    The Merger Consideration generally is intended to provide shares of GE Common Stock valued at $45.00, based upon the Average GE Share Price, and, therefore, a higher Average GE Share Price would result in fewer shares of GE Common Stock constituting the Merger Consideration, and a lower Average GE Share Price would result in more shares of GE Common Stock constituting the Merger Consideration. For example, if the Average GE Share Price were equal to $82 per share, the Merger Consideration would be equal to .549 shares of GE Common Stock. An Average GE Share Price greater than $82 would result in fewer than
 .549 shares of GE Common Stock constituting the Merger Consideration and an Average GE Share Price less than $82 would result in more than .549 shares of GE Common Stock constituting the Merger Consideration.

    The Merger Agreement provides that the Valuation Period will end on the trading day which is five days prior to the Closing Date, and therefore the number of shares of GE Common Stock constituting the Merger Consideration will be fixed at that time. The market price of GE Common Stock and hence the value of the Merger Consideration could fluctuate with the performance of GE and general market conditions during the five-day period between the end of the Valuation Period and the Closing Date. Thus, the last sale price of GE Common Stock on the Closing Date may be higher or lower than the Average GE Share Price and, as a result, the value of the Merger Consideration at the Closing Date may be more or less than $45.00.

    If the Special Meeting occurs prior to the end of the Valuation Period, the precise number of shares of GE Common Stock constituting the Merger Consideration will not be known at the time the vote on the approval and adoption of the Merger Agreement is held. You may call, toll-free, (800) 507-9357 for information concerning the estimated number of shares of GE Common Stock that will be issued in exchange for each share of Marquette Common Stock. As part of its ongoing stock repurchase program, GE may reacquire shares of its common stock during the Valuation Period. See "SUMMARY SELECTED FINANCIAL DATA--Comparative Per Share Data."

    If between the date of the Merger Agreement and the Effective Time the outstanding shares of GE Common Stock have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Agreement provides that the Merger Consideration will be correspondingly adjusted to the extent appropriate to reflect such changes. In lieu of fractional shares of GE Common Stock, GE shall pay to each holder who would otherwise be entitled to receive a fractional share an amount in cash equal to the product of (i) the fractional share interest to which such holder would otherwise be entitled and (ii) the Average GE Share Price.

EFFECTIVE TIME

    The Merger will become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Wisconsin, in accordance with applicable law. Such filing will be made as promptly as practicable after satisfaction or, if permissible, waiver of the conditions to the Merger.

PROCEDURES FOR EXCHANGE OF MARQUETTE COMMON STOCK CERTIFICATES

    As soon as practicable after the Effective Time, GE will deposit with a bank or trust company (the "Exchange Agent"), for the benefit of holders of shares of Marquette Common Stock, certificates representing the shares of GE Common Stock issuable pursuant to the Merger in accordance with the

Merger Agreement. The Exchange Agent will deliver the certificates representing shares of GE Common Stock upon surrender for exchange of the Certificates (as defined below).

    As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail letter of transmittal forms and other transmittal forms, together with exchange instructions, to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Marquette Common Stock (the "Certificates"), for use in effecting the surrender and exchange of Certificates for certificates representing shares of GE Common Stock (and cash in lieu of any fractional shares) to which such holder has become entitled. After receipt of such letters of transmittal and other transmittal forms, each holder of Certificates will be able to surrender such certificates to the Exchange Agent, and each such holder will receive in exchange therefor a certificate representing the number of whole shares of GE Common Stock (and cash in lieu of any fractional shares) to which such holder is entitled. Such transmittal forms will be accompanied by instructions specifying other details of the exchange. MARQUETTE SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

    After the Effective Time and until surrendered, each Certificate will be deemed to represent only the right to receive upon surrender a certificate representing shares of GE Common Stock and cash in lieu of fractional shares of GE Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to GE Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of GE Common Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder, until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the record holder of the new certificates representing whole shares of GE Common Stock issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of any cash payable in lieu of fractional shares of GE Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of GE Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of GE Common Stock.

    GE or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts as GE or the Exchange Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by GE or the Exchange Agent, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the person in respect of whom such deduction and withholding was made by GE or the Exchange Agent.

ANTICIPATED ACCOUNTING TREATMENT

    The Merger will be accounted for by GE under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate Merger Consideration paid by GE in connection with the Merger, together with the direct costs of acquisition, will be allocated to Marquette's assets and liabilities based on their fair market values with any excess being treated as goodwill. The assets and liabilities and results of operations of Marquette will be consolidated into the assets and liabilities and results of operations of GE subsequent to the Effective Time.

CERTAIN OTHER EFFECTS OF THE MERGER

    If the Merger is consummated, shares of Marquette Common Stock will cease to be quoted on Nasdaq. In addition, Marquette will deregister the Marquette Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, will no longer be required to file periodic reports pursuant to the Exchange Act.

    After the Merger, shareholders of Marquette will become shareholders of GE. Upon consummation of the Merger, the rights of all such former shareholders of Marquette will be governed by applicable New York law (rather than the Wisconsin Business Corporation Law (the "WBCL")), including the New York Business Corporation Law (the "NYBCL"), and by the certificate of incorporation and bylaws of GE. For a description of the differences between the rights of GE and Marquette shareholders, see "COMPARISON OF RIGHTS OF MARQUETTE SHAREHOLDERS AND GE SHAREHOLDERS."

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    GE and Marquette have made forward-looking statements, as such term is used in the Private Securities Litigation Reform Act of 1995, in this document and those documents to which we have referred you that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of GE and Marquette set forth under "--Reasons for the Merger; Recommendation of the Marquette Board of Directors" and "--Fairness Opinion of Robert W. Baird & Co. Incorporated" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of Marquette and GE, and could cause those results to differ materially from those expressed in the forward-looking statements of Marquette and GE: materially adverse changes in economic conditions and in the markets served by Marquette and GE; regulatory, legal, economic and other changes in the health care industry environment generally; changes in the law or in the policies and practices related to governmental and third party reimbursements; and a significant delay in the expected closing of the Merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    THE FOLLOWING IS INTENDED AS A SUMMARY OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR MARQUETTE SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN UNITED STATES FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, FINANCIAL INSTITUTIONS, INSURANCE COMPANIES, CERTAIN RETIREMENT PLANS, TAX-EXEMPT ORGANIZATIONS, PERSONS THAT HOLD SHARES OF MARQUETTE AS PART OF A POSITION IN A "STRADDLE" OR AS PART OF A "HEDGING" TRANSACTION FOR UNITED STATES FEDERAL INCOME TAX PURPOSES, OR PERSONS WITH A "FUNCTIONAL CURRENCY" (AS DEFINED IN THE CODE) OTHER THAN THE U.S. DOLLAR AND DOES NOT ADDRESS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION.

    THIS SUMMARY IS BASED UPON FEDERAL INCOME TAX LAWS, REGULATIONS, RULINGS AND DECISIONS IN EFFECT AS OF THE DATE HEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE (RETROACTIVELY OR PROSPECTIVELY) AND TO DIFFERING INTERPRETATION. MARQUETTE SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED HEREIN.

    GENERAL. For each of Marquette and GE, it is a condition to the consummation of the Merger that Marquette and GE, respectively, receive an opinion from Sidley & Austin, special counsel to GE, substantially to the effect that for federal income tax purposes: (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Marquette, Sub and GE will each be a party to that reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by GE, Sub or Marquette as a result of the Merger; (iii) no gain or loss will be recognized by the shareholders of Marquette upon the conversion of their shares of Marquette Common Stock solely into shares of GE Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of GE Common Stock; (iv) the aggregate tax basis of the shares of GE Common

Stock received solely in exchange for shares of Marquette Common Stock pursuant to the Merger (including a fractional share of GE Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of Marquette Common Stock exchanged therefor; (v) the holding period for shares of GE Common Stock received solely in exchange for such shares of Marquette Common Stock pursuant to the Merger will include the shareholder's holding period for such shares of Marquette Common Stock, provided such shares of Marquette Common Stock were held as capital assets by the shareholder at the Effective Time; and (vi) a shareholder of Marquette who receives cash in lieu of a fractional share of GE Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

    The opinions set forth above may not be applicable to Marquette shareholders who, for United States federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or to Marquette shareholders who received their shares of Marquette Common Stock upon the exercise of options or otherwise as compensation.

    In rendering such opinions, Sidley & Austin may receive and rely upon representations contained in certificates of Marquette, GE, Michael J. Cudahy, and others.

    BACKUP WITHHOLDING; INFORMATION REPORTING. Certain noncorporate shareholders of Marquette may be subject to backup withholding at a rate of 31% on cash payments received in lieu of a fractional share interest in GE Common Stock. Backup withholding will not apply, however, to a shareholder who (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute From W-9 included in letter of transmittal to be delivered to holders of Certificates, (ii) provides a certificate of foreign status on Form W-8 or (iii) is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

APPRAISAL RIGHTS

    There are no rights of appraisal available in connection with the Merger.

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED BY REFERENCE IN ITS ENTIRETY AND ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX I. SHAREHOLDERS OF MARQUETTE ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE MERGER.

CERTAIN REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains certain representations and warranties by Marquette relating to a number of matters, including: (i) the due organization, valid existence and good standing of Marquette and its subsidiaries; (ii) the capital structure of Marquette; (iii) the authorization, execution, delivery and enforceability of the Merger Agreement and related matters; (iv) the absence of any conflict with Marquette's or its subsidiaries' charters and bylaws, with any agreement of Marquette or its subsidiaries (except as disclosed) or under any governmental order or law as a result of the execution of the Merger Agreement and related matters and that, subject to exceptions set forth in the Merger Agreement, no governmental filings and approvals will be necessary to effect the Merger; (v) the filing of documents and financial statements by Marquette with the Commission and the accuracy of information contained therein; (vi) the accuracy of information supplied by Marquette for the Registration Statement and this Proxy Statement/Prospectus; (vii) the absence of certain changes or events in Marquette's business or condition; (viii) Marquette's possession of all permits necessary to conduct its business, the lack of violations by it or its subsidiaries under its charter and bylaws, under applicable laws and regulations, including those of the Food and Drug Administration, and under orders of governmental entities, and the absence of defaults under certain agreements; (ix) certain tax matters and the payment of taxes; (x) the absence of material pending or threatened litigation; (xi) certain compensation agreements; (xii) the absence of changes to, and the qualification, operation and liability under, employee benefit plans; (xiii) compliance with worker safety laws; (xiv) product development and the absence of certain liabilities; (xv) labor matters; (xvi) ownership and validity of intellectual property rights and Year 2000 compliance; (xvii) the receipt of the opinion of Marquette's financial advisor as to the fairness of the Merger Consideration; (xviii) the inapplicability of Sections 180.1140 through 180.1144 of the WBCL to the transactions contemplated by the Merger Agreement and Marquette's election not to be governed by Section 180.1131 of the WBCL; (xix) the vote required for approval of the Merger Agreement by shareholders of Marquette; (xx) the absence of actions that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code; (xxi) accounts receivable; (xxii) quality and quantity of inventories; (xxiii) environmental matters; (xxiv) relations with suppliers; (xxv) insurance policies maintained and the absence of defaults thereunder; (xxvi) the accuracy of information provided to GE; (xxvii) interested party transactions; (xxviii) title to and sufficiency of Marquette's assets and (xxix) brokers and finders.

    The Merger Agreement also contains certain representations and warranties by GE and Sub relating to a number of matters, including: (i) the due organization, valid existence and good standing of GE and Sub; (ii) the authorization, execution, delivery and enforceability of the Merger Agreement and related matters; (iii) the absence of any conflict with GE's or its subsidiaries' charters and bylaws, with any agreement of GE or its subsidiaries or under any governmental order or law as a result of the execution of the Merger Agreement and related matters and that, subject to exceptions set forth in the Merger Agreement, no governmental filings and approvals will be necessary to effect the Merger; (iv) the GE Common Stock to be issued at the Effective Time; (v) the filing of documents and financial statements by GE with the Commission and the accuracy of information contained therein; (vi) the accuracy of information supplied by GE for the Registration Statement and this Proxy Statement/Prospectus; (vii) the absence of certain changes or events in GE's business or condition; (viii) the absence of actions that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code; (ix) the operations of Sub; and (x) brokers and finders.

CERTAIN COVENANTS AND AGREEMENTS

    CONDUCT OF BUSINESS OF MARQUETTE. Marquette has agreed, for itself and its subsidiaries, that, during the period from the date of the Merger Agreement and continuing until the Effective Time, it will carry on its business in the ordinary course of business as currently conducted and use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the foregoing, the Merger Agreement limits Marquette's ability, without GE's prior written consent, to (and will cause its subsidiaries not to): (i) pay any dividends or otherwise make any payments to its shareholders; effect a stock split, combination or reclassification or authorize the issuance of any other securities in respect of shares of its capital stock; or acquire any shares of its capital stock or any rights to acquire any such shares; (ii) issue, sell or otherwise encumber capital stock or any related warrants or options; (iii) amend its charter or by-laws or amend the Marquette Rights Agreement (as defined below); (iv) acquire, merge or consolidate with, or purchase a substantial portion of the assets of any business organization; (v) sell, lease or otherwise dispose of any of its assets, other than sales of inventory in the ordinary course of business consistent with past practice; (vi) incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices and in an amount not to exceed $10 million (provided that GE will not unreasonably withhold its consent to increases of not more than $30 million) and indebtedness between Marquette and any of its wholly-owned subsidiaries or between any wholly-owned subsidiaries; (vii) alter the corporate structure or ownership of Marquette or any subsidiary; (viii) enter into or amend any severance plan or employment agreement; (ix) increase the compensation payable to its directors, officers or employees or enter into or amend any employment agreement or collective bargaining agreement; (x) knowingly violate any applicable material law; (xi) make any change to accounting policies or procedures; (xii) take any position with respect to taxes that is inconsistent with positions taken in prior periods; (xiii) make any tax election or settle any material income tax liability; (xiv) commence any litigation or settle any material claims or litigation; (xv) enter into or amend any material agreement or contract, purchase any real property or agree to make any new capital expenditure in excess of $7 million; (xvi) discharge liabilities and obligations outside the ordinary course of business; or (xvii) authorize any of the foregoing.

    NO SOLICITATION. Pursuant to the Merger Agreement, Marquette has agreed that it will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative, to solicit, initiate or encourage the submission of, any Takeover Proposal (as defined below), enter into any agreement with respect to or approve or recommend any Takeover Proposal or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to Marquette or any subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; PROVIDED, HOWEVER, that nothing contained in this paragraph prohibits Marquette or its directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or
(ii) referring a third party to this paragraph or making a copy of this paragraph available to any third party; and PROVIDED, FURTHER, that prior to the Special Meeting, if the Marquette Board reasonably determines the Takeover Proposal constitutes a Superior Proposal (as defined below), then, to the extent required by the fiduciary obligations of the Marquette Board, as determined in good faith by a majority thereof after consultation with independent counsel (who may be Marquette's regularly engaged independent counsel), Marquette may, in response to an unsolicited request therefor, furnish information with respect to Marquette and its subsidiaries to any person pursuant to a customary confidentiality statement (as determined by Marquette's independent counsel). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer or director of Marquette or any of its subsidiaries or any financial advisor, attorney or other advisor or representative of Marquette or any of its subsidiaries, whether or not such person is purporting to act on behalf of Marquette or any of its subsidiaries or otherwise, will be deemed to be a breach of this paragraph by Marquette. "Takeover Proposal" means any proposal for a merger or other business combination involving Marquette or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of Marquette or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement and the Stock Option Agreement. "Superior Proposal" means a bona fide proposal made by a third party to acquire Marquette pursuant to a tender or exchange offer, a merger, a sale of all or substantially all its assets or otherwise on terms which a majority of the disinterested members of the Marquette Board determines, at a duly constituted meeting of the Marquette Board or by unanimous written consent, in its reasonable good faith judgment to be more favorable to Marquette's shareholders than the Merger (based on the advice of Marquette's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of such disinterested members, as expressed in a resolution adopted at a duly constituted meeting of such members (based on the advice of Marquette's independent financial advisor), is reasonably capable of being obtained by such third party.

    Marquette has agreed to advise GE orally and in writing of (i) any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal received by any officer or director of

Marquette or, to the knowledge of Marquette, any financial advisor, attorney or other advisor or representative of Marquette, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry no later than 24 hours following receipt of such Takeover Proposal or inquiry. If Marquette intends to furnish any person with any information with respect to any Takeover Proposal in accordance with the preceding paragraph, Marquette will advise GE orally and in writing of such intention not less than 5 business days in advance of providing such information. Marquette will keep GE fully informed of the status and details of any such Takeover Proposal or inquiry.

    STOCK OPTION PLANS. The parties have agreed that at the Effective Time, each Marquette Stock Option outstanding immediately prior to the Effective Time will become and represent an option to purchase the number of shares of GE Common Stock (a "Substitute Option"), decreased to the nearest whole share, determined by multiplying the number of shares of Marquette Common Stock subject to such Marquette Stock Option immediately prior to the Effective Time by the Conversion Number (as defined below), at an exercise price per share of GE Common Stock, increased to the nearest whole cent, equal to the exercise price per share of Marquette Common Stock subject to such Marquette Stock Option immediately prior to the Effective Time divided by the Conversion Number. GE shall pay cash to holders of Substitute Options in lieu of issuing fractional shares of GE Common Stock upon the exercise thereof. The "Conversion Number" means the number of shares of GE Common Stock into which each share of Marquette Common Stock is converted as of the Effective Time, determined in accordance with the Merger Agreement. After the Effective Time, except as otherwise expressly provided in the Merger Agreement, each Substitute Option will be exercisable upon the same terms and conditions as were applicable to the related Marquette Stock Option immediately prior to the Effective Time. Marquette will take all action necessary to implement the provisions of this paragraph, including amendment of the Marquette Stock Option Plans, and to ensure that, after giving effect to the foregoing, no Marquette Stock Option will be exercisable for Marquette Common Stock following the Effective Time. Marquette has agreed to take no action to accelerate or otherwise affect the exercisability of any Marquette Stock Option, except as expressly provided in the immediately following paragraphs, or otherwise affect the exercise period thereof. As soon as reasonably practicable, and in no event later than 20 days after the Effective Time, GE has agreed to file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to GE Common Stock subject to all Substitute Options.

    Following the execution of the Merger Agreement, GE has agreed that it will request a private letter ruling from the Internal Revenue Service or obtain an opinion of a law firm selected by GE, in either case to the effect that no income will be recognized by any holder of a Substitute Option as a result of any action to provide that each Substitute Option which is outstanding on the second anniversary of the Effective Time and not then fully exercisable will become fully exercisable on such second anniversary of the Effective Time. If, prior to the Effective Time, the Internal Revenue Service has issued such a private letter ruling or GE has obtained such an opinion, in either case reasonably satisfactory to Marquette and GE, then, prior to the Effective Time, Marquette will take such action satisfactory to GE as will be necessary to provide that each Substitute Option, other than Substitute Options held by persons who had been non-employee directors of Marquette immediately prior to the Effective Time, which is outstanding on the second anniversary of the Effective Time and not then exercisable will become fully exercisable on such second anniversary of the Effective Time. If such ruling or opinion is obtained by Marquette after the Effective Time, GE will cause Marquette to take the action contemplated by the immediately preceding sentence.

    Prior to the Effective Time, Marquette has agreed to take such action satisfactory to GE as shall be necessary to provide that upon the termination of employment of a holder of a Substitute Option by Marquette without Cause (as defined below) or due to death or disability, each Substitute Option then held by such holder which is not then exercisable will become fully exercisable on the date of such termination of employment. For purposes of this paragraph, "Cause" means conviction of a criminal offense, theft, fraud, breach of trust or refusal to perform services reasonably assigned following notice and an opportunity to cure.

    Prior to the Effective Time, Marquette has agreed that it will take such action satisfactory to GE as shall be necessary to provide that upon the cessation of service as a director of Marquette by each person who is a non-employee director of Marquette immediately prior to the Effective Time, each Substitute Option held by such person immediately following the Effective Time which is not then exercisable in accordance with its original vesting schedule will continue to become exercisable in accordance with such original vesting schedule as if the service of such director had not ceased.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. From and after the Effective Time, GE has agreed to cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of Marquette and of its subsidiaries to the same extent and in the same manner such persons were indemnified as of the date of the Merger Agreement by Marquette pursuant to the WBCL, the Marquette Charter, the Marquette Bylaws or certain indemnity agreements for acts or omissions occurring at or prior to the Effective Time (including indemnifying and holding harmless such persons for acts or omissions occurring at or prior to the Effective Time in respect of the Merger and the transactions contemplated thereby to the same extent and in the manner as such persons were indemnified as of the date of the Merger Agreement by Marquette pursuant to the WBCL, the Marquette Charter, the Marquette Bylaws or such indemnity agreements).

    GE has also agreed to cause the Surviving Corporation to provide, for an aggregate period of not less than 3 years from the Effective Time, Marquette's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is substantially similar to Marquette's policy existing as of the Merger Agreement or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of the last annual premiums paid prior to the date of the Merger Agreement (approximately $195,000), but in such case shall purchase as much coverage as possible for such amount.

    Under the terms of the Merger Agreement GE also agrees that, effective at the Effective Time, it will guarantee the obligations of the Surviving Corporation under the preceding two paragraphs.

CONDITIONS PRECEDENT TO THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the fulfillment of the following conditions:

    - SHAREHOLDER APPROVAL. Approval of the Merger Agreement by the requisite vote of shareholders of Marquette in accordance with applicable law and the Marquette Charter and the Marquette Bylaws.

    - STOCK EXCHANGE LISTINGS. The authorization of the GE Common Stock issuable in the Merger for listing on the NYSE, subject to official notice of issuance.

    - HSR AND OTHER APPROVALS. The expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, and the obtaining, making or occurring of all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated by the Merger Agreement illegal or would have, individually or in the aggregate, a material adverse effect on GE (assuming the Merger had taken place).

    - REGISTRATION STATEMENT. The effectiveness of the Registration Statement in accordance with the provisions of the Securities Act; the absence of any stop order suspending the effectiveness of the

      Registration Statement having been issued by the Commission and the absence of any proceedings for that purpose having been initiated or, to the knowledge of GE or Marquette, threatened by the Commission; and the receipt of all necessary state securities or blue sky authorizations (including state takeover approvals).

    - NO ORDER. The absence of any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) having been enacted, issued, promulgated, enforced or entered by any court or other governmental entity having jurisdiction over Marquette or GE, which is then in effect and has the effect of making the Merger or any of the transactions contemplated by the Merger Agreement illegal.

    CONDITIONS TO OBLIGATION OF MARQUETTE TO EFFECT THE MERGER. The obligation of Marquette to effect the Merger shall be subject to the fulfillment of the following additional conditions:

    - PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. Each of GE and Sub having performed in all material respects each of its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of GE and Sub contained in the Merger Agreement that is qualified by materiality being true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which will be true and correct as of such certain date) and each of the representations and warranties that is not so qualified being true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which will be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by the Merger Agreement, and Marquette having received certificates signed on behalf of each of GE and Sub by one of its officers to such effect.

    - TAX OPINION. Marquette having received an opinion of Sidley & Austin, special counsel to GE, in form and substance reasonably satisfactory to Marquette and its counsel, dated the Effective Time, substantially to the effect described in "THE MERGER--Material Federal Income Tax Consequences".

    - MATERIAL ADVERSE CHANGE. There having been no material adverse change with respect to GE since the date of the Merger Agreement, and Marquette having received a certificate signed on behalf of GE by an officer of GE to such effect.

    - MARQUETTE STOCK OPTION PLANS. GE having taken all action required to be taken by it to implement the provisions described under "--Certain Covenants and Agreements--Stock Option Plans" above.

    CONDITIONS TO OBLIGATIONS OF GE AND SUB TO EFFECT THE MERGER. The obligations of GE and Sub to effect the Merger are subject to the fulfillment of the following additional conditions:

    - PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. Marquette having performed in all material respects each of its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Marquette contained in the Merger Agreement that is qualified by materiality being true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which will be true and correct as of such certain date) and each of the representations and warranties that is not so qualified being true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which will be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by the Merger Agreement, and GE having received a certificate signed on behalf of Marquette by its Chief Executive Officer and its Chief Financial Officer to such effect.

    - TAX OPINION. GE having received an opinion of Sidley & Austin, special counsel to GE, in form and substance reasonably satisfactory to GE, dated the Effective Time, substantially to the effect set forth in "THE MERGER--Material Federal Income Tax Consequences".

    - CONSENTS. Marquette having obtained the consent or approval of each person or governmental entity whose consent or approval is required in connection with the transactions contemplated by the Merger Agreement under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except as to which the failure to obtain such consents and approvals would not, in the reasonable opinion of GE, individually or in the aggregate, have a material adverse effect on Marquette or GE or upon the consummation of the transactions contemplated in the Merger Agreement, the Stock Option Agreement or the Shareholder Agreement. In obtaining any approval or consent required to consummate any of the transactions contemplated by the Merger Agreement, the Stock Option Agreement or the Shareholder Agreement, no governmental entity will have imposed or having sought to impose any condition, penalty or requirement which, in the reasonable opinion of GE, individually or in aggregate would have a material adverse effect on Marquette or GE.

    - AFFILIATE AGREEMENTS. GE having received a signed agreement from any person who may be deemed to be an affiliate of Marquette pursuant to Rule 145 under the Securities Act, stating that such affiliate will comply with Rules 144 and 145 under the Securities Act.

    - MATERIAL ADVERSE CHANGE. There having been no material adverse change with respect to Marquette since the date of the Merger Agreement, and GE having received a certificate signed on behalf of Marquette by the Chief Executive Officer and the Chief Financial Officer of the Marquette to such effect.

    - MARQUETTE STOCK OPTION PLANS. Marquette having taken all action required to be taken by it to implement the provisions described under "--Certain Covenants and Agreements--Stock Option Plans" above.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Marquette of the matters presented in connection with the Merger:

        (a) by the mutual written consent of GE and Marquette;

        (b) by either GE or Marquette if the other party has failed to comply in all material respects with its covenants or agreements contained in the Merger Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 5 business days following receipt by such other party of written notice of such failure to comply, with certain exceptions;

        (c) by either GE or Marquette if there has been (i) a breach by the other party (in the case of GE, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of GE, including any material breach by Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within 5 business days following receipt by the breaching party of written notice of the breach;

        (d) by GE or Marquette if: (i) the Merger has not been effected on or prior to the close of business on April 30, 1999; PROVIDED, HOWEVER, that the right to terminate under this paragraph will not be available to any party whose failure to fulfill any of its obligations contained in the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court or other governmental entity having jurisdiction over a party to the Merger Agreement has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action has become final and nonappealable;

        (e) by GE or Marquette if the shareholders of Marquette do not approve the Merger Agreement at the Special Meeting or at any adjournment or postponement thereof;

        (f) by GE if (i) the Marquette Board, in breach of the Merger Agreement, has not recommended, or has resolved not to recommend, or has qualified, modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of Marquette and its shareholders, or has resolved to do so, (ii) the Marquette Board, in breach of the Merger Agreement, has recommended to the shareholders of Marquette any Takeover Proposal or has resolved to do so or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Marquette is commenced, and the Marquette Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders); or

        (g) by GE or Marquette if Marquette enters into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Marquette Board resolves to do so; PROVIDED, HOWEVER, that Marquette may not terminate the Merger Agreement pursuant to this paragraph unless (i) Marquette has delivered to GE a written notice of Marquette's intent to enter into such an agreement to effect the Superior Proposal, (ii) 5 business days have elapsed following delivery to GE of such written notice by Marquette and (iii) during such 5 business day period Marquette has fully cooperated with GE, including informing GE of the terms and conditions of the Takeover Proposal and the identity of the person making the Takeover Proposal, with the intent of enabling GE to agree to a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated hereby may be effected; PROVIDED, FURTHER, that Marquette may not terminate the Merger Agreement pursuant to this paragraph unless at the end of such 5 business day period the Marquette Board continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal when compared to the Merger (taking into account any such modification as may be proposed by GE) and concurrently with such termination Marquette pays to GE the amounts specified under "--Fees and Expenses" below.

FEES AND EXPENSES

    Except as described below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such costs and expenses, provided that all printing expenses and all filing fees (including filing fees under the Securities Act, the Exchange Act and the HSR
Act) will be divided equally between GE and Marquette.

    Notwithstanding any provision in the Merger Agreement to the contrary, if the Merger Agreement is terminated (A) by Marquette pursuant to clause (i) of paragraph (d) under "--Termination" above after receipt of a Superior Proposal,
(B) by GE pursuant to paragraph (b), (c) or (f) under "--Termination" above, or
(C) by GE or Marquette pursuant to paragraph (e) under "--Termination" above (after receipt of a publicly disclosed Superior Proposal or after the occurrence of any of the events described in clause (i), (ii) or (iii) of paragraph (f) under "--Termination" above) or pursuant to paragraph (g) under "-- Termination" above, then, in each case, Marquette will (without prejudice to any other rights of GE against Marquette) reimburse GE upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of GE or any affiliate of GE in connection with the Merger Agreement, the Stock Option

Agreement and the transactions contemplated therein, including all fees and expenses of counsel, investment banking firms, accountants and consultants.

    Notwithstanding any provision in the Merger Agreement to the contrary, if the Merger Agreement is terminated: (A) by Marquette pursuant to clause (i) of paragraph (d) under "--Termination" above after receipt of a Superior Proposal,
(B) by GE pursuant to paragraph (b) or (f) under "--Termination" above, or (C) by GE pursuant to paragraph (c) under "--Termination" above or by GE or Marquette pursuant to paragraph (e) under "--Termination" above in either case after receipt of a publicly disclosed Superior Proposal or after the occurrence of any of the events described in clause (i), (ii) or (iii) of paragraph (f) under "--Termination" above, and, in the case of (A), (B) or (C), prior to, concurrently with or within twelve months after such a termination a Third Party Acquisition Event (as defined below) occurs, then Marquette shall (in addition to any other obligation under the Merger Agreement and without prejudice to any other rights of GE against Marquette) pay to GE the Termination Fee (as defined below) in cash, such payment to be made promptly, but in no event later than the second business day following the later to occur of such termination and such Third Party Acquisition Event.

    If the Merger Agreement is terminated by GE or Marquette pursuant to paragraph (g) under "-- Termination" above, then Marquette will (in addition to any obligation under the Merger Agreement and without prejudice to any other rights of GE against Marquette) pay to GE the Termination Fee in cash, such payment to be made by Marquette concurrently with such termination if the termination is by Marquette, or no later than the second business day following such termination if the termination is by GE.

    "Termination Fee" means $35 million, PROVIDED, HOWEVER, that such amount will be reduced to an amount not less than zero by subtracting from $35 million the amount realized or realizable (based on the facts as they exist on the date such fee shall become due) by GE under the Stock Option Agreement; PROVIDED FURTHER that if such fee shall be so reduced by an amount realizable by GE and thereafter the Stock Option Agreement shall terminate without receipt by GE of such amount, then an additional payment will be made to GE in such amount promptly following such termination.

    A "Third Party Acquisition Event" means any of the following events: (A) Marquette redeems the Rights (as defined below) or amends or fails to resist a legal challenge to the Marquette Rights Agreement and any person (other than GE or its affiliates and other than Michael J. Cudahy so long as his beneficial ownership does not exceed 25%) acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Marquette Common Stock; (B) Marquette redeems the Rights or amends or fails to resist a legal challenge to the Marquette Rights Agreement and any group (other than a group which includes or may reasonably be deemed to include GE or any of its affiliates) is formed which, at the time of formation, beneficially owns 20% or more of the outstanding shares of Marquette Common Stock; (C) Marquette enters into, or announces that it proposes to enter into, an Agreement, including, an Agreement in principle, providing for a merger or other business combination involving Marquette or a significant subsidiary of Marquette or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, Marquette or a significant subsidiary (other than the transactions contemplated by the Merger Agreement); (D) any person (other than GE or its affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Marquette Common Stock which, together with all shares of Marquette Common Stock beneficially owned by such person, results or would result in such person being the beneficial owner of 20% or more of the outstanding shares of Marquette Common Stock; or (E) there is a public announcement with respect to a plan or intention by Marquette to effect any of the foregoing transactions.

    Notwithstanding any provision in the Merger Agreement to the contrary, if the Merger Agreement is terminated by Marquette pursuant to paragraph (b) or (c) under "--Termination" above, then GE will (without prejudice to any other rights of Marquette against GE) reimburse Marquette upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of Marquette or any affiliate of Marquette in connection with the Merger Agreement, the Stock Option Agreement and the transactions contemplated therein, including all fees and expenses of counsel, investment banking firms, accountants and consultants.

AMENDMENT; WAIVER

    The Merger Agreement may be amended by the parties thereto at any time prior to the approval of the matters presented in connection with the Merger Agreement to the shareholders of Marquette, but, after any such approval, no amendment may be made which by law requires further approval by such shareholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed by each of the parties to the Merger Agreement.

    Pursuant to the Merger Agreement, at any time prior to the Effective Time, the parties to the Merger Agreement may (i) extend the time for the performance of any obligation or other act of the other parties to the Merger Agreement,
(ii) waive any inaccuracy in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with any agreement or condition contained in the Merger Agreement which may be legally waived. Any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

                           THE STOCK OPTION AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE STOCK OPTION AGREEMENT, A CONFORMED COPY OF WHICH IS ATTACHED AS ANNEX III TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE STOCK OPTION AGREEMENT. SHAREHOLDERS OF MARQUETTE ARE URGED TO READ THE STOCK OPTION AGREEMENT IN ITS ENTIRETY.

    Concurrently with the execution of the Merger Agreement, in order to induce GE to enter into the Merger Agreement, GE and Marquette entered into the Stock Option Agreement pursuant to which Marquette granted to GE an option to purchase up to 3,643,066 shares (the "Optioned Shares") of Marquette Common Stock (approximately 19.9% of the outstanding shares of Marquette Common Stock as of October 13, 1998) at an exercise price of $45 per share (the "Exercise Price"), payable in cash.

    The Option is exercisable only if one or more of the following events occurs: (A) Marquette redeems the Rights or amends or fails to resist a legal challenge to the Marquette Rights Agreement and any person (other than GE or its affiliates or Michael J. Cudahy so long as he beneficially owns less than 25%), acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Marquette Common Stock; (B) Marquette redeems the Rights or amends or fails to resist a legal challenge to the Marquette Rights Agreement and any group (other than a group which includes or may reasonably be deemed to include GE or any of its affiliates) is formed which beneficially owns 20% or more of the outstanding shares of Marquette Common Stock; (C) any person (other than GE or its affiliates) has commenced a tender or exchange offer for 20% or more of the then outstanding shares of Marquette Common Stock or has publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of Marquette, or other similar business combination involving Marquette; (D) Marquette enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving Marquette or a significant subsidiary of Marquette or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, Marquette or a significant subsidiary (other than the transactions contemplated by the Merger Agreement); (E) any person (other than GE or its affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Marquette Common Stock which, together with all shares of Marquette Common Stock beneficially owned by such person, results or would result in such person being the beneficial owner of 20% or more of the outstanding shares of Marquette Common Stock; or (F) there is a public announcement with respect to a plan or intention by Marquette, other than with GE or its affiliates, to effect any of the foregoing transactions.

    Additionally, GE may not exercise the Option if (a) GE or Sub has breached any of their material obligations under the Merger Agreement or (b) a preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction which invalidates the grant or prohibits the exercise of the Option is in effect (clauses (a) and (b) being collectively referred to as the "Option Conditions").

    GE's obligation to purchase the Optioned Shares following the exercise of the Option, and Marquette's obligation to deliver the Optioned Shares, are subject to the conditions that (i) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Optioned Shares shall be in effect; (ii) the purchase of the Optioned Shares will not violate Rule 10b-13 promulgated under the Exchange Act; and (iii) all applicable waiting periods under the HSR Act have expired or been terminated.

    Prior to the termination of the Option, if a Put Event (as defined below) occurs, GE has the right, upon 3 business days' prior written notice to Marquette, to require Marquette to purchase the Option from GE (the "Put Right") at a cash purchase price (the "Put Price") equal to the product determined by multiplying (A) the number of Optioned Shares as to which the Option has not yet been exercised by (B) the Spread (as defined below). "Put Event" means the occurrence on or after the date of the Stock Option Agreement of any of the following: (i) any person (other than GE or its affiliates) acquires or becomes the beneficial owner of 50% or more of the outstanding shares of Marquette Common Stock or (ii) Marquette consummates a merger or other business combination involving Marquette or a significant subsidiary of Marquette or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, Marquette or a significant subsidiary (other than the transactions contemplated by the Merger Agreement). "Spread" means the excess, if any, of (i) the greater of (x) the highest price (in cash or fair market value of securities or other property) per share of Marquette Common Stock paid or to be paid within 12 months preceding the date of exercise of the Put Right for any shares of Marquette Common Stock beneficially owned by any person who shall have acquired or become the beneficial owner of 20% or more of the outstanding shares of Marquette Common Stock after the date of the Stock Option Agreement or (y) the average of the last reported sales prices quoted on Nasdaq of Marquette Common Stock during the 5 trading days immediately preceding the written notice of exercise of the Put Right over (ii) the Exercise Price.

    At any time after the termination of the Option and for a period of 90 days thereafter, Marquette has the right, upon 3 business days' prior written notice, to repurchase from GE (the "Repurchase Right"), all (but not less than all) of the Optioned Shares acquired by Marquette and with respect to which Marquette then has beneficial ownership at a price per share equal to the greater of (i) the average of the last reported sales price quoted on Nasdaq of Marquette Common Stock during the 5 trading days immediately preceding the written notice of exercise of the Repurchase Right and (ii) the Exercise Price, plus interest at a rate per annum equal to the costs of funds to GE at the time of exercise of the Repurchase Right.

    The Stock Option Agreement and the Option terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms; PROVIDED, HOWEVER, the Option will not terminate until 180 days after a termination pursuant to clause (ii) immediately above if
(A) the Merger Agreement is terminated by GE pursuant to paragraph (b), (c) or
(f) under "THE MERGER AGREEMENT--Termination" above, (B) the Merger Agreement is terminated by GE or Marquette pursuant to paragraph (e) or (g) under "THE MERGER AGREEMENT--Termination" above or (C) the Merger Agreement is terminated by Marquette pursuant to clause (i) of paragraph (d) under "THE MERGER AGREEMENT--Termination" above after receipt of a Superior Proposal; PROVIDED, FURTHER, that the Stock Option Agreement will not terminate with respect to the preceding paragraph until 90 days after the termination of the Option pursuant to the foregoing proviso.

    The Option, which GE required that Marquette grant as a condition to GE entering into the Merger Agreement, might increase the likelihood of consummation of the Merger by discouraging competing offers for Marquette. Certain aspects of the Stock Option Agreement may have the effect of discouraging persons who may, now or prior to the Effective Time, be interested in acquiring all of or a significant interest in Marquette from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to shareholders of Marquette that had a higher current market price than the shares of GE Common Stock to be received for each share of Marquette Common Stock pursuant to the Merger Agreement.

                             SHAREHOLDER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE SHAREHOLDER AGREEMENT ENTERED INTO BETWEEN GE AND MR. CUDAHY, A COPY OF WHICH IS ATTACHED HERETO AS ANNEX IV AND INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SHAREHOLDER AGREEMENT. SHAREHOLDERS OF MARQUETTE ARE URGED TO READ THE SHAREHOLDER AGREEMENT IN ITS ENTIRETY.

    Concurrently with the execution of the Merger Agreement, in order to induce GE to enter into the Merger Agreement, Michael J. Cudahy, the Chairman of the Marquette Board and the owner of 3,262,588 shares of Marquette Common Stock (the "Subject Shares") (approximately 17.8% of the outstanding shares of Marquette Common Stock as of the Record Date), entered into the Shareholder Agreement with GE.

    COVENANTS.  The Shareholder Agreement provides, among other things, that:
(a) Mr. Cudahy will attend the Special Meeting, in person or by proxy, and at the Special Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, he will vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement; (b) at any meeting of shareholders of Marquette or at any adjournment thereof or in any other circumstances upon which his vote, consent or other approval is sought, he will vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Marquette or any subsidiary thereof or any other Takeover Proposal or (ii) any amendment of the Marquette Charter or the Marquette Bylaws or other proposal or transaction involving Marquette or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of Marquette; (c) he will not, with certain exceptions, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively "Transfer") or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions; (d) he will not, nor will he authorize any investment banker, attorney or other advisor or representative to directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal, or directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person with respect to Marquette or any subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal; (e) he will use his reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with GE in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger Agreement and the other transactions contemplated by the Merger Agreement; (f) he will notify GE in writing of the nature and amount of any acquisition by him of any voting securities of Marquette; and (g) he will not knowingly take or fail to take any action which would cause certain representation and warranties made by him to be untrue or incorrect. The Shareholder Agreement is not intended to limit the action that Mr. Cudahy may take to discharge his fiduciary duties as a director of Marquette.

    TERMINATION. Mr. Cudahy's obligations under the Shareholder Agreement terminate on the earlier to occur of (i) six months after the termination of the Merger Agreement pursuant to the provisions described in "THE MERGER AGREEMENT--Termination" above and (ii) the Effective Time; PROVIDED, HOWEVER, that if the Merger Agreement is terminated by Marquette pursuant to paragraphs
(b), (c) or (d) under "THE MERGER AGREEMENT--Termination" above (other than pursuant to clause (i) of such paragraph (d) following the receipt of a Superior Proposal) or if the Merger Agreement is terminated pursuant to paragraph (a) under "THE MERGER AGREEMENT--Termination" above, then such obligations will terminate upon the termination of the Merger Agreement.

                               REGULATORY MATTERS

    Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and specified waiting periods have been terminated or have expired. Marquette and GE each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on October 6, 1998. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Marquette or GE. The Antitrust Division has the authority to challenge the Merger on antitrust grounds before or after the Merger is completed.

    GE has also made or expects to make filings with regulatory authorities pursuant to antitrust laws in Austria, Germany, Italy and Sweden. It is currently anticipated that necessary clearances under these laws will be obtained prior to the Special Meeting.

    GE and Marquette are not aware of any material governmental or regulatory approvals required to be obtained in order to consummate the Merger, other than compliance with the HSR Act, the foreign laws mentioned above and applicable federal and state securities and corporate laws.

                 COMPARISON OF RIGHTS OF MARQUETTE SHAREHOLDERS
                              AND GE SHAREHOLDERS

    THE STATEMENTS SET FORTH UNDER THIS HEADING WITH RESPECT TO THE WBCL, MARQUETTE'S AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED (THE "MARQUETTE CHARTER"), MARQUETTE'S AMENDED AND RESTATED BY-LAWS (THE "MARQUETTE BYLAWS"), THE RIGHTS AGREEMENT BETWEEN MARQUETTE AND FIRSTAR TRUST COMPANY (THE "MARQUETTE RIGHTS AGREEMENT"), GE'S CERTIFICATE OF INCORPORATION, AS AMENDED (THE "GE CHARTER") AND GE'S BY-LAWS, AS AMENDED (THE "GE BYLAWS"), ARE BRIEF SUMMARIES THEREOF AND DO NOT PURPORT TO BE COMPLETE; SUCH STATEMENTS ARE SUBJECT TO THE DETAILED PROVISIONS OF THE NYBCL, WBCL, THE MARQUETTE CHARTER, THE MARQUETTE BYLAWS, THE MARQUETTE RIGHTS AGREEMENT, THE GE CHARTER AND THE GE BYLAWS. SEE "WHERE YOU CAN FIND MORE INFORMATION."

    Upon consummation of the Merger and delivery of their Marquette Certificates to the Exchange Agent, shareholders of Marquette will become shareholders of GE. Since GE is a New York corporation, the rights of the shareholders of GE are governed by the applicable laws of the State of New York. including the NYBCL, and by the GE Charter and the GE Bylaws. Since Marquette is a Wisconsin corporation, the rights of the shareholders of Marquette are governed by the applicable laws of the State of Wisconsin, including the WBCL, and by the Marquette Charter and the Marquette Bylaws.

    While there are similarities between the NYBCL and the WBCL as well as between the charters and bylaws of GE and Marquette, a number of differences do exist. The following is a summary of certain material differences between the current rights of GE shareholders and Marquette shareholders under the NYBCL and the WBCL, respectively, and under the respective charters and bylaws of GE and Marquette. Additionally, Marquette has a shareholder rights plan, while GE does not.

AUTHORIZED CAPITAL STOCK

    The authorized capital stock of GE currently consists of 4,450,000,000 shares of capital stock, consisting of (i) 4,400,000,000 shares of GE Common Stock, and (ii) 50,000,000 shares of preferred stock, par value $1.00 per share.

    The authorized capital stock of Marquette currently consists of 60,000,000 shares of capital stock, consisting of (i) 30,000,000 shares of Marquette Common Stock and (ii) 30,000,000 shares of preferred stock, no par value.

SHAREHOLDER VOTING RIGHTS GENERALLY

    Under the NYBCL and the WBCL, with respect to matters other than the election of directors, unless a greater number of affirmative votes is required by statute, the articles or certificate of incorporation or by-laws, if a quorum exists, action on any matter generally is approved by the shareholders if the votes cast favoring the action exceed the votes cast opposing the action. Unless otherwise provided in the certificate or articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote.

    Neither GE Common Stock nor Marquette Common Stock is divided into classes and each entitles holders thereof to one vote for each share on each matter upon which shareholders have the right to vote.

SHAREHOLDER VOTING IN CERTAIN SIGNIFICANT TRANSACTIONS

    The NYBCL requires that, for corporations in existence on February 22, 1998 whose certificates of incorporation do not expressly provide otherwise, the affirmative vote of two-thirds of a corporation's outstanding shares entitled to vote is required in order to authorize a merger, consolidation, dissolution or disposition of substantially all of the corporation's assets. The GE Charter does not expressly provide otherwise.

    Under the WBCL, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, other than in the usual and regular course of business, if such disposition is approved by a majority of all the votes entitled to be cast thereon. A merger or share exchange plan must be approved by each voting group entitled to vote separately on the plan by a majority of all the votes entitled to be cast on the plan by that voting group.

    The WBCL contains certain provisions that, unless a corporation elects not to be covered by such provisions, require approval of a supermajority of shareholders for certain "business combinations" involving persons who are "significant shareholders" before the transaction or become "significant shareholders" after the transaction. A "significant shareholder" is, among others, a person who is, or an affiliate who was, within two years of the transaction, a beneficial owner of 10% or more of the voting power of the applicable corporation. In such a case, unless the business combination satisfies certain "fair price" criteria, the business combination must be approved by the affirmative vote of 80% of the votes entitled to be cast by the outstanding voting shares of the corporation voting as a single voting group and two-thirds of all such shares excluding the shares owned by a significant shareholder. Marquette has elected, in the Marquette Charter, not to be covered by this provision.

    The NYBCL requires that any amendment to the certificate of incorporation specifying a vote requirement for the transaction of specified items of business, which vote requirement is higher than that otherwise required by law, must be authorized by a two-thirds vote of all outstanding shares entitled to vote thereon and present at a meeting.

    The GE Charter may be amended by a majority vote by the Board of Directors of GE (the "GE Board") and the affirmative vote of at least a majority of outstanding shares of GE Common Stock. The GE Charter confers the power to amend or repeal the GE Bylaws upon the GE Board, except that the GE Board does not have the authority to amend or repeal any bylaw which is adopted by the GE shareholders after April 20, 1948, unless such authority is granted to the GE Board by the specific provisions of a bylaw adopted by the GE shareholders. The GE Bylaws also may be altered, amended or repealed, at any time, in the manner provided in the GE Charter.

    In general, the WBCL provides that a corporation's articles of incorporation may be amended through a proposal submitted by the board of directors to the shareholders for their approval. Unless the articles of incorporation or by-laws provide otherwise, or unless class voting is required, or unless the WBCL provides otherwise, the amendment may be approved by a majority vote of the shares entitled to vote thereon. Class votes are required in certain circumstances which, in general, affect a class of stock adversely or uniquely. In certain very limited circumstances, either specified in the corporation's articles of incorporation or which involve certain ministerial actions which are likely to be immaterial to the shareholders, the WBCL permits the articles of incorporation to be amended by action of the board of directors without shareholder approval. In general, under Wisconsin law, the by-laws of a corporation may be amended by the board of directors, except in those instances in which the corporation's articles of incorporation or by-laws provide otherwise. Action by shareholders to amend or repeal amendments to the by-laws can overrule action taken by the board of directors. The Marquette Charter and the Marquette Bylaws provide that the by-laws may be adopted, amended or repealed by the Marquette Board, except for such by-laws as may have been adopted by the shareholders.

SPECIAL MEETINGS OF SHAREHOLDERS; CONSENT TO ACTIONS OF SHAREHOLDERS IN LIEU OF
  MEETING

    SPECIAL MEETINGS. Under both the NYBCL and the WBCL, a special meeting of shareholders may be called by the board of directors or by any person authorized to do so in the certificate or articles of incorporation or bylaws. The WBCL provides that a special meeting of shareholders may also be called by holders of at least 10% of the outstanding voting shares of the corporation.

    The GE Bylaws provide that special meetings of shareholders may be called by the GE Board, or by the written request of shareholders holding 40% of the then issued stock of GE.

    The Marquette Bylaws provide that special meetings of the shareholders of Marquette may be called at any time by the Marquette Board, the President or upon the written request of holders of not less than 10% of all outstanding shares of Marquette.

    CONSENT OF SHAREHOLDERS IN LIEU OF MEETING. The NYBCL requires the unanimous consent in writing of the holders of all outstanding shares entitled to vote thereon for any action requiring a vote of shareholders, if such action is taken without a meeting. Neither the GE Charter nor the GE Bylaws contains any provision with respect to actions by shareholders by written consent.

    The WBCL permits action otherwise required to be taken at a shareholders' meeting to be taken without a meeting if (1) written consents are signed by all shareholders entitled to vote on the action, or (2) if the articles of incorporation so provide, written consents are signed by shareholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. Neither the Marquette Charter nor the Marquette Bylaws contains any provision with respect to actions by shareholders by written consent.

BUSINESS COMBINATIONS

    The NYBCL generally prohibits a resident domestic corporation (as that term is defined in the NYBCL) from engaging in a business combination with an "interested shareholder" (the beneficial owner of 20% or more of the corporation's stock) for a period of five years from the time the shareholder acquired the stock in such resident domestic corporation, unless certain conditions are met.

    The resident domestic corporation may engage in a business combination with the interested shareholder within the five-year period if the interested shareholder's stock purchase was approved by the corporation's board of directors prior to the purchase. The business combination is also permitted if any of the following criteria are met: (1) the business combination was approved by the board of directors prior to the interested shareholder's stock acquisition date; (2) the combination was approved by the majority of disinterested shareholders at a meeting called no earlier than five years after the interested shareholder's stock acquisition date; or (3) the price paid to all the shareholders meets statutory criteria establishing a formula price. The formula price is the higher of the price paid by the interested shareholder or the market value of the stock, computed as the higher of the value when acquired or when the announcement of the business combination was made.

    The WBCL regulates a broad range of "business combinations" between a corporation and an "interested shareholder." "Business combinations" are generally defined to include a merger or a share exchange, an asset sale, the issuance of stock or rights to purchase stock and certain related party transactions, in each case involving an interested shareholder. An "interested shareholder" is a person who beneficially owns, directly or indirectly, 10% or more of the outstanding voting stock of the corporation, or a person who is an affiliate or associate of the corporation and has beneficially owned 10% or more of the voting stock within the last three years. The WBCL generally prohibits a corporation from engaging in a business combination with an interested shareholder for a period of three years following the date on which the interested shareholder first acquired 10% or more of the outstanding voting stock (the "Share Acquisition Date") unless the board of directors approved the business combination or the acquisition of stock prior to the Share Acquisition Date. After three years from the Share Acquisition Date, the WBCL continues to generally prohibit a business combination with an interested shareholder unless
(i) the board of directors approved the business combination or the acquisition of stock prior to the Share Acquisition Date, (ii) the business combination is approved by a majority of the outstanding voting stock not owned by the interested shareholder, (iii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount or
(iv) the business combination is of a type specifically excluded from the coverage of the statute.

    While a takeover offer is being made, or after a takeover offer has been publicly announced and before it is concluded, the WBCL requires the approval of the holders of a majority of shares entitled to vote before a public corporation may acquire more than 5% of its voting shares at a price above market value from a person who holds more than 3% of its voting shares and has held such shares for less than two years, unless at least an "equal" offer is made to acquire all voting shares and all securities which may be converted into voting shares. Similar approval is required before a public corporation may sell or option assets which amount to at least 10% of its market value unless the corporation has at least three directors who are not either officers or employees of the corporation and a majority of the directors who are not either officers or employees vote not to be governed by this provision.

    The WBCL provides that in certain circumstances the voting rights of shares of a "resident public corporation" held by any person in excess of 20% of the voting power of such corporation is limited to 10% of the full voting power of such excess shares. Full voting power may be restored if a majority of the voting power of shares represented at a meeting are voted in favor of such restoration. A "resident domestic corporation" is a Wisconsin corporation that satisfies any of the following: its principal offices are located in Wisconsin; it has significant business operations in Wisconsin; more than 10% of the record holders of its shares are Wisconsin residents; or more than 10% of its shares are held of record by Wisconsin residents.

BUSINESS CONDUCTED AT SHAREHOLDERS' MEETINGS

    Under both the NYBCL and the WBCL, the business permitted to be conducted at any special meeting of shareholders is limited to the matters stated in the notice of meeting of shareholders.

DIVIDENDS

    Under the NYBCL, a corporation may pay dividends out of surplus. Under the WBCL, no distribution may be made if, after giving it effect, either (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

DISSENTERS' APPRAISAL RIGHTS

    The NYBCL provides that, upon strict compliance with the applicable statutory requirements and procedures, a dissenting shareholder has the right to receive payment of the fair value of such shareholder's shares if such shareholder objects to: (i) mergers; (ii) consolidations; (iii) dispositions of assets requiring shareholder approval; (iv) certain share exchanges; or (v) certain amendments to the certificate of incorporation which adversely affect the rights of such shareholder.

    Under the WBCL, a shareholder of a corporation is generally entitled to receive payment of the fair value of such shareholder's stock if such shareholder dissents from a proposed merger or stock exchange or sale or exchange of all or substantially all of the property and assets of the corporation. However, except with respect to business combinations involving significant shareholders (as such terms are described in the first paragraph under "Shareholder Voting in Certain Significant Transactions" above), dissenters' rights are not available to holders of shares that are registered on a national securities exchange or quoted on Nasdaq. Currently, Marquette Common Stock is quoted on Nasdaq.

WARRANTS OR OPTIONS

    The NYBCL requires the approval of the holders of a majority of the votes cast for the issuance of any rights or options to directors, officers or other employees or for a plan to issue such rights or options.

    The WBCL does not specifically limit or require special approval procedures in connection with the issuance of rights or options to directors, officers or other employees of a corporation.

NUMBER AND TERM OF DIRECTORS

    Under the NYBCL, the number of directors may be fixed by the bylaws or by action of the shareholders or of the board of directors under the specific provisions of a bylaw adopted by the shareholders. The number of directors may be increased or decreased by amendment of the bylaws or by action of the shareholders or of the board of directors under the specific provisions of a bylaw adopted by the shareholders; PROVIDED that, if the board of directors is authorized by the bylaws to change the number of directors, whether by amending the bylaws or by taking action under the specific provisions of a bylaw adopted by the shareholders, such amendment or action shall require the vote of a majority of the entire board of directors.

    Under the WBCL, the authorized number of directors constituting the board of directors is specified in, or fixed in accordance with, the articles of incorporation or by-laws and may be increased or decreased by amendment to, or in a manner provided in, the articles of incorporation or the by-laws. Under the Marquette Bylaws, the number of directors is six.

    The GE Charter provides that the GE Board may not consist of less than 10 directors, the exact number to be determined pursuant to the procedures set forth in the GE Bylaws. The GE Bylaws provide that the exact number of directors will be determined by a vote of the majority of the entire GE Board, except that the number of directors for any year will be fixed by the shareholders of GE at any annual statutory meeting of the shareholders by a majority vote of the outstanding shares entitled to vote thereon. Directors of GE hold office until the next statutory meeting of the shareholders and until their successors are duly elected and have qualified. The number of directors of GE is currently fixed at 15.

ELECTION OF DIRECTORS

    Under the NYBCL and the WBCL, except as otherwise provided in the certificate or articles of incorporation, directors are elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.

    The GE Bylaws provide that directors of GE shall be elected each year at the annual statutory meeting of the shareholders of GE, and that any vacancy occurring in the GE Board may be filled for the unexpired term by the GE Board. Neither the GE Charter nor the GE Bylaws allows cumulative voting for the election of directors.

    The Marquette Bylaws provide that directors of Marquette hold office until the next annual meeting of shareholders and until his or her successor has been elected and qualified. Any vacancy may be filled by the Marquette Board by the affirmative vote of the majority of the directors then in office, even if less than a quorum. Neither the Marquette Charter nor the Marquette Bylaws provides for cumulative voting in the election of directors.

CLASSIFICATION OF THE BOARD OF DIRECTORS

    The NYBCL provides that a corporation's certificate of incorporation or bylaws may provide that the directors be divided into either two, three or four classes; PROVIDED that all classes will be as nearly equal in number as possible, and no class may include less than three directors. The WBCL permits the staggering of terms of directors by dividing the directors into two or three groups if the corporation's articles of incorporation or by-laws so provide. None of the GE Charter, the GE Bylaws, the Marquette Charter and the Marquette Bylaws contains a classified board provision.

REMOVAL OF DIRECTORS

    The NYBCL provides that any or all of the directors of a corporation may be removed for cause and, if the certificate of incorporation or bylaws of the corporation provide, without cause by vote of the shareholders.

    Under the WBCL, a director may generally be removed by the shareholders, with or without cause, if the number of votes cast to remove the director exceeds the number of votes cast not to remove him or her, unless the articles of incorporation, or by-laws adopted under authority granted in the articles of incorporation, provide for a greater voting requirement or provide that directors may only be removed for cause.

    Under the WBCL, the circuit court for the county where a corporation's principal office or registered office is located may remove a director of the corporation from office in a proceeding brought either by the corporation or by shareholders holding at least 10% of the outstanding shares of any class, if the court finds that the director engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to the corporation and that removal is in the best interests of the corporation.

    Neither the GE Charter nor the GE Bylaws provides for removal of GE directors. Consequently, GE directors may be removed only for cause by vote of the shareholders of GE.

    Neither the Marquette Charter nor the Marquette Bylaws provides for removal of Marquette directors. Consequently, directors of Marquette may be removed with or without cause by the shareholder vote referred to above.

STATUTORY SHAREHOLDER LIABILITY

    The WBCL provides that the shareholders of a Wisconsin corporation are personally liable in certain circumstances for debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any case. The NYBCL does not have a similar provision.

INDEMNIFICATION

    The NYBCL allows for the advance payment of expenses to a director or officer by the corporation prior to the final disposition of an action. The NYBCL requires that, prior to any such advance, a determination must be made by a quorum of disinterested directors, an independent legal counsel or by the company's shareholders that such executive has met the applicable statutory standard of conduct. Furthermore, the NYBCL allows for the advance payment of expenses prior to the final disposition of an action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such executive is not entitled to be indemnified by the company.

    The GE Charter provides that a person who is or was a director of GE will have no personal liability to GE or its shareholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the NYBCL. The GE Bylaws provide that GE shall, to the fullest extent permitted by applicable law, indemnify any person who is or was or has agreed to become a director of GE against damages; PROVIDED that no indemnification shall be provided to any person if a judgment or other final adjudication adverse to the director establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

    The WBCL provides that a director is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders for liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the following: (1) wilful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest; (2) a violation of criminal law, unless the director had reasonable cause to believe that the conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (3) a transaction from which the director derived an improper personal profit; or (4) wilful misconduct. Although the WBCL permits a corporation to limit the statutory immunity from director liability in its articles of incorporation, the Marquette Charter does not contain such a limitation.

    The WBCL provides that a corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because of his or her status as a director or officer. Additionally, a corporation shall indemnify a director or officer against liability incurred by a director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the conduct enumerated above relating to liability of directors. Further, a court of law may order that the corporation provide indemnification to a director or officer if it finds that the director or officer is entitled thereto under the applicable statutory provision or is fairly and reasonably entitled thereto in view of all the relevant circumstances, whether or not such indemnification is required under the applicable statutory provision.

    The WBCL permits a corporation to provide additional rights to indemnification under its articles of incorporation or by-laws, by written agreement, by resolution of its board of directors or by a vote of the holders of a majority of its outstanding shares, except that the corporation may not indemnify a director or officer unless it is determined by or on behalf of the corporation that the director or officer did not breach or fail to perform a duty owed to the corporation which constitutes conduct as enumerated above relating to liability of directors. The Marquette Bylaws provide for indemnification and reimbursement or advancement of expenses to directors and officers to the fullest extent permitted by the WBCL. This provision is not exclusive of any other rights to indemnification or the advancement of expenses to which a director or officer may be entitled to under any written agreement, resolution of directors, vote of shareholders, by law or otherwise.

TRANSACTIONS WITH INTERESTED DIRECTORS

    Generally, under the NYBCL, a contract or transaction between a corporation and one or more of its directors or between a corporation and any other entity in which one or more of its directors are directors or officers, or have a substantial financial interest, is not void or voidable solely because of such relationship or interest, if any of the following is true: (i) the material facts of the contract or transaction and the director's interest are disclosed or known to the board of directors or a committee of the board of directors which approves the transaction by a vote sufficient for such purpose without counting the vote of such interested director or, if the votes of the disinterested directors are insufficient to constitute an act of the board under the NYBCL, by unanimous vote of the disinterested directors; (ii) the material facts of the transaction and the director's interest are disclosed or known to shareholders entitled to vote thereon, and such contract or transaction is approved by a vote of such shareholders; or (iii) the parties to such contract or transaction establish affirmatively that such transaction or contract was fair and reasonable to the corporation when it was approved by the board, a committee or the shareholders.

    Generally, under the WBCL, a contract or transaction between a corporation and one or more of its directors or between a corporation and another entity in which one or more of its directors are directors or officers or in which one or more of its directors have a material financial interest is not voidable solely because of such relationship or interest, if any of the following is true: (i) the material facts of the transaction and the director's interest are disclosed or known to the board of directors or a committee of the board of directors which specifically authorizes, approves or ratifies the transaction by the vote of a majority of directors who have no direct or indirect interest in the transaction; (ii) the material facts of the transaction and the director's interest are disclosed or known to shareholders entitled to vote and they authorize, approve or ratify the transaction by a majority of the shares entitled to vote (shares held or voted by the interested director are not entitled to vote); or (iii) the transaction is fair to the corporation.

    Marquette's Bylaws provide that directors with a real or perceived "conflict of interest" are required to disclose such conflict at the earliest practical time and are not entitled to vote on any matter in which such conflict of interest is relevant. "Conflicts of interest" are considered to exist if (i) the director has an existing or potential financial or other interest which impairs or might reasonably appear to impair his or her independent, unbiased judgment,
(ii) the director is aware of a member of his or her immediate family or a family member that resides in his or her house that has such an existing or potential conflict, or (iii) any organization in which the director or a member of his or her family is an officer, director, employee, member, partner, trustee or controlling shareholder has such an existing or potential conflict.

SHAREHOLDER RIGHTS AGREEMENT

    GE does not have a shareholder rights plan. By contrast, Marquette has a shareholder rights plan. Pursuant to the Marquette Rights Agreement, each holder of an outstanding share of Marquette Common Stock has received a right (a "Right") entitling the holder thereof to purchase from Marquette one one-hundredth of a share of Series A Preferred Stock, without par value (the "Preferred Shares"), of Marquette at a price of $80.00 (the "Purchase Price"), subject to adjustment.

    Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding shares of Marquette Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Marquette Board prior to such time as any person of group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of Marquette Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by certificates representing Marquette Common Stock. The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the shares of Marquette Common Stock.

    Marquette, any subsidiary of Marquette, any employee benefit plan of Marquette or a subsidiary, any person holding shares of Marquette Common Stock for or pursuant to the terms of any employee benefit plan of Marquette or a subsidiary or Michael J. Cudahy, his affiliates or associates, his heirs and any trust or foundation to which he has transferred or may transfer shares of Marquette Common Stock are exempt from the applicability of the Marquette Rights Agreement as it relates to the acquisition of 20% or more of the outstanding shares of Marquette Common Stock. Pursuant to an amendment to the Marquette Rights Agreement, GE is also exempt from these provisions until the latest to occur of the termination of the Merger Agreement, the termination of the Stock Option Agreement and the termination of the Shareholder Agreement.

    The Rights are not exercisable until the Distribution Date. The Rights will expire on December 18, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below. In addition, the Rights will expire immediately prior to the Effective Time of the Merger.

    In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Marquette Common Stock having a market value of two times the exercise price of the Right.

    At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Marquette Common Stock, the Marquette Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Marquette Common Stock, or one one-hundredth of the Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

    At any time prior to the earlier of (i) the acquisition by a person or group or affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of Marquette Common Stock or (ii) a majority of the Marquette Board being removed by the written consent of the shareholders of Marquette under certain circumstances, the Marquette Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Marquette Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    The terms of the Rights may be amended by the Marquette Board without the consent of the holders of the Rights, including an amendment to lower the 20% threshold described above to not less than 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

    In connection with the execution of the Merger Agreement, the Marquette Board amended the Marquette Rights Agreement to provide that none of the approval, execution or delivery of the Merger Agreement, the Stock Option Agreement or the Shareholder Agreement, the acquisition of shares of Marquette Common Stock pursuant to the terms of the Stock Option Agreement or the consummation of the Merger and the other transactions contemplated by the Merger Agreement, the Stock Option Agreement and the Shareholder Agreement will cause
(i) GE to be deemed an Acquiring Person, (ii) a Share Acquisition Date (as defined in the Marquette Rights Agreement) to occur or (iii) a Distribution Date to occur.

                       DESCRIPTION OF GE'S CAPITAL STOCK

    SET FORTH BELOW IS A DESCRIPTION OF THE GE COMMON STOCK. THE FOLLOWING STATEMENTS ARE BRIEF SUMMARIES OF, AND ARE SUBJECT TO THE DETAILED PROVISIONS OF, THE GE CHARTER, THE GE BYLAWS AND THE RELEVANT PROVISIONS OF THE NYBCL. SEE "WHERE YOU CAN FIND MORE INFORMATION."

    GE currently is authorized to issue up to 4,400,000,000 shares of Common Stock, par value $.16 per share ("GE Common Stock"). GE is also authorized to issue up to 50,000,000 shares of preferred stock, par value $1.00 per share, in series, but has not issued any such shares. If such shares are issued, GE's Board of Directors may fix the designation, relative rights, preferences and limitations of the shares of each series.

    Dividends may be paid on the GE Common Stock out of funds legally available therefor, when and if declared by the GE's Board of Directors.

    Holders of the GE Common Stock are entitled to share ratably therein and in assets available for distribution on liquidation, dissolution or winding up, subject, if preferred stock of GE is then outstanding, to any preferential rights of such preferred stock. Each share of the GE Common Stock entitles the holder thereof to one vote at all meetings of share owners, and such votes are noncumulative. The GE Common Stock is not redeemable, has no subscription or conversion rights and does not entitle the holder thereof to any preemptive rights.

                                 LEGAL MATTERS

    The legality of the GE Common Stock offered hereby will be passed upon for GE by Robert E. Healing, Corporate Counsel of GE. Sidley & Austin, special counsel to GE, will deliver an opinion concerning the federal income tax consequences of the Merger.

                                    EXPERTS

    The consolidated financial statements of Marquette incorporated in this Proxy Statement/Prospectus by reference from Marquette's Annual Report on Form 10-K for each of the years in the three-year period ended April 30, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

    The financial statements and schedule of GE and its consolidated affiliates as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, appearing in GE's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                          FUTURE SHAREHOLDER PROPOSALS

    In order to be considered for inclusion in Marquette's proxy materials for the 1999 annual meeting of shareholders, any shareholder proposals should be addressed to the Secretary of Marquette at Marquette's offices located at 8200 West Tower Avenue, Milwaukee, Wisconsin 53233, and must be received no later than February 20, 1999. In addition, Marquette's Bylaws establish an advance notice procedure for shareholder proposals to be brought before any annual meeting of shareholders, including proposed nominations of persons for election to the Marquette Board. A shareholder proposal or nomination intended to be brought before the 1999 annual meeting of shareholders must be received by the Secretary of Marquette on or after April 7, 1999 and on or prior to May 2, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

    Marquette and GE file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by GE or Marquette at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Commission filings of GE and Marquette are also available to the public from commercial document retrieval services. The website maintained by the Commission is "http://www.sec.gov". You may also access the Commission filings of GE through the website maintained by GE, which is "http://www.ge.com".

    GE has filed with the Commission a Registration Statement on Form S-4 to register the GE Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of GE in addition to being a proxy statement of Marquette for the Special Meeting. As allowed by Commission rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement and the exhibits to the Registration Statement.

    The Commission allows us to "incorporate by reference" information into this Proxy Statement/ Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that GE and Marquette have previously filed with the Commission. These documents contain important information about GE and Marquette and their finances.

      GE COMMISSION FILINGS
        (FILE NO. 1-00035)                        PERIOD
----------------------------------  ----------------------------------
Annual Report on Form 10-K          Year ended December 31, 1997

Quarterly Reports on Form 10-Q      Quarters ended March 31, 1998 and
                                      June 30, 1998


   MARQUETTE COMMISSION FILINGS
        (FILE NO. 0-18724)                        PERIOD
----------------------------------  ----------------------------------

Annual Report on Form 10-K          Year ended April 30, 1998

Quarterly Report on Form 10-Q       Quarter ended July 31, 1998

Current Report on Form 8-K          Filed on September 24, 1998

Description of Marquette preferred  Filed on December 20, 1996, as
  share purchase rights contained     amended by an amendment filed on
  in Marquette's registration         September 24, 1998
  statement on Form 8-A

    GE and Marquette also hereby incorporate by reference all additional documents that GE and Marquette file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

    If you are a shareholder of GE or Marquette, GE and Marquette may have sent you some of the documents incorporated by reference, but you can obtain any of them through GE, Marquette or the Commission. Documents incorporated by reference are available from GE or Marquette without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this Proxy Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

General Electric Company               Marquette Medical Systems, Inc.
Attention: Secretary                   Attention: Secretary
3135 Easton Turnpike                   8200 West Tower Avenue
Fairfield, Connecticut 06431-0001      Milwaukee, Wisconsin 53223
(203) 373-2211                         (414) 355-5000

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM GE OR MARQUETTE, PLEASE DO SO BY NOVEMBER 13, 1998 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

    The Board of Directors of Marquette does not intend to bring any other matters, and does not know of any other matters to be brought, before the Special Meeting.

    THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MARQUETTE OR GE SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

    YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS. NEITHER GE NOR MARQUETTE HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. ALL INFORMATION CONTAINED (OR INCORPORATED BY REFERENCE) IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO MARQUETTE AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY MARQUETTE, AND ALL INFORMATION CONTAINED (OR INCORPORATED BY REFERENCE) IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO GE AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY GE. NEITHER GE NOR MARQUETTE WARRANTS THE ACCURACY OF INFORMATION RELATING TO THE OTHER PARTY. THIS PROXY STATEMENT/PROSPECTUS IS DATED OCTOBER 16, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OF GE COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                             LIST OF DEFINED TERMS

DEFINED TERM                                                                                             PAGE NUMBER
----------------------------------------------------------------------------------------------------  -----------------
Acquiring Person....................................................................................             45
Antitrust Division..................................................................................             38
Average GE Share Price..............................................................................             23
Baird...............................................................................................             14
broker nonvote......................................................................................             13
Certificates........................................................................................             24
Closing Date........................................................................................             22
Code................................................................................................             24
Commission..........................................................................................              7
Consulting Agreement................................................................................             17
Conversion Number...................................................................................             29
D&O Insurance.......................................................................................             30
Distribution Date...................................................................................             46
Effective Time......................................................................................             22
Exchange Act........................................................................................             24
Exchange Agent......................................................................................             23
Exercise Price......................................................................................             35
Final Expiration Date...............................................................................             46
FTC.................................................................................................             38
GAAP................................................................................................              7
GE..................................................................................................             12
GE Board............................................................................................             40
GE Bylaws...........................................................................................             38
GE Charter..........................................................................................             38
GE Common Stock.....................................................................................             47
Marquette...........................................................................................             12
Marquette Board.....................................................................................             12
Marquette Bylaws....................................................................................             38
Marquette Charter...................................................................................             38
Marquette Common Stock..............................................................................             12
Marquette Rights Agreement..........................................................................             38
Merger Agreement....................................................................................             12
Merger Consideration................................................................................             23
Merger..............................................................................................             12
NASD................................................................................................             13
Nasdaq..............................................................................................             10
NYBCL...............................................................................................             25
Option Conditions...................................................................................             36
Optioned Shares.....................................................................................             35
Preferred Shares....................................................................................             45
Purchase Price......................................................................................             45
Put Event...........................................................................................             36
Put Price...........................................................................................             36
Put Right...........................................................................................             36
Redemption Price....................................................................................             46
Repurchase Right....................................................................................             36
Retention Agreements................................................................................             17

DEFINED TERM                                                                                             PAGE NUMBER
----------------------------------------------------------------------------------------------------  -----------------
Retention Bonus Payment.............................................................................             17
Right...............................................................................................             45
Share Acquisition Date..............................................................................             41
Shareholder Agreement...............................................................................             12
Special Meeting.....................................................................................             12
Spread..............................................................................................             36
Sub.................................................................................................             12
Subject Shares......................................................................................             37
Substitute Option...................................................................................             16
Superior Proposal...................................................................................             28
Surviving Corporation...............................................................................             22
Takeover Proposal...................................................................................             28
Termination Fee.....................................................................................             34
Third Party Acquisition Event.......................................................................             34
Transfer............................................................................................             37
Valuation Period....................................................................................             23
WBCL................................................................................................             25

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                           GENERAL ELECTRIC COMPANY,
                              EMERALD MERGER CORP.
                                      AND
                        MARQUETTE MEDICAL SYSTEMS, INC.
                         DATED AS OF SEPTEMBER 20, 1998

                               TABLE OF CONTENTS
                          AGREEMENT AND PLAN OF MERGER

                                                                                                               PAGE
                                                                                                             ---------
ARTICLE I

  THE MERGER...............................................................................................        I-1
  Section 1.1 The Merger...................................................................................        I-1
  Section 1.2 Effective Time...............................................................................        I-1
  Section 1.3 Effects of the Merger........................................................................        I-2
  Section 1.4 Charter and Bylaws; Directors and Officers...................................................        I-2
  Section 1.5 Conversion of Securities.....................................................................        I-2
  Section 1.6 Parent to Make Certificates Available........................................................        I-2
  Section 1.7 Dividends; Transfer Taxes; Withholding.......................................................        I-3
  Section 1.8 No Fractional Securities.....................................................................        I-4
  Section 1.9 Return of Exchange Fund......................................................................        I-4
  Section 1.10 No Further Ownership Rights in Company Common Stock.........................................        I-4
  Section 1.11 Closing of Company Transfer Books...........................................................        I-4
  Section 1.12 Lost Certificates...........................................................................        I-4
  Section 1.13 Further Assurances..........................................................................        I-4
  Section 1.14 Closing.....................................................................................        I-5

ARTICLE II

  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.........................................................        I-5
  Section 2.1 Organization, Standing and Power.............................................................        I-5
  Section 2.2 Authority....................................................................................        I-5
  Section 2.3 Consents and Approvals; No Violation.........................................................        I-6
  Section 2.4 Parent Common Stock to be Issued in the Merger...............................................        I-6
  Section 2.5 SEC Documents and Other Reports..............................................................        I-7
  Section 2.6 Registration Statement and Proxy Statement...................................................        I-7
  Section 2.7 Absence of Certain Changes or Events.........................................................        I-7
  Section 2.8 Reorganization...............................................................................        I-7
  Section 2.9 Operations of Sub............................................................................        I-8
  Section 2.10 Brokers.....................................................................................        I-8

ARTICLE III

  REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................................................        I-8
  Section 3.1 Organization, Standing and Power.............................................................        I-8
  Section 3.2 Capital Structure............................................................................        I-8
  Section 3.3 Authority....................................................................................        I-9
  Section 3.4 Consents and Approvals; No Violation.........................................................        I-9
  Section 3.5 SEC Documents and Other Reports..............................................................       I-10
  Section 3.6 Registration Statement and Proxy Statement...................................................       I-10
  Section 3.7 Absence of Certain Changes or Events.........................................................       I-11
  Section 3.8 Permits and Compliance.......................................................................       I-11
  Section 3.9 Tax Matters..................................................................................       I-12
  Section 3.10 Actions and Proceedings.....................................................................       I-13
  Section 3.11 Certain Agreements..........................................................................       I-13
  Section 3.12 ERISA.......................................................................................       I-14
  Section 3.13 Compliance with Worker Safety Laws..........................................................       I-15

                                                                                                               PAGE
                                                                                                             ---------
  Section 3.14 Liabilities; Products.......................................................................       I-16
  Section 3.15 Labor Matters...............................................................................       I-16
  Section 3.16 Intellectual Property; Year 2000............................................................       I-16
  Section 3.17 Opinion of Financial Advisor................................................................       I-17
  Section 3.18 State Takeover Statutes.....................................................................       I-18
  Section 3.19 Required Vote of Company Shareholders.......................................................       I-18
  Section 3.20 Reorganization..............................................................................       I-18
  Section 3.21 Accounts Receivable.........................................................................       I-18
  Section 3.22 Inventories.................................................................................       I-18
  Section 3.23 Environmental Matters.......................................................................       I-18
  Section 3.24 Suppliers...................................................................................       I-19
  Section 3.25 Insurance...................................................................................       I-20
  Section 3.26 Accuracy of Information.....................................................................       I-20
  Section 3.27 Transactions with Affiliates................................................................       I-20
  Section 3.28 Title to and Sufficiency of Assets..........................................................       I-20
  Section 3.29 Brokers.....................................................................................       I-21

ARTICLE IV

  COVENANTS RELATING TO CONDUCT OF BUSINESS................................................................       I-21
  Section 4.1 Conduct of Business by the Company Pending the Merger........................................       I-21
  Section 4.2 No Solicitation..............................................................................       I-23
  Section 4.3 Third Party Standstill Agreements............................................................       I-24
  Section 4.4 Reorganization...............................................................................       I-24

ARTICLE V

  ADDITIONAL AGREEMENTS....................................................................................       I-25
  Section 5.1 Shareholder Meeting..........................................................................       I-25
  Section 5.2 Preparation of the Registration Statement and the Proxy Statement............................       I-25
  Section 5.3 Access to Information........................................................................       I-25
  Section 5.4 Compliance with the Securities Act...........................................................       I-25
  Section 5.5 Stock Exchange Listings......................................................................       I-26
  Section 5.6 Fees and Expenses............................................................................       I-26
  Section 5.7 Company Stock Options........................................................................       I-27
  Section 5.8 Reasonable Best Efforts......................................................................       I-28
  Section 5.9 Public Announcements.........................................................................       I-29
  Section 5.10 Real Estate Transfer and Gains Tax..........................................................       I-29
  Section 5.11 State Takeover Laws.........................................................................       I-29
  Section 5.12 Indemnification; Directors and Officers Insurance...........................................       I-29
  Section 5.13 Notification of Certain Matters.............................................................       I-30
  Section 5.14 Consulting Agreement........................................................................       I-30

ARTICLE VI

  CONDITIONS PRECEDENT TO THE MERGER.......................................................................       I-30
  Section 6.1 Conditions to Each Party's Obligation to Effect the Merger...................................       I-30
  Section 6.2 Conditions to Obligation of the Company to Effect the Merger.................................       I-31
  Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger.............................       I-32

ARTICLE VII

  TERMINATION, AMENDMENT AND WAIVER........................................................................       I-34
  Section 7.1 Termination..................................................................................       I-34

                                                                                                               PAGE
                                                                                                             ---------
  Section 7.2 Effect of Termination........................................................................       I-35
  Section 7.3 Amendment....................................................................................       I-35
  Section 7.4 Waiver.......................................................................................       I-35

ARTICLE VIII

  GENERAL PROVISIONS.......................................................................................       I-35
  Section 8.1 Non-Survival of Representations and Warranties...............................................       I-35
  Section 8.2 Notices......................................................................................       I-36
  Section 8.3 Interpretation...............................................................................       I-37
  Section 8.4 Counterparts.................................................................................       I-37
  Section 8.5 Entire Agreement; No Third-Party Beneficiaries...............................................       I-37
  Section 8.6 Governing Law................................................................................       I-37
  Section 8.7 Assignment...................................................................................       I-37
  Section 8.8 Severability.................................................................................       I-37
  Section 8.9 Enforcement of this Agreement................................................................       I-37

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of September 20, 1998 (this "Agreement"), among General Electric Company, a New York corporation ("Parent"), Emerald Merger Corp., a Wisconsin corporation and a wholly-owned subsidiary of Parent ("Sub"), and Marquette Medical Systems, Inc., a Wisconsin corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding Common Share, par value $.10 per share, of the Company ("Company Common Stock") not owned directly or indirectly by Parent or the Company will be converted into shares of Common Stock, par value $.16 per share, of Parent ("Parent Common Stock"), and the respective Boards of Directors of Sub and the Company have approved and adopted this Agreement;

    WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective shareholders;

    WHEREAS, in order to induce Parent and Sub to enter into this Agreement, concurrently herewith (i) Parent and the Company are entering into the Stock Option Agreement dated as of the date hereof (the "Stock Option Agreement") in the form of the attached EXHIBIT A and (ii) Parent and one of the shareholders of the Company are entering into the Shareholder Agreement dated as of the date hereof (the "Shareholder Agreement") in the form of the attached EXHIBIT B; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the Wisconsin Business Corporation Law (the "WBCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the WBCL. Notwithstanding anything to the contrary herein, at the election of Parent, any direct wholly-owned Subsidiary (as hereinafter defined) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

    Section 1.2 EFFECTIVE TIME. The Merger shall become effective when articles of merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the WBCL, are filed with the Secretary of State of the State of Wisconsin; PROVIDED, HOWEVER, that, upon mutual consent of the Constituent Corporations, the Articles of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Articles of Merger are filed. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Articles of Merger are accepted for record or such later time established by the Articles of Merger. The filing of the Articles of Merger shall be made on the date of the Closing (as defined in Section 1.14).

    Section 1.3 EFFECTS OF THE MERGER. (a) The Merger shall have the effects set forth in Section 1106 of the WBCL.

    Section 1.4 CHARTER AND BYLAWS; DIRECTORS AND OFFICERS. (a) At the Effective Time, the Amended and Restated Articles of Incorporation, as amended, of the Company (the "Company Charter") shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Amended and Restated Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Articles of Incorporation.

    (b) The directors of Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    Section 1.5 CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

        (a) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable Common Share of the Surviving Corporation.

        (b) All shares of Company Common Stock that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company and any shares of Company Common Stock owned by Parent or by any wholly-owned Subsidiary of Parent shall be cancelled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

        (c) Subject to the provisions of Sections 1.8 and 1.10 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.5(b)) shall be converted into the right to receive the number of shares of Parent Common Stock determined by dividing $45.00 by the Average Parent Share Price (as defined below) and rounding the result to the nearest one thousandth of a share (the "Merger Consideration"); provided, however, that if between the first day of the Valuation Period (as defined below) and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The "Average Parent Share Price" means the average of the last sales prices per share of Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE") Composite Tape for the 10 consecutive trading days ending on the trading day which is five days prior to the Closing Date (the "Valuation Period"). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.7, certificates representing the shares of Parent Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6.

    Section 1.6 PARENT TO MAKE CERTIFICATES AVAILABLE. (a) EXCHANGE OF CERTIFICATES. Parent shall authorize a bank or trust company (or such other person or persons as shall be reasonably acceptable to Parent and the Company) to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of shares of Company Common Stock converted in the Merger, certificates representing the shares of Parent Common Stock issuable pursuant to
Section 1.5(c) in exchange for outstanding shares of Company Common Stock and cash, as required to make payments in lieu of any fractional shares pursuant to
Section 1.8 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall deliver the Parent Common Stock contemplated to be issued pursuant to Section 1.5(c) out of the Exchange Fund. Except as contemplated by Section 1.9, the Exchange Fund shall not be used for any other purpose.

    (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted in the Merger (the "Certificates") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of all Certificates held by any record holder of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with Section 1.8 and certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be cancelled.

    Section 1.7 DIVIDENDS; TRANSFER TAXES; WITHHOLDING. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Parent Common Stock until such person surrenders the related Certificate or Certificates, as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such person pursuant to
Section 1.8 until such person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock:
(i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

    Section 1.8 NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
(i) the Average Parent Share Price by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify the Parent, and the Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this Section 1.8.

    Section 1.9 RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former shareholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former shareholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock for any such shares of Parent Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 1.10 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

    Section 1.11 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or the Parent, such Certificates shall be cancelled and exchanged as provided in this Article I.

    Section 1.12 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

    Section 1.13 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

    Section 1.14 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree.

                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub represent and warrant to the Company as follows:

    Section 2.1 ORGANIZATION, STANDING AND POWER. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent, any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, financial projections or forecasts, or the business prospects and condition (financial or otherwise), of Parent and its Subsidiaries, taken as a whole.

    Section 2.2 AUTHORITY. On or prior to the date of this Agreement, the Boards of Directors of Parent and Sub have declared the Merger advisable and the Board of Directors of Sub has approved and adopted this Agreement in accordance with the WBCL. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement, Parent has all requisite corporate power and authority to enter into the Stock Option Agreement and the Shareholder Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and Sub, the execution and delivery of the Stock Option Agreement and the Shareholder Agreement by Parent and the consummation by Parent and Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including all Board action) on the part of Parent and Sub, subject to the filing of appropriate Articles of Merger as required by the WBCL. This Agreement has been duly executed and delivered by Parent and Sub, the Stock Option Agreement and the Shareholder Agreement has been duly executed and delivered by Parent, and (assuming the valid authorization, execution and delivery of this Agreement and the Stock Option Agreement by the Company, the valid authorization, execution and delivery of the Shareholder Agreement by the shareholder of the Company that is a party thereto and the validity and binding effect hereof and thereof on the Company and such shareholder) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms and the Stock Option Agreement and the Shareholder Agreement constitute the valid and binding obligation of Parent enforceable against Parent in accordance with its terms. The filing of a registration statement on Form S-4 with the Securities and Exchange Commission (the "SEC") by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") has been duly authorized by Parent's Board of Directors.

    Section 2.3 CONSENTS AND APPROVALS; NO VIOLATION. Assuming that all consents, approvals, authorizations and other actions described in this Section
2.3 have been obtained and all filings and obligations described in this Section
2.3 have been made, and except as set forth in Section 2.3 of the letter dated the date hereof and delivered on the date hereof by Parent to the Company, which letter relates to this Agreement and is designated therein as the Parent Letter (the "Parent Letter"), the execution and delivery of this Agreement, the Stock Option Agreement and the Shareholder Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or the By-Laws of Parent, each as amended to date, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or under the Stock Option Agreement or the Shareholder Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Stock Option Agreement or the Shareholder Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement or the Shareholder Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Articles of Merger with the Secretary of State of the State of Wisconsin and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, the Stock Option Agreement or the Shareholder Agreement, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (v) such filings as may be required in connection with the taxes described in Section 5.10, (vi) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws") and the NYSE, (vii) as may be required under foreign laws and (viii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform its obligations hereunder or under the Stock Option Agreement or the Shareholder Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby.

    Section 2.4 PARENT COMMON STOCK TO BE ISSUED IN THE MERGER. All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective Time in accordance with this

Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights created by statute, Parent's Certificate of Incorporation or By-Laws or any agreement to which Parent is a party or by which Parent is bound and will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky laws.

    Section 2.5 SEC DOCUMENTS AND OTHER REPORTS. Parent has filed all required documents (including proxy statements) with the SEC since January 1, 1995 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Parent SEC Documents or as required by generally accepted accounting principles, Parent has not, since December 31, 1997, made any change in the accounting practices or policies applied in the preparation of financial statements.

    Section 2.6 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the proxy statement/prospectus included therein (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Shareholder Meeting (as defined in Section 5.1) will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Exchange Act.

    Section 2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement, since December 31, 1997, there has been no event causing a Material Adverse Effect on Parent, nor any development that would, individually or in the aggregate, result in a Material Adverse Effect on Parent.

    Section 2.8 REORGANIZATION. To the actual knowledge of the Vice President and Senior Counsel, Corporate Taxes of Parent, neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

    Section 2.9 OPERATIONS OF SUB. Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    Section 2.10 BROKERS. No broker, investment banker or other person, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Sub as follows:

    Section 3.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to the Company, any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, financial projections or forecasts, or the business prospects and condition (financial or otherwise), of the Company and its Subsidiaries, taken as a whole.

    Section 3.2 CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 30,000,000 shares of preferred stock, no par value ("Company Preferred Stock"). The Company has designated 200,000 shares of Company Preferred Stock as "Series A Preferred Shares" and has reserved such shares for issuance upon the exercise of preferred share purchase rights (the "Rights") under a Rights Agreement dated as of December 18, 1996 (the "Company Rights Agreement"), between the Company and Firstar Trust Company, as Rights Agent. The amendment to the Company Rights Agreement in the form of EXHIBIT C has been duly approved by the Company's Board of Directors and duly executed and delivered by the Company. At the close of business on September 18, 1998, (i) 18,306,862 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable (except to the extent otherwise provided in Section 180.0622(2)(b) of the WBCL) and free of preemptive rights, (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company and (iii) 886,178 shares of Company Common Stock were reserved for future issuance pursuant to the Company's Amended and Restated Stock Option Plan for Employees or the Company's Directors' (Non-employee) Stock Option Plan, the E for M 1991 Stock Option Plan and the E for M 1991 Key Employee Stock Option Plan or pursuant to any other plans assumed by the Company in connection with any acquisition, business combination or similar transaction (collectively, the "Company Stock Option Plans"). No shares of Company Preferred Stock are outstanding. Section 3.2 of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which relates to this Agreement and is designated therein as the Company Letter (the "Company Letter"), contains a correct and complete list as of the date of this Agreement of each outstanding option to purchase shares of Company Common Stock issued under the Company Stock Option Plans (collectively, the "Company Stock Options"), including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto. Except for the Company Stock Options, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Except as set forth in Section 3.2 of the Company Letter, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of or any equity interests in any Subsidiary. Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and nonassessable (except, with respect to any Subsidiary which is organized under the laws of the State of Wisconsin, to the extent otherwise provided in Section 180.0622(2)(b) of the WBCL) and, except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended April 30, 1998, as filed with the SEC (the "Company Annual Report"), is a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC.

    Section 3.3 AUTHORITY. On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously declared the Merger advisable and fair to and in the best interest of the Company and its shareholders, approved and adopted this Agreement in accordance with the WBCL, resolved to recommend the adoption of this Agreement by the Company's shareholders and directed that this Agreement be submitted to the Company's shareholders for adoption. The Company has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement, to consummate the transactions contemplated by the Stock Option Agreement and, subject to approval by the shareholders of the Company of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including Board action) on the part of the Company, subject, in the case of this Agreement, to (x) approval and adoption of this Agreement by the shareholders of the Company and (y) the filing of the Articles of Merger as required by the WBCL. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the Stock Option Agreement by Parent and the validity and binding effect of the Agreement on Parent and Sub and the Stock Option Agreement on Parent) constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The filing of the Proxy Statement with the SEC and the issuance of up to 3,643,066 shares of Company Common Stock pursuant to the Stock Option Agreement have been duly authorized by the Company's Board of Directors.

    Section 3.4 CONSENTS AND APPROVALS; NO VIOLATION. Assuming that all consents, approvals, authorizations and other actions described in this Section
3.4 have been obtained and all filings and obligations described in this Section
3.4 have been made, the execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Amended and Restated Bylaws of the Company, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Stock Option Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Wisconsin and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement or the Stock Option Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (v) such filings as may be required in connection with the taxes described in Section 5.10, (vi) applicable requirements, if any, of Blue Sky Laws or the Nasdaq National Market, (vii) as may be required under foreign laws and (viii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby.

    Section 3.5 SEC DOCUMENTS AND OTHER REPORTS. The Company has filed all required documents (including proxy statements) with the SEC since April 30, 1994 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents or as required by generally accepted accounting principles, the Company has not, since April 30, 1994, made any change in the accounting practices or policies applied in the preparation of financial statements.

    Section 3.6 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company. The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act.

    Section 3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as set forth in the Company Letter, since April 30, 1998, (A) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company, (B) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company, (C) there has been no change in the capital stock of the Company except for the issuance of shares of the Company Common Stock pursuant to Company Stock Options and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock, (D) there has not been
(v) any adoption of a new Company Plan (as hereinafter defined), (w) any amendment to a Company Plan materially increasing benefits thereunder, (x) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents, (y) any granting by the Company or any of its Subsidiaries to any such executive officer or other key employee of any increase in severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents or (z) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer or other key employee, (E) there has not been any material changes in the amount or terms of the indebtedness of the Company and its Subsidiaries from that described in the Company Annual Report and (F) there has been no event causing a Material Adverse Effect on the Company, nor any development that would, individually or in the aggregate, result in a Material Adverse Effect on the Company.

    Section 3.8 PERMITS AND COMPLIANCE. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents, (B) any applicable law, ordinance, administrative, or governmental rule or regulation, including any consumer protection, equal opportunity, health, health care industry regulation and third-party reimbursement laws including under any Federal Health Care Program (as defined in

Section 1128B(f) of the U.S. Federal Social Security Act (together with all regulations promulgated thereunder, the "SSA")), or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (A), (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Without limiting the foregoing, the Company is in compliance, in all material respects, with all current applicable statutes, rules, regulations or orders administered or issued by the United States Food and Drug Administration (the "FDA") or comparable foreign Governmental Entity; the Company does not have knowledge of any facts which furnish any reasonable basis for any warning letters from the FDA, Section 305 notices, or other similar communications from the FDA or comparable foreign entity; and since April 30, 1997, there have been no recalls, field notifications, alerts or seizures requested or threatened relating to the Company's products, except set forth in Section 3.8 of the Company Letter. The Company's products, where required, are being marketed under valid 510(k) or Pre-Market Approval Applications. To the Knowledge of the Company, there is no false information or significant omission in any product application or product-related submission to the FDA or comparable foreign Governmental Entity. The Company has obtained all necessary regulatory approvals from any foreign regulatory agencies related to the products distributed and sold by the Company. Neither the Company nor any Subsidiary, nor the officers, directors, managing employees or agents (as those terms are defined in 42 C.F.R. Section 1001.1001) of the Company or any
Subsidiary: (i) have engaged in any activities which are prohibited under, or are cause for civil penalties or mandatory or permissive exclusion from, any Federal Health Care Program under Sections 1128, 1128A, 1128B, or 1877 of SSA or related state or local statutes, including knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease or order, of any item or service for which payment may be made in whole or in part under any such program; (ii) have had a civil monetary penalty assessed against them under Section 1128A of SSA; (iii) have been excluded from participation under any Federal Health Care Program; or
(iv) have been convicted (as defined in 42 C.F.R. Section 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2), or
(b)(3) of SSA. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there are no contracts or agreements of the Company or its Subsidiaries having terms or conditions which would have a Material Adverse Effect on the Company or having covenants not to compete that materially impair the ability of the Company to conduct its cardiology diagnostic and patient monitoring businesses as currently conducted or would reasonably be expected to materially impair Parent's ability to conduct its medical systems businesses. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement or the Stock Option Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. "Knowledge of the Company" means the actual knowledge of the directors and executive officers of the Company.

    Section 3.9 TAX MATTERS. Except as otherwise set forth in Section 3.9 of the Company Letter, (i) the Company and each of its Subsidiaries have filed all federal, and all material state, local, foreign and provincial, Tax Returns (as hereinafter defined) required to have been filed, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (ii) all Taxes (as hereinafter defined) shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested; (iii) the Company and each of its Subsidiaries have complied with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes, except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes; (v) any Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries relating to federal and state income Taxes have been examined by the Internal Revenue Service ("IRS") or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries are currently pending; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full; and (viii) no withholding is required under Section 1445 of the Code in connection with the Merger. To the Knowledge of the Company, the representations set forth in the Company Tax Certificate attached to the Company Letter, if made on the date hereof (assuming the Merger were consummated on the date hereof), would be true and correct. For purposes of this Agreement: (i) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

    Section 3.10 ACTIONS AND PROCEEDINGS. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or shareholders of the Company or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Company Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement. Except as set forth in Section 3.10 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or shareholders, as such, or any of its or their properties, assets or business or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or shareholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement and the Stock Option Agreement.

    Section 3.11 CERTAIN AGREEMENTS. Except as set forth in Section 3.11 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan (collectively, the "Compensation Agreements"), pension plan (as defined in Section 3(2) of ERISA) or welfare plan (as defined in Section 3(1) of ERISA) any of the benefits of which will be increased, or (except as contemplated by Section 5.7) the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Stock Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Stock Option Agreement. No holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement or the Stock Option Agreement. Section 3.11 of the Company Letter sets forth (i) for each officer, director or employee who is a party to, or will receive benefits under, any Compensation Agreement as a result of the transactions contemplated herein, the total amount that each such person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the date hereof, and (ii) the total amount of indebtedness owed to the Company or its Subsidiaries from each officer, director or employee of the Company and its Subsidiaries.

    Section 3.12 ERISA. (a) Each Company Plan is listed in Section 3.12(a) of the Company Letter. With respect to each Company Plan, the Company has made available to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the IRS, (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the three most recent actuarial reports or valuations relating to a Company Plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (vii) the most recent determination letter and request therefore, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (viii) any request for a determination currently pending before the IRS and (ix) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding controversy. Except as would not have a Material Adverse Effect on the Company, each Company Plan complies in all respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations. Except as set forth in Section 3.12(a) of the Company Letter, no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan for which the 30-day notice requirement has not been waived. Neither the Company nor any of its Subsidiaries or ERISA Affiliates (as hereinafter defined) has withdrawn from any Company Multiemployer Plan (as hereinafter defined) and would not incur any withdrawal liability if it withdrew from all Company Multiemployer Plans on the date of this Agreement. No action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA. No Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

    (b) Except as listed in Section 3.12(b) of the Company Letter, with respect to the Company Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any Subsidiary or ERISA Affiliate or Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on the Company. All Company Plans that are intended to be qualified under
Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. No event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances that would result in a material increase in the contributions required to be made to any Company Multiemployer Plan by the Company or any Subsidiary or ERISA Affiliate. Except as disclosed in Section 3.12(b) of the Company Letter, neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by
Section 4980B of the Code.

    (c) As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its Subsidiaries or ERISA Affiliates or as to which the Company or any of its Subsidiaries or ERISA Affiliates has contributed or otherwise may have any liability, (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its Subsidiaries or ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

    (d) Section 3.12(d) of the Company Letter contains a list of all (i) severance and employment agreements with employees of the Company and each Subsidiary and ERISA Affiliate, (ii) severance programs and policies of the Company and each Subsidiary and ERISA Affiliate with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company and each Subsidiary and ERISA Affiliate with or relating to its employees containing change of control or similar provisions.

    (e) Except as set forth in Section 3.12(e) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

    (f) Except as set forth in Section 3.12(f) of the Company Letter, with respect to each Company Plan not subject to United States law (a "Company Foreign Benefit Plan"), except as would not have a Material Adverse Effect on the Company, (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the reserve shown on the Company's consolidated financial statements for any unfunded Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations; and (ii) each Company Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.

    (g) The statements in the notes to the consolidated financial statements of the Company included in the Company Annual Report concerning the Marquette Hellige GmbH noncontributory defined pension plan are accurate in all material respects.

    Section 3.13 COMPLIANCE WITH WORKER SAFETY LAWS. The properties, assets and operations of the Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on the Company.

    Section 3.14 LIABILITIES; PRODUCTS. (a) Except as fully reflected or reserved against in the financial statements included in the Company Annual Report, or disclosed in the footnotes thereto, the Company and its Subsidiaries had no liabilities (including Tax liabilities) at the date of such financial statements, absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, and had no liabilities (including Tax liabilities) that were not incurred in the ordinary course of business. As of the date hereof, the indebtedness for borrowed money of the Company and its Subsidiaries does not exceed $84 million.

    (b) Except as set forth in Section 3.14(b) of the Company Letter, since April 30, 1995, neither the Company nor any Subsidiary has received a claim for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services; and, to the Knowledge of the Company, there is no basis for any such claim which, if asserted, would likely have a Material Adverse Effect on the Company.

    (c) The Company has provided to Parent a schedule of products in development and planned introductions, a copy of which is attached to the Company Letter. The Company reasonably expects the goals set forth therein to be achieved in all material respects, except for such deviations as would not have a Material Adverse Effect on the Company or on the Company's diagnostic cardiology or patient monitoring businesses. The product and service engineering, development, manufacturing and quality control processes which have been and are being followed by the Company are reasonably designed to produce products and services which (i) are consistent with the claims made about them in the Company's sales brochures and other statements made about them by or on behalf of the Company,
(ii) otherwise meet the reasonable expectations of customers, (iii) comply with applicable regulatory requirements and (iv) avoid claims of the type described in Section 3.14(b).

    Section 3.15 LABOR MATTERS. Except as set forth in Section 3.15 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by any person pursuant to the National Labor Relations Act or any comparable state or foreign law pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company.

    Section 3.16 INTELLECTUAL PROPERTY; YEAR 2000. "Company Intellectual Property" means all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, patents, patent rights, patent applications, industrial models, inventions, invention disclosures, designs, utility models, inventor rights, software, copyrights, copyright registrations and renewals thereof, servicemarks, servicemark registrations and renewals thereof, servicemark rights, trade secrets, applications for trademark and servicemark registrations, know-how, confidential information and other proprietary rights, and any data and information of any nature or form used or held for use in connection with the businesses of the Company and/or the Subsidiaries as currently conducted or as currently contemplated by the Company, together with all applications currently pending or in process for any of the foregoing. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, the Company and the Subsidiaries own, or possess adequate licenses or other valid rights to use (including the right to sublicense to customers, suppliers or others as needed), all of the material Company Intellectual Property that is necessary or appropriate for the conduct or contemplated conduct of the Company's or Subsidiaries' businesses. Section
3.16 of the Company Letter lists each material license or other agreement pursuant to which the Company or any Subsidiary has the right to use Company Intellectual Property utilized in connection with any product of, or service provided by, the Company and the Subsidiaries, the cancellation or expiration of which would have a Material Adverse Effect on the Company (the "Company Licenses"). There are no pending, and between the date hereof and the Effective Time, there shall not be any pending, or to the Knowledge of the Company, threatened interferences, re-examinations, oppositions or cancellation proceedings involving any patents or patent rights, trademarks or trademark rights, or applications therefor, of the Company or any Subsidiary, except such as may be commenced by Parent or any Subsidiary of Parent and except such as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no breach or violation by the Company or by any Subsidiary under, and, to the Knowledge of the Company, there is no breach or violation by any other party to, any Company License that is reasonably likely to give rise to any termination or any loss of rights thereunder. To the Knowledge of the Company, there has been no unauthorized disclosure or use of confidential information, trade secret rights, processes and formulas, research and development results and other know-how of the Company or any Subsidiary, the value of which to the Company and its Subsidiaries is dependent upon the maintenance of the confidentiality thereof. The conduct of the business of the Company and the Subsidiaries as currently conducted or contemplated does not and will not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark, service mark right, copyright, trade secret or any other intellectual property rights of any third party that, individually or in the aggregate, would have a Material Adverse Effect on the Company or on the Company's diagnostic cardiology or patient monitoring businesses. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, there are no infringements of, or conflicts with, any Company Intellectual Property which, individually or in the aggregate, would have a Material Adverse Effect on the Company or on the Company's diagnostic cardiology or patient monitoring businesses. Except as set forth in Section 3.16 of the Company Letter, neither the Company nor any Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information or Company Intellectual Property on terms or in a manner which, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as set forth in Section 3.16 of the Company Letter, the current and previously sold products of the Company and its Subsidiaries and software, operations, systems and processes (including, to the Knowledge of the Company, software, operations, systems and processes obtained from third parties) used in the conduct of the business of the Company and its Subsidiaries, are Year 2000 Compliant and the Company has delivered to Parent true and correct copies of any consultant or other third-party reports prepared on behalf of the Company with respect to such compliance. For purposes of this Agreement, "Year 2000 Compliant" means the ability to process (including calculate, compare, sequence, display or store), transmit or receive data or data/time data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, and leap year calculations without error or malfunction.

    Section 3.17 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Robert W. Baird & Co. Incorporated to the effect that, as of the date hereof, the Merger Consideration is fair to the

Company's shareholders from a financial point of view, a copy of which opinion will be delivered to Parent promptly after the execution and delivery of this Agreement.

    Section 3.18 STATE TAKEOVER STATUTES. The Board of Directors of the Company has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to render the provisions of Section 180.1140 through Section 180.1144 of the WBCL inapplicable to the Merger, this Agreement, the Stock Option Agreement, the Shareholder Agreement and the transactions contemplated hereby and thereby. The Company has elected, pursuant to the Company Charter, not to be governed by the provisions of Section 180.1131 of the WBCL. To the Knowledge of the Company, no other state takeover statute or similar charter or bylaw provisions are applicable to the Merger, this Agreement, the Stock Option Agreement, the Shareholder Agreement and the transactions contemplated hereby and thereby.

    Section 3.19 REQUIRED VOTE OF COMPANY SHAREHOLDERS. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is required to adopt this Agreement. No other vote of the security holders of the Company is required by law, the Company Charter or the Amended and Restated Bylaws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby and in the Stock Option Agreement.

    Section 3.20 REORGANIZATION. To the Knowledge of the Company, neither it nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

    Section 3.21 ACCOUNTS RECEIVABLE. All of the accounts and notes receivable of the Company and its Subsidiaries set forth on the books and records of the Company (net of the applicable reserves reflected on the books and records of the Company and in the financial statements included in the Company SEC Documents) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) constitute valid claims, and (iii) are good and collectible at the aggregate recorded amounts thereof (net of such reserves) without right of recourse, defense, deduction, return of goods, counterclaim, or offset and have been or will be collected in the ordinary course of business and consistent with past experience.

    Section 3.22 INVENTORIES. Except as set forth in Section 3.22 of the Company Letter, all inventories of the Company and its Subsidiaries consist of items of merchantable quality and quantity usable or salable in the ordinary course of business, are salable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by the Company or the applicable Subsidiary therefor, conform to the specifications established therefor, and have been manufactured in accordance with applicable regulatory requirements, except to the extent that the failure of such inventories so to consist, be saleable, conform, or be manufactured would not have a Material Adverse Effect on the Company. Except as set forth in Section
3.22 of the Company Letter, the quantities of all inventories, materials, and supplies of the Company and each Subsidiary (net of the obsolescence reserves therefor shown in the financial statements included in the Company SEC Documents and determined in the ordinary course of business consistent with past practice) are not obsolete, damaged, slow-moving, defective, or excessive, and are reasonable and balanced in the circumstances of the Company and its Subsidiaries, except to the extent that the failure of such inventories to be in such conditions would not have a Material Adverse Effect on the Company.

    Section 3.23  ENVIRONMENTAL MATTERS.

    (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law; (ii) "Environmental Law" means any law, past, present or future and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

    (b) Except as disclosed in Section 3.23 of the Company Letter, the Company and the Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except in each case for the notices set forth in Section 3.23 of the Company Letter or where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (c) Except as disclosed in Section 3.23 of the Company Letter, neither the Company nor any of the Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of the Subsidiaries' properties or any other properties, other than in a manner that would not, in all such cases taken individually or in the aggregate, result in a Material Adverse Effect on the Company, (ii) any Knowledge or reason to know of the presence of any Hazardous Substances on, under, emanating from, or at any of the Company's or any of the Subsidiaries' properties or any other property but arising from the Company's or any of the Subsidiaries' current or former properties or operations, other than in a manner that would not result in a Material Adverse Effect on the Company, or (iii) any Knowledge or reason to know, nor has it received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of the Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties, except in each case for the notices set forth in Section 3.23 of the Company Letter.

    (d) Except as disclosed in Section 3.23 of the Company Letter, no Environmental Law imposes any obligation upon the Company or any of the Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

    (e) The Company and the Subsidiaries will provide Parent with copies of any Environmental assessment or audit report or other similar studies or analyses currently in the possession of or available to the Company or any of the Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of the Subsidiaries.

    Section 3.24 SUPPLIERS. Except as set forth in Section 3.24 of the Company Letter, neither the Company nor any Subsidiary has received any notice or has any reason to believe that any significant supplier will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company and the Subsidiaries, subject only to general and customary price increases, unless comparable raw materials, supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions.

    Section 3.25 INSURANCE. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and the Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company and each Subsidiary have made any and all payments required to maintain such policies in full force and effect. Except as set forth in Section 3.25 of the Company Letter, neither the Company nor any Subsidiary has received notice of default under any such policy, and has not received written notice or, to the Knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to such policy.

    Section 3.26 ACCURACY OF INFORMATION. Neither this Agreement nor any other document provided by the Company or the Subsidiaries or any of their respective employees or agents to Parent in connection with the transactions contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

    Section 3.27  TRANSACTIONS WITH AFFILIATES.  (a) For purposes of this
Section 3.27, the term "Affiliated Person" means (i) any holder of 2% or more of the Company Common Stock, (ii) any director, officer or senior executive of the Company or any Subsidiary, (iii) any person, firm or corporation that directly or indirectly controls, is controlled by, or is under common control with, any of the Company or any Subsidiary or (iv) any member of the immediate family or any of such persons.

    (b) Except as set forth in Section 3.27 of the Company Letter or in the Company SEC Reports filed with the SEC prior to the date hereof, since April 30, 1994, the Company and the Subsidiaries have not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (ii) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or any Subsidiary), (iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

    (c) Except as set forth in Section 3.27 of the Company Letter or in the Company SEC Reports filed with the SEC prior to the date hereof, (i) the contracts of the Company and the Subsidiaries do not include any material obligation or commitment between the Company or any Subsidiary and any Affiliated Person, (ii) the assets of the Company or any Subsidiary do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any Subsidiary and (iii) the liabilities of the Company and the Subsidiaries do not include any payable or other obligation or commitment from the Company or any Subsidiary to any Affiliated Person.

    (d) To the Knowledge of the Company and except as set forth in Section 3.27 of the Company Letter or in the Company SEC Reports filed with the SEC prior to the date hereof, no Affiliated Person of any of the Company or any Subsidiary is a party to any contract with any customer or supplier of the Company or any Subsidiary that affects in any material manner the business, financial condition or results of operation of the Company or any Subsidiary.

    Section 3.28. TITLE TO AND SUFFICIENCY OF ASSETS. (a) As of the date hereof, the Company and the Subsidiaries own, and as of the Effective Time the Company and the Subsidiaries will own, good and marketable title to all of their assets constituting personal property which is material to their business

(excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, "Liens"), except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, or Section 3.28 of the Company Letter. Such assets, together with all assets held by the Company and the Subsidiaries under leases, include all tangible and intangible personal property, contracts and rights necessary or required for the operation of the businesses of the Company as presently conducted.

    (b) As of the date hereof, the Company and the Subsidiaries own, and as of the Effective Time the Company and the Subsidiaries will own, good and marketable title to all of their Real Estate which is material to such persons (excluding, for purposes of this sentence, Real Estate leases), free and clear of any and all Liens, except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof or in Section 3.28 of the Company Letter or such other Liens on Real Estate which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Such Real Estate assets, together with all Real Estate assets held by the Company and the Subsidiaries under leases, are adequate for the operation of the businesses of the Company as presently conducted. The leases to all Real Estate occupied by the Company and the Subsidiaries which are material to the operation of the businesses of the Company are in full force and effect and no event has occurred which with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or any Subsidiary or, to the Knowledge of the Company, any other person who is a party signatory thereto, other than such defaults or events of default which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. For purposes of this Agreement, "Real Estate" means, with respect to the Company or any Subsidiary, as applicable, all of the fee or leasehold ownership right, title and interest of such person, in and to all real estate and improvement owned or leased by any such person and which is used by any such person in connection with the operation of its business.

    Section 3.29 BROKERS. No broker, investment banker or other person, other than Robert W. Baird & Co. Incorporated the fees and expenses of which will be paid by the Company (as reflected in an agreement between Robert W. Baird & Co. Incorporated and the Company, a copy of which has been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement and by the Stock Option Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    Section 4.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Except as expressly permitted by clauses (i) through (xvii) of this Section 4.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Letter (with specific reference to the applicable subsection below), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

        (i) (A) other than dividends paid by wholly-owned Subsidiaries, declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, (B) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Stock Option Plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms and (B) the issuance of shares of Company Common Stock pursuant to the Stock Option Agreement;

       (iii) amend its charter or by-laws or amend the Company Rights Agreement, except that the Company shall cause the Rights Agent to execute and deliver the amendment to the Company Rights Agreement in the form of EXHIBIT C hereto;

        (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets;

        (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than sales of inventory that are in the ordinary course of business consistent with past practice;

        (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) in the ordinary course of business consistent with past practices and, in the case of indebtedness and guarantees, in an amount not to exceed $10 million (provided that Parent shall not unreasonably withhold its consent to increases of not more than $30 million) in the aggregate and (B) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practices;

       (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

      (viii) except as provided in Section 4.1(viii) of the Company Letter, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement;

        (ix) except as provided in Section 4.1(ix) of the Company Letter, increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

        (x) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

        (xi) make any change to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

       (xii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

      (xiii) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

       (xiv) commence any litigation or proceedings or settle or compromise any material claims or litigation;

       (xv) enter into or amend any agreement or contract with any customer or supplier (i) having a term in excess of 12 months and which is not terminable by the Company or a Subsidiary without penalty or premium by notice of 30 days or less or (ii) which involves or is expected to involve payments of $10 million or more during the term thereof (provided that in the case of agreements or contracts with any customer, the margins anticipated from any such agreement or contract shall be consistent in all material respects with historical margins); enter into or amend any other agreement or contract material to the Company and its Subsidiaries, taken as a whole; or purchase any real property, except as set forth in Section 4.1(xv) of the Company Letter, or make or agree to make any new capital expenditure or expenditures (other than the purchase of real property) which in the aggregate are in excess of $7 million;

       (xvi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred in the ordinary course of business consistent with past practice; or

      (xvii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    Section 4.2 NO SOLICITATION. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as hereafter defined), (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; PROVIDED, HOWEVER, that nothing contained in this Section 4.2(a) shall prohibit the Company or its directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (ii) referring a third party to this
Section 4.2(a) or making a copy of this Section 4.2(a) available to any third party; and PROVIDED, FURTHER, that prior to the Shareholder Meeting, if the Board of Directors of the Company reasonably determines the Takeover Proposal constitutes a Superior Proposal (as defined below), then, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority thereof after consultation with independent counsel (who may be the Company's regularly engaged independent counsel), the Company may, in response to an unsolicited request therefor, furnish information with respect to the Company and its Subsidiaries to any person pursuant to a customary confidentiality statement (as determined by the Company's independent counsel). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer or director of the Company or any of its Subsidiaries or any financial advisor, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.2(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means any proposal for a merger or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Stock Option Agreement, and "Superior Proposal" means a bona fide proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all its assets or otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines, at a duly constituted meeting of the Board of Directors or by unanimous written consent, in its reasonable good faith judgment to be more favorable to the Company's shareholders than the Merger (based on the advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of such disinterested members, as expressed in a resolution adopted at a duly constituted meeting of such members (based on the advice of the Company's independent financial advisor), is reasonably capable of being obtained by such third party.

    (b) The Company shall advise Parent orally and in writing of (i) any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal received by any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry no later than 24 hours following receipt of such Takeover Proposal or inquiry. If the Company intends to furnish any Person with any information with respect to any Takeover Proposal in accordance with Section 4.2(a), the Company shall advise Parent orally and in writing of such intention not less than five business days in advance of providing such information. The Company will keep Parent fully informed of the status and details of any such Takeover Proposal or inquiry.

    Section 4.3 THIRD PARTY STANDSTILL AGREEMENTS. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

    Section 4.4 REORGANIZATION. During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall take or fail to take any action with the actual knowledge of those taking or failing to take such action (or those directing such action or failure to take action) that such action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or would cause any of the representations and warranties set forth in the Company Tax Certificate attached to the Company Letter or the Parent Tax Certificate attached to the Parent Letter to be untrue or incorrect.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    Section 5.1 SHAREHOLDER MEETING. The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of shareholders (the "Shareholder Meeting") for the purpose of considering the approval and adoption of this Agreement and at such meeting call for a vote and cause proxies to be voted in respect of the approval and adoption of this Agreement. The Company will, through its Board of Directors, recommend to its shareholders the adoption and approval of this Agreement, and shall not withdraw or modify such recommendation. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of a Takeover Proposal.

    Section 5.2 PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT. The Company and Parent shall promptly prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its shareholders. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and upon the exercise of the Substitute Options (as defined in Section 5.7), and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

    Section 5.3 ACCESS TO INFORMATION. Subject to currently existing contractual and legal restrictions applicable to the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Effective Time, all of their respective properties, books, contracts, commitments and records (including engineering records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of its Subsidiaries to (i) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request and (iii) promptly make available to Parent all personnel of the Company and its Subsidiaries knowledgeable about matters relevant to such inspections. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement, dated September 14, 1998 between Parent and the Company (the "Confidentiality Agreement").

    Section 5.4 COMPLIANCE WITH THE SECURITIES ACT. The Company has informed Parent that the directors of the Company are all persons who, at the time of the Shareholder Meeting, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). The Company shall use its reasonable best efforts to cause each such person to deliver to Parent within 30 days of the date hereof a written agreement in substantially the form of EXHIBIT D hereto, executed by each of such persons identified in the foregoing list.

    Section 5.5 STOCK EXCHANGE LISTINGS. Parent shall use its reasonable best efforts to list on the NYSE, upon official notice of issuance, any shares of Parent Common Stock to be issued in connection with the Merger which have not been previously listed.

    Section 5.6 FEES AND EXPENSES. (a) Except as provided in this Section 5.6 and Section 5.10, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and all filing fees (including filing fees under the Securities Act, the Exchange Act and the HSR Act) shall be divided equally between Parent and the Company.

    (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (A) by the Company pursuant to Section 7.1(d)(i) after receipt of a Superior Proposal or (B) by Parent pursuant to Section 7.1(b), (c) or (f), (C) by Parent or the Company pursuant to Section 7.1(e) (after receipt of a publicly disclosed Superior Proposal or after the occurrence of any of the events described in clause (i), (ii) or (iii) of Section 7.1(f)) or (g), then, in each case, the Company shall (without prejudice to any other rights of Parent against the Company) reimburse Parent upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or any Affiliate (as hereinafter defined) of Parent in connection with this Agreement, the Stock Option Agreement and the transactions contemplated herein or therein, including all fees and expenses of counsel, investment banking firms, accountants and consultants. As used herein, "Affiliate" shall have the meaning set forth in Rule 405 under the Securities Act.

    (c) Notwithstanding any provision in this Agreement to the contrary:

        (i) if this Agreement is terminated:

           (A) by the Company pursuant to Section 7.1(d)(i) after receipt of a Superior Proposal, or

           (B) by Parent pursuant to Section 7.1(b) or (f), or

           (C) by Parent pursuant to Section 7.1(c) or by Parent or the Company pursuant to Section 7.1(e) in either case after receipt of a publicly disclosed Superior Proposal or after the occurrence of any of the events described in clause (i), (ii) or (iii) of Section 7.1(f), and, in the case of (A), (B) or (C), prior to, concurrently with or within twelve months after such a termination a Third Party Acquisition Event (as defined below) occurs, then the Company shall (in addition to any obligation under Section 5.6(b) and without prejudice to any other rights of Parent against the Company) pay to Parent the Termination Fee (as defined below) in cash, such payment to be made promptly, but in no event later than the second business day following, the later to occur of such termination and such Third Party Acquisition Event; or

        (ii) if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(g), then the Company shall (in addition to any obligation under Section 5.6(b) and without prejudice to any other rights of Parent against the Company) pay to Parent the Termination Fee in cash, such payment to be made by the Company concurrently with such termination if the termination is by the Company, or no later than the second business day following such termination if the termination is by Parent.

    "Termination Fee" means $35 million, PROVIDED, HOWEVER, that such amount shall be reduced to an amount not less than zero by subtracting from $35 million the amount realized or realizable (based on the facts as they exist on the date such fee shall become due) by Parent under the Stock Option Agreement; PROVIDED FURTHER that if such fee shall be so reduced by an amount realizable by Parent and thereafter the Stock Option Agreement shall terminate without receipt by Parent of such amount, then an additional payment shall be made to Parent in such amount promptly following such termination.

    A "Third Party Acquisition Event" means any of the following events: (A) the Company redeems the Rights or amends or fails to resist a legal challenge to the Company Rights Agreement and any Person (other than Parent or its Affiliates and other than Michael J. Cudahy so long as his beneficial ownership does not exceed 25%) acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; (B) the Company redeems the Rights or amends or fails to resist a legal challenge to the Company Rights Agreement and any group (other than a group which includes or may reasonably be deemed to include Parent or any of its Affiliates) is formed which, at the time of formation, beneficially owns 20% or more of the outstanding shares of Company Common Stock;
(C) the Company enters into, or announces that it proposes to enter into, an agreement, including, an agreement in principle, providing for a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(v) of Regulation S-X as promulgated by the SEC) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by this Agreement); (D) any Person (other than Parent or its Affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or (E) there is a public announcement with respect to a plan or intention by the Company to effect any of the foregoing transactions. For purposes of this Section 5.6(c), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Exchange Act.

    (d) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by the Company pursuant to Section 7.1(b) or (c), then Parent shall (without prejudice to any other rights of the Company against Parent) reimburse the Company upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of the Company or any Affiliate of the Company in connection with this Agreement, the Stock Option Agreement and the transactions contemplated herein or therein, including all fees and expenses of counsel, investment banking firms, accountants and consultants.

    Section 5.7 COMPANY STOCK OPTIONS. (a) At the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time shall become and represent an option to purchase the number of shares of Parent Common Stock (a "Substitute Option"), decreased to the nearest whole share, determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Conversion Number (as defined below), at an exercise price per share of Parent Common Stock, increased to the nearest whole cent, equal to the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time divided by the Conversion Number. Parent shall pay cash to holders of Substitute Options in lieu of issuing fractional shares of Parent Common Stock upon the exercise thereof. The "Conversion Number" means the number of shares of Parent Common Stock into which each share of Company Common Stock is converted as of the Effective Time, determined in accordance with
Section 1.5(c) hereof. After the Effective Time, except as otherwise expressly provided in this Section 5.7, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the related Company Stock Option immediately prior to the Effective Time. The Company shall take all action necessary to implement the provisions of this Section 5.7, including amendment of the Company Stock Option Plans, and to ensure that, after giving effect to the foregoing, no Company Stock Option shall be exercisable for Company Common Stock following the Effective Time. The Company shall take no action to accelerate or otherwise affect the exercisability of any Company Stock Option, except as expressly provided in Section 5.7(b), (c) or (d), or otherwise affect the exercise period thereof. As soon as reasonably practicable, and in no event later than 20 days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to Parent Common Stock subject to all Substitute Options.

    (b) Following the execution of this Agreement, Parent shall request a private letter ruling from the Internal Revenue Service or obtain an opinion of a law firm selected by Parent, in either case to the effect that no income will be recognized by any holder of a Substitute Option as a result of any action to provide that each Substitute Option which is outstanding on the second anniversary of the Effective Time and not then fully exercisable shall become fully exercisable on such second anniversary of the Effective Time. If, prior to the Effective Time, the Internal Revenue Service shall have issued such a private letter ruling or Parent shall have obtained such an opinion, in either case reasonably satisfactory to the Company and Parent, then, prior to the Effective Time, the Company shall take such action satisfactory to Parent as shall be necessary to provide that each Substitute Option, other than Substitute Options held by persons who had been non-employee directors of the Company immediately prior to the Effective Time, which is outstanding on the second anniversary of the Effective Time and not then exercisable shall become fully exercisable on such second anniversary of the Effective Time. If such ruling or opinion is obtained by the Company after the Effective Time, Parent shall cause the Company to take the action contemplated by the immediately preceding sentence.

    (c) Prior to the Effective Time, the Company shall take such action satisfactory to Parent as shall be necessary to provide that upon the termination of employment of a holder of a Substitute Option by the Company without "Cause" (as defined below) or due to death or disability, each Substitute Option then held by such holder which is not then exercisable shall become fully exercisable on the date of such termination of employment. For purposes of this Section 5.7(c), "Cause" shall mean conviction of a criminal offense, theft, fraud, breach of trust or refusal to perform services properly assigned following notice and an opportunity to cure.

    (d) Prior to the Effective Time, the Company shall take such action satisfactory to Parent as shall be necessary to provide that upon the cessation of service as a director of the Company by each person who is a non-employee director of the Company immediately prior to the Effective Time, each Substitute Option held by such person immediately following the Effective Time which is not then exercisable in accordance with its original vesting schedule shall continue to become exercisable in accordance with such original vesting schedule as if the service of such director had not ceased.

    Section 5.8 REASONABLE BEST EFFORTS. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Stock Option Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

    (b) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

    (c) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent or any of its Subsidiaries or that otherwise would have a Material Adverse Effect on Parent.

    Section 5.9 PUBLIC ANNOUNCEMENTS. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

    Section 5.10 REAL ESTATE TRANSFER AND GAINS TAX. Parent and the Company agree that either the Company or the Surviving Corporation will pay any foreign, state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains Taxes"), and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger. The Company and Parent agree to cooperate with the other in the filing of any Tax returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion.

    Section 5.11 STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or in the Stock Option Agreement, Parent and the Company and their respective Boards of Directors shall use their best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

    Section 5.12 INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to the WBCL, the Company Charter, the Company's Amended and Restated Bylaws or the indemnity agreements described in Section 5.12 of the Company Letter for acts or omissions occurring at or prior to the Effective Time (including indemnifying and holding harmless such persons for acts or omissions occurring at or prior to the Effective Time in respect of the Merger and the transactions contemplated thereby to the same extent and in the manner as such persons are indemnified as of the date of this Agreement by the Company pursuant to the WBCL, the Company Charter, the Company's Amended and Restated Bylaws or such indemnity agreements).

    (b) Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than three years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is substantially similar to the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of the last annual premiums paid prior to the date hereof (which premiums the Company represents and warrants to be approximately $195,000), but in such case shall purchase as much coverage as possible for such amount.

    (c) Parent hereby agrees that, effective at the Effective Time, Parent will guarantee the obligations of the Surviving Corporation under Section 5.12(a) and
(b).

    Section 5.13 NOTIFICATION OF CERTAIN MATTERS. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 5.14 CONSULTING AGREEMENT. Parent and Michael J. Cudahy have entered into a Consulting Agreement as of the date hereof in the form of EXHIBIT E hereto, which agreement shall become effective as of the Effective Time.

                                   ARTICLE VI
                       CONDITIONS PRECEDENT TO THE MERGER

    Section 6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

           (a) SHAREHOLDER APPROVAL. This Agreement shall have been duly approved by the requisite vote of shareholders of the Company in accordance with applicable law and the Company Charter and Amended and Restated Bylaws of the Company.

           (b) STOCK EXCHANGE LISTINGS. The Parent Common Stock issuable in the Merger and not previously listed shall have been authorized for listing on the NYSE, subject to official notice of issuance.

           (c) HSR AND OTHER APPROVALS. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            (ii) All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have, individually or in the aggregate, a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

           (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or blue sky authorizations (including State Takeover Approvals) shall have been received.

           (e) NO ORDER. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

    Section 6.2  CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE
MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

           (a)  PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND
       WARRANTIES. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received certificates signed on behalf of each of Parent and Sub by one of its officers to such effect.

           (b) TAX OPINION. The Company shall have received an opinion of Sidley & Austin, counsel to Parent, in form and substance reasonably satisfactory to the Company and its counsel, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

                (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

                (ii) no gain or loss will be recognized by Parent, Sub or the Company as a result of the Merger;

               (iii) no gain or loss will be recognized by the shareholders of the Company upon the conversion of their shares of Company Common Stock solely into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

                (iv) the aggregate tax basis of the shares of Parent Common Stock received solely in exchange for shares of Company Common Stock pursuant to the Merger (including a fractional share of Parent Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of Company Common Stock exchanged therefor;

                (v) the holding period for shares of Parent Common Stock received solely in exchange for shares of Company Common Stock pursuant to the Merger will include the shareholder's holding period for such shares of Company Common Stock, provided such shares of Company Common Stock were held as capital assets by the shareholder at the Effective Time; and

                (vi) a shareholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

        In rendering such opinion, Sidley & Austin may receive and rely upon representations from Parent, the Company, and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached to the Parent Letter, representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter, and representations from the shareholder who is entering into the Shareholder Agreement substantially similar to the representations in the Shareholder Tax Certificate attached to the Shareholder Agreement.

           (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to Parent. The Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

           (d) COMPANY STOCK OPTION PLANS. Parent shall have taken all action required to be taken by it to implement the provisions of Section 5.7.

    Section 6.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

           (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

           (b) TAX OPINION. Parent shall have received an opinion of Sidley & Austin, counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

                (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

                (ii) no gain or loss will be recognized by Parent, Sub or the Company as a result of the Merger;

               (iii) no gain or loss will be recognized by the shareholders of the Company upon the conversion of their shares of Company Common Stock solely into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

                (iv) the aggregate tax basis of the shares of Parent Common Stock received solely in exchange for shares of Company Common Stock pursuant to the Merger (including a fractional share of Parent Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of Company Common Stock exchanged therefor;

                (v) the holding period for shares of Parent Common Stock received solely in exchange for shares of Company Common Stock pursuant to the Merger will include the shareholder's holding period for such shares of Company Common Stock, provided such shares of Company Common Stock were held as capital assets by the shareholder at the Effective Time; and

                (vi) a shareholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

        In rendering such opinion, Sidley & Austin may receive and rely upon representations from Parent, the Company, and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached to the Parent Letter, representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter, and representations from the shareholder who is entering into the Shareholder Agreement substantially similar to the representations in the Shareholder Tax Certificate attached to the Shareholder Agreement.

           (c) CONSENTS. (i) The Company shall have obtained the consent or approval of each person or Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except as to which the failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Company or Parent or upon the consummation of the transactions contemplated in this Agreement, the Stock Option Agreement or the Shareholder Agreement.

            (ii) In obtaining any approval or consent required to consummate any of the transactions contemplated herein, in the Stock Option Agreement or the Shareholder Agreement, no Governmental Entity shall have imposed or shall have sought to impose any condition, penalty or requirement which, in the reasonable opinion of Parent, individually or in aggregate would have a Material Adverse Effect on the Company or Parent.

           (d) AFFILIATE AGREEMENTS. Parent shall have received the written agreements from Rule 145 Affiliates of the Company described in Section 5.4.

           (e) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to the Company. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

           (f) COMPANY STOCK OPTION PLANS. The Company shall have taken all action required to be taken by it to implement the provisions of Section 5.7.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    Section 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company:

        (a) by mutual written consent of Parent and the Company;

        (b) except for a breach by the Company of Section 5.1, by either Parent or the Company if the other party shall have failed to comply in all material respects with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply;

        (c) by either Parent or the Company if there has been (i) a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by the breaching party of written notice of the breach;

        (d) by Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on April 30, 1999; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

        (e) by Parent or the Company if the shareholders of the Company do not approve this Agreement at the Shareholder Meeting or at any adjournment or postponement thereof;

        (f) by Parent if (i) the Board of Directors of the Company, in breach of
    Section 5.1, shall not have recommended, or shall have resolved not to recommend, or shall have qualified, modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of the Company and its shareholders, or shall have resolved to do so, (ii) the Board of Directors of the Company, in breach of
    Section 4.2, shall have recommended to the shareholders of the Company any Takeover Proposal or shall have resolved to do so or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders); or

        (g) by Parent or the Company if the Company enters into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of the Company resolves to do so; PROVIDED, HOWEVER, that the Company may not terminate this Agreement pursuant to this Section 7.1(g) unless (i) the Company has delivered to Parent a written notice of the Company's intent to enter into such an agreement to effect the Superior Proposal, (ii) five business days have elapsed following delivery to Parent of such written notice by the Company and (iii) during such five business day period the Company has fully cooperated with Parent, including informing Parent of the terms and conditions of the Takeover Proposal and the identity of the Person making the Takeover Proposal, with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; PROVIDED, FURTHER, that the Company may not terminate this Agreement pursuant to this
    Section 7.1(g) unless at the end of such five business day period the Board of Directors of the Company continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal when compared to the Merger (taking into account any such modification as may be proposed by Parent) and concurrently with such termination the Company pays to Parent the amounts specified under Sections 5.6(a), (b) and (c).

    The right of any party hereto to terminate this Agreement pursuant to this
Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

    Section 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 5.3 and the entirety of Section 5.6, which shall survive the termination); PROVIDED, HOWEVER, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

    Section 7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, in the case of Sub or the Company, or a Senior Vice President of Parent, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 7.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    Section 8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

    Section 8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent or Sub, to:

              General Electric Company
               c/o GE Medical Systems
               P. O. Box 414, W-410
               Milwaukee, Wisconsin 53201
               Attention: General Counsel
               Facsimile No.: 414-544-3573

               for overnight courier deliveries, to:

               General Electric Company
               c/o GE Medical Systems
               3000 North Grandview Boulevard
               Waukesha, Wisconsin 53188
               Attention: General Counsel

               with copies to:

               General Electric Company
               3135 Easton Turnpike
               Fairfield, Connecticut 06431-0001
               Attention: Vice President and Senior
                         Counsel--Transactions
               Facsimile No.: 203-373-3008

               and
               Sidley & Austin
               One First National Plaza
               Chicago, Illinois 60603
               Attention: Thomas A. Cole, Esq.
                        Dennis V. Osimitz, Esq.
               Facsimile No.: 312-853-7036

        (b) if to the Company, to:

              Marquette Medical Systems, Inc.
               8200 W. Tower Avenue
               Milwaukee, Wisconsin 53223
               Attention: Michael J. Cudahy
                        Mary M. Kabacinski
               Facsimile No.: 414-362-3553

               with a copy to:

               Schoenberg, Fisher, Newman & Rosenberg, Ltd.
               222 South Riverside Plaza, Suite 2100
               Chicago, Illinois 60606
               Attention: Melvin S. Newman, Esq.
               Facsimile No.: 312-648-1212

    Section 8.3 INTERPRETATION. (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    (b) "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

    Section 8.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 8.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, except for the Stock Option Agreement and as provided in the last sentence of Section 5.3, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.12, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    Section 8.6 GOVERNING LAW. Except to the extent that the laws of the State of Wisconsin are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    Section 8.7 ASSIGNMENT. Subject to Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

    Section 8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

    Section 8.9 ENFORCEMENT OF THIS AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (but any such proceeding shall be brought exclusively in either the U.S. District Court for the District of Connecticut or the Eastern District of Wisconsin), such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding and waives any objection based on FORUM NON CONVENIENS or any other objection to venue thereof.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                GENERAL ELECTRIC COMPANY

                                By:            /s/ JEFFREY R. IMMELT
                                     -----------------------------------------
                                              Name: Jeffrey R. Immelt
                                            TITLE: SENIOR VICE PRESIDENT

                                EMERALD MERGER CORP.

                                By:            /s/ JEFFREY R. IMMELT
                                     -----------------------------------------
                                              Name: Jeffrey R. Immelt
                                                  Title: PRESIDENT

                                MARQUETTE MEDICAL SYSTEMS, INC.

                                               /s/ MICHAEL J. CUDAHY
                                     -----------------------------------------
                                              Name: Michael J. Cudahy
                                            Title: CHAIRMAN OF THE BOARD

                     [LETTERHEAD]

                                                                        ANNEX II

                                                              September 20, 1998

Board of Directors
Marquette Medical Systems, Inc.
8200 West Tower Avenue
Milwaukee, Wisconsin 53223

Gentlemen:

    Marquette Medical Systems, Inc. (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with General Electric Company ("Parent") and Emerald Merger Corp., a wholly-owned subsidiary of Parent ("Sub"). Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), Sub will be merged with and into the Company (the "Merger") and each Common Share, par value $0.10 per share ("Company Common Stock") of the Company (other than shares owned by the Company, Parent or any of their respective wholly-owned subsidiaries) will be converted into the right to receive the number of shares of common stock, par value $0.16 per share ("Parent Common Stock") of Parent equal to the Merger Consideration (as hereinafter defined).

    The "Merger Consideration" means the number of shares determined by dividing $45.00 by the Average Parent Share Price (as hereinafter defined) and rounding the result to the nearest one thousandth of a share. The "Average Parent Share Price" means the average of the last sales prices per share of Parent Common Stock for the ten consecutive trading days ending on the trading day which is five days prior to the closing date of the Merger.

    You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock (other than Parent and its affiliates).

    Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

    In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us for purposes of our analysis, as well as publicly available information including but not limited to the Company's and Parent's recent filings with the Securities and Exchange Commission (the "SEC") and equity analyst research reports prepared by various investment banking firms including Baird; (ii) reviewed the Agreement in the form presented to the Company's Board of Directors; (iii) compared the historical market prices and trading activity of the Company's and Parent's common stock with those of certain other publicly traded companies we deemed relevant; (iv) compared the financial position and operating results of the Company and Parent with those of other publicly traded companies we deemed relevant; (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations we deemed relevant; and
(vi) reviewed certain potential pro forma effects of the Merger. We have held discussions with members of the Company's senior management concerning the Company's historical and current financial condition and operating results, as well as the future prospects of the Company. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. We have also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

MEMBER NEW YORK STOCK EXCHANGE, INC. AND OTHER PRINCIPAL EXCHANGES. MEMBER SIPC.

Board of Directors
Marquette Medical Systems, Inc.
September 20, 1998
Page 2

    In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided us by or on behalf of the Company, and have not been engaged to independently verify any such information. We have assumed, with your consent, (i) that all material assets and liabilities (contingent or otherwise, known or unknown) of the Company and Parent are as set forth in their respective financial statements and (ii) the Merger will be accounted for under the purchase method. We have also assumed that the financial forecasts examined by us were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company's management as to future performance of the Company. At the direction of the Company, we have not considered any expense increases, cost savings or operating synergies that might result from the Merger, and have excluded transaction expenses relating to the Merger from our analyses. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Parent nor have we made a physical inspection of the properties or facilities of the Company or Parent. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Furthermore, we express no opinion as to the price or trading range at which any of the Company's or Parent's securities will trade following the date hereof.

    Our opinion has been prepared at the request and for the information of the Board of Directors of the Company, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of Baird; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus to be provided to the Company's shareholders in connection with the Merger. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by the Company's Board of Directors, and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote with respect to the Merger. Baird will receive a fee for rendering this opinion. In the past, we have provided investment banking services to the Company, including acting as financial advisor to the Company in connection with its acquisition of E for M Corporation and as co-manager of its secondary offering of Company Common Stock in 1997, for which we received our customary compensation.

    In the ordinary course of our business, we may from time to time trade the securities of the Company or Parent for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

    Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates).

                                          Very truly yours,

                                          ROBERT W. BAIRD & CO. INCORPORATED

                                                                       ANNEX III

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated as of September 20, 1998 (the "AGREEMENT"), between General Electric Company, a New York corporation ("PARENT"), and Marquette Medical Systems, Inc., a Wisconsin corporation (the "COMPANY").

                              W I T N E S S E T H:

    WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, Emerald Merger Corp., a newly formed Wisconsin corporation and a direct wholly owned subsidiary of Parent ("SUB"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), which provides for the merger of Sub with and into the Company;

    WHEREAS, as a condition to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Company grant to Parent an option to purchase up to 3,643,066 authorized and unissued shares of Company Common Stock, upon the terms and subject to the conditions hereof; and

    WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Company has agreed to grant Parent the requested option.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

    1. THE OPTION; EXERCISE; ADJUSTMENTS. The Company hereby grants to Parent an irrevocable option (the "OPTION") to purchase from time to time up to 3,643,066 authorized and unissued Common Shares, par value $.10 per share, of the Company (the "COMPANY COMMON STOCK"), upon the terms and subject to the conditions set forth herein (the "OPTIONED SHARES"). Subject to the conditions set forth in Section 2, the Option may be exercised by Parent in whole or from time to time in part, at any time after the date hereof and prior to the termination of the Option in accordance with Section 19. In the event Parent wishes to exercise the Option, Parent shall send a written notice to the Company (the "STOCK EXERCISE NOTICE") specifying the total number of Optioned Shares it wishes to purchase and a date (not later than 20 business days and not earlier than two business days from the date such notice is given) for the closing of such purchase (the "CLOSING DATE"). Parent may revoke an exercise of the Option at any time prior to the Closing Date by written notice to the Company. In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Optioned Shares subject to the Option and the Exercise Price (as hereinafter defined) per Optioned Share shall be appropriately adjusted. In the event that any additional shares of Company Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Agreement), the number of Optioned Shares subject to the Option shall be adjusted so that, after such issuance, it equals (but does not exceed) 19.9% of the number of shares of Company Common Stock then issued and outstanding and 19.9% of the voting power of shares of capital stock of the Company then issued and outstanding, after reduction, to the extent necessary to comply with the exception to the shareholder approval requirements of the Nasdaq National Market ("NASDAQ"), for any shares issued pursuant to the Option.

    2. CONDITIONS TO EXERCISE OF OPTION AND DELIVERY OF OPTIONED SHARES. (a) Parent's right to exercise the Option is subject to the following conditions:

        (i) Neither Parent nor Sub shall have breached any of its material obligations under the Merger Agreement;

        (ii) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States invalidating the grant or prohibiting the exercise of the Option shall be in effect; and

       (iii) One or more of the following events shall have occurred on or after the date hereof: (A) the Company redeems the Rights or amends or fails to resist a legal challenge to the Company Rights Agreement and any person, corporation, partnership, limited liability company or other entity or group (such person, corporation, partnership, limited liability company or other entity or group being referred to hereinafter, singularly or collectively, as a "PERSON") (other than Parent or its affiliates or Michael J. Cudahy so long as he beneficially owns less than 25%), acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; (B) the Company redeems the Rights or amends or fails to resist a legal challenge to the Company Rights Agreement and any group (other than a group which includes or may reasonably be deemed to include Parent or any of its affiliates) is formed which beneficially owns 20% or more of the outstanding shares of Company Common Stock; (C) any Person (other than Parent or its affiliates) shall have commenced a tender or exchange offer for 20% or more of the then outstanding shares of Company Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (D) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(v) of Regulation S-X as promulgated by the Securities and Exchange Commission (the "SEC")) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by the Merger Agreement); (E) any Person (other than Parent or its affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or (F) there is a public announcement with respect to a plan or intention by the Company, other than Parent or its affiliates, to effect any of the foregoing transactions. For purposes of this subparagraph (iii), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder.

    (b) Parent's obligation to purchase the Optioned Shares following the exercise of the Option, and the Company's obligation to deliver the Optioned Shares, are subject to the conditions that:

        (i) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Optioned Shares shall be in effect;

        (ii) The purchase of the Optioned Shares will not violate Rule 10b-13 promulgated under the Exchange Act; and

       (iii) All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), shall have expired or been terminated.

    3. EXERCISE PRICE FOR OPTIONED SHARES. At any Closing Date, the Company will deliver to Parent a certificate or certificates representing the Optioned Shares in the denominations designated by Parent in its Stock Exercise Notice and Parent will purchase the Optioned Shares from the Company at a price per Optioned Share equal to $45.00 (the "EXERCISE PRICE"), payable in cash. Payment made by Parent to the Company pursuant to this Agreement shall be made by wire transfer of federal funds to a bank designated by the Company or a check payable in immediately available funds. After payment of the Exercise Price for the Optioned Shares covered by the Stock Exercise Notice, the Option shall be deemed exercised to the extent of the Optioned Shares specified in the Stock Exercise Notice as of the date such Stock Exercise Notice is given to the Company.

                                     III-2

    4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent that (a) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms; (b) the Company has taken all necessary corporate action to authorize and reserve the Optioned Shares for issuance upon exercise of the Option, and the Optioned Shares, when issued and delivered by the Company to Parent upon exercise of the Option, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights; (c) except as otherwise required by the HSR Act, except for routine filings and subject to Section 7, the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not require the consent, approval or authorization of, or filing with, any person or public authority and will not violate or conflict with the Company's Amended and Restated Articles of Incorporation, as amended, or Amended and Restated Bylaws, or result in the acceleration or termination of, or constitute a default under, any indenture, license, approval, agreement, understanding or other instrument, or any statute, rule, regulation, judgment, order or other restriction binding upon or applicable to the Company or any of its subsidiaries or any of their respective properties or assets; (d) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and (e) the Company has taken all appropriate actions so that the restrictions on business combinations contained in Section
180.1141 of the WBCL will not apply with respect to or as a result of the transactions contemplated hereby.

    5. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company that (a) the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent; and (b) Parent is acquiring the Option and, if and when it exercises the Option, will be acquiring the Optioned Shares issuable upon the exercise thereof, for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and will not sell or otherwise dispose of the Optioned Shares except pursuant to an effective registration statement under the Securities Act or a valid exemption from registration under the Securities Act.

    6. THE CLOSING. Any closing hereunder shall take place on the Closing Date specified by Parent in its Stock Exercise Notice pursuant to Section 1 at 10:00 A.M., local time, or the first business day thereafter on which all of the conditions in Section 2 are met, at the principal executive office of the Company, or at such other time and place as the parties hereto may agree.

    7. FILINGS RELATED TO OPTIONED SHARES. The Company will make such filings with the SEC as are required by the Exchange Act, and will use its best efforts to effect all necessary filings by the Company under the HSR Act and to have the Optioned Shares approved for quotation on NASDAQ.

    8. REGISTRATION RIGHTS. (a) If the Company effects any registration or registrations of shares of Company Common Stock under the Securities Act for its own account or for any other stockholder of the Company at any time after the exercise of the Option (other than a registration on Form S-4, Form S-8 or any successor forms), it will allow Parent to participate in such registration or registrations with respect to any or all of the Optioned Shares acquired upon the exercise of the Option; PROVIDED, HOWEVER, that any request of Parent pursuant to this Section 8(a) shall be with respect to at least 100,000 Optioned Shares and PROVIDED, FURTHER, that if the managing underwriters in such offering advise the Company that, in their written opinion, the number of Optioned Shares requested by Parent to be included in such registration exceeds the number of shares of Company Common Stock which can be sold in such offering, the

                                     III-3

Company may exclude from such registration all or a portion, as may be appropriate, of the Optioned Shares requested for inclusion by Parent.

    (b) At any time after the exercise of the Option, upon the request of Parent, the Company will promptly file and use its best efforts to cause to be declared effective a registration statement under the Securities Act (and applicable Blue Sky statutes) with respect to any or all of the Optioned Shares acquired upon the exercise of the Option; PROVIDED, HOWEVER, that any request of Parent pursuant to this Section 8(b) shall be with respect to at least 1,000,000 Optioned Shares and PROVIDED, FURTHER, that the Company shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the effectiveness of each such registration statement, for a period not to exceed 90 days in the aggregate, if the commencement of such offering would, in the reasonable good faith judgment of the Board of Directors of the Company, require premature disclosure of any material corporate development or otherwise materially interfere with or materially adversely affect any pending or proposed offering of securities of the Company. In connection with any such registration requested by Parent, the costs of such registration shall be borne by the Company, and the Company and Parent each shall provide the other and any underwriters with customary indemnification and contribution agreements.

    9. OPTIONAL PUT; OPTIONAL REPURCHASE. (a) Prior to the termination of the Option in accordance with Section 19, if a Put Event has occurred, Parent shall have the right, upon three business days' prior written notice to the Company, to require the Company to purchase the Option from Parent (the "PUT RIGHT") at a cash purchase price (the "PUT PRICE") equal to the product determined by multiplying (A) the number of Optioned Shares as to which the Option has not yet been exercised by (B) the Spread (as defined below). As used herein, "PUT EVENT" means the occurrence on or after the date hereof of any of the following: (i) any Person (other than Parent or its affiliates) acquires or becomes the beneficial owner of 50% or more of the outstanding shares of Company Common Stock or (ii) the Company consummates a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(v) of Regulation S-X as promulgated by the SEC) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by the Merger Agreement). As used herein, the term "SPREAD" shall mean the excess, if any, of (i) the greater of (x) the highest price (in cash or fair market value of securities or other property) per share of Company Common Stock paid or to be paid within 12 months preceding the date of exercise of the Put Right for any shares of Company Common Stock beneficially owned by any Person who shall have acquired or become the beneficial owner of 20% or more of the outstanding shares of Company Common Stock after the date hereof or (y) the average of the last reported sales prices quoted on NASDAQ of the Company Common Stock during the five trading days immediately preceding the written notice of exercise of the Put Right over (ii) the Exercise Price.

    (b) At any time after the termination of the Option granted hereunder pursuant to Section 19 and for a period of 90 days thereafter, the Company shall have the right, upon three business days' prior written notice, to repurchase from Parent (the "Repurchase Right"), all (but not less than all) of the Optioned Shares acquired by the Company hereby and with respect to which the Company then has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) at a price per share equal to the greater of (i) the average of the last reported sales price quoted on NASDAQ of the Company Common Stock during the five trading days immediately preceding the written notice of exercise of the Repurchase Right and (ii) the Exercise Price, plus interest at a rate per annum equal to the costs of funds to Parent at the time of exercise of the Repurchase Right.

    10. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise provided in Section 8 or as specified in the Merger Agreement.

    11. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction

                                     III-4
or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for either the District of Connecticut or the Eastern District of Wisconsin in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on FORUM NON CONVENIENS or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

    12. NOTICE. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

    (a) if to Parent, to:

           General Electric Company
           c/o GE Medical Systems
           P. O. Box 414, W-410
           Milwaukee, WI 53201
           Attention: General Counsel
           Facsimile No.: 414-544-3573

           for overnight courier deliveries, to:

           General Electric Company
           c/o GE Medical Systems
           3000 North Grandview Boulevard
           Waukesha, WI 53188
           Attention: General Counsel

           with copies to:

           General Electric Company
           3135 Easton Turnpike
           Fairfield, Connecticut 06431-0001
           Attention: Vice President and Senior
                     Counsel--Transactions
           Facsimile No.: 203-373-3008

           and

           Sidley & Austin
           One First National Plaza
           Chicago, Illinois 60603
           Attention: Thomas A. Cole, Esq.
                    Dennis V. Osimitz, Esq.
           Facsimile No.: 312- 853-7036

                                     III-5

    (b) if to the Company, to:

           Marquette Medical Systems, Inc.
           8200 W. Tower Avenue
           Milwaukee, Wisconsin 53223
           Attention: Michael J. Cudahy
                    Mary M. Kabacinski
           Facsimile No.: 414-362-3553

           with a copy to:

           Schoenberg, Fisher, Newman & Rosenberg, Ltd.
           222 South Riverside Plaza, Suite 2100
           Chicago, Illinois 60606
           Attention: Melvin S. Newman, Esq.
           Facsimile No.: 312-648-1212

    13. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than Parent or the Company, or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

    14. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

    15. ASSIGNMENT. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party hereto, except that Parent may, without a written consent, assign its rights and delegate its obligations hereunder in whole or in part to one or more of its direct or indirect wholly owned subsidiaries.

    16. HEADINGS. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

    17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

    18. GOVERNING LAW. Except to the extent that the laws of the State of Wisconsin are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    19. TERMINATION. This Agreement and the Option shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms; PROVIDED, HOWEVER, the Option shall not terminate until 180 days after a termination pursuant to clause (ii) immediately above if (A) the Merger Agreement is terminated by Parent pursuant to Section 7.1(b), (c) or (f) thereof, (B) the Merger Agreement is terminated by Parent or the Company pursuant to Section 7.1(e) or (g) thereof or (C) the Merger Agreement is terminated by the Company pursuant to Section 7.1(d)(i) thereof after receipt of a Superior Proposal; PROVIDED, FURTHER, that this Agreement shall not terminate with respect to the Repurchase Right set forth in Section 9(b) until 90 days after the termination

                                     III-6
of the Option pursuant to the foregoing proviso. Notwithstanding the foregoing, the provisions of Section 8 shall survive the termination of this Agreement until such time as Parent or any of its affiliates ceases to beneficially own at least 100,000 of the Optioned Shares.

    20. COMPANY RIGHTS AGREEMENT. Until this Agreement and the Option shall terminate in accordance with the terms of Section 19, the Company covenants and agrees with Parent that it shall not amend Section 35 of the Company Rights Agreement as set forth in the First Amendment to the Company Rights Agreement or otherwise modify the Company Rights Agreement in any manner which adversely affects Parent, the Option or the Optioned Shares.

    21. CAPITALIZED TERMS. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement.

    22. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

    IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                GENERAL ELECTRIC COMPANY

                                By:            /s/ JEFFREY R. IMMELT
                                     -----------------------------------------
                                              Name: Jeffrey R. Immelt
                                            TITLE: SENIOR VICE PRESIDENT

                                MARQUETTE MEDICAL SYSTEMS, INC.

                                By:            /s/ MICHAEL J. CUDAHY
                                     -----------------------------------------
                                              Name: Michael J. Cudahy
                                                  TITLE: CHAIRMAN

                                     III-7

                                                                        ANNEX IV

                             SHAREHOLDER AGREEMENT

    SHAREHOLDER AGREEMENT, dated as of September 20, 1998 (this "AGREEMENT"), by the undersigned shareholder (the "SHAREHOLDER") of Marquette Medical Systems, Inc., a Wisconsin corporation (the "COMPANY"), for the benefit of General Electric Company, a New York corporation ("PARENT").

                                    RECITALS

    WHEREAS, Parent, Emerald Merger Corp., a Wisconsin corporation and a direct wholly owned subsidiary of Parent ("SUB"), and the Company are entering into an Agreement and Plan of Merger, dated as of September 20, 1998 (the "MERGER AGREEMENT"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding Common Shares, par value $.10 per share, of the Company ("COMPANY COMMON STOCK"), not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, par value $.16 per share, of Parent ("PARENT COMMON STOCK");

    WHEREAS, the Shareholder owns that number of shares of Company Common Stock appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "SUBJECT SHARES"); and

    WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Shareholder agree, and in order to induce Parent to enter into the Merger Agreement the Shareholder has agreed, to enter into this Agreement.

    NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Shareholder agrees as follows:

    1. COVENANTS OF SHAREHOLDER. Until the termination of this Agreement in accordance with Section 3, the Shareholder agrees as follows:

        (a) The Shareholder shall attend the Shareholder Meeting, in person or by proxy, and at the Shareholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

        (b) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the Shareholder's vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Subsidiary or any other Takeover Proposal or (ii) any amendment of the Company's Amended and Restated Articles of Incorporation, as amended, or Amended and Restated By-Laws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

        (c) The Shareholder agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "TRANSFER"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions;

    PROVIDED, HOWEVER, that the Shareholder may (A) Transfer up to 5,000 of the Subject Shares by gift to charitable organizations and up to 12,000 of the Subject Shares by gift to members of the "immediate family" (as defined in Rule 16a-1(e) of the Exchange Act) of the Shareholder; (B) Transfer up to 200,000 of the Subject Shares in connection with the exercise of Shareholder Stock Options (as defined below); and (C) pledge as collateral up to 250,000 of the Subject Shares in connection with the exercise of Company Stock Options held by the Shareholder pursuant to the Company Stock Option Plans; provided, that any pledgee of such Subject Shares agrees in writing to be bound by the terms of this Agreement in the event such pledgee exercises its right to foreclose or otherwise acquires such Subject Shares.

        (d) The Shareholder shall not, nor shall the Shareholder authorize any investment banker, attorney or other advisor or representative of the Shareholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

        (e) The Shareholder shall use the Shareholder's reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

        (f) The Shareholder agrees to promptly notify Parent in writing of the nature and amount of any acquisition by such Shareholder of any voting securities of the Company acquired by such Shareholder hereinafter.

        (g) The Shareholder shall not knowingly take or fail to take any action which would cause any of the representations and warranties set forth in the Shareholder Tax Certificate attached hereto as ATTACHMENT A to be untrue or incorrect.

    2. REPRESENTATIONS AND WARRANTIES. The Shareholder represents and warrants to Parent as follows:

        (a) The Shareholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares. The Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Shareholder has granted to the employees of the Company listed on ATTACHMENT B hereto the option to purchase from the Shareholder the number of Subject Shares set forth opposite the name of each such employee on ATTACHMENT B pursuant to the form of option agreement delivered by the Shareholder to the Company (collectively, the "Shareholder Stock Options"). The Shareholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement and except for Subject Shares that are subject to the Shareholder Stock Options.

        (b) This Agreement has been duly executed and delivered by the Shareholder. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms. The execution and delivery of this Agreement by the Shareholder does not and will not conflict with any agreement, order or other instrument binding upon the Shareholder, nor require any regulatory filing or approval.

        (c) To the Knowledge of the Shareholder, the representations set forth in the Shareholder Tax Certificate attached hereto as ATTACHMENT A, if made on the date hereof (assuming the Merger were consummated as of the date hereof), would be true and correct.

    3. TERMINATION. The obligations of the Shareholder hereunder shall terminate upon the earlier to occur of (i) six months after the termination of the Merger Agreement pursuant to Section 7.1 thereof and (ii) the Effective Time; PROVIDED, HOWEVER, that if the Merger Agreement is terminated by the Company pursuant to Section 7.1(b), (c) or (d) thereof (other than a termination pursuant to Section 7.1(d)(i) following receipt of a Superior Proposal) or if the Merger Agreement is terminated pursuant to Section 7.1(a) thereof, then such obligations shall terminate upon the termination of the Merger Agreement.

    4. FURTHER ASSURANCES. The Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

    5. SUCCESSORS, ASSIGNS AND TRANSFEREES BOUND. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Shareholder, such as an executor or heir) shall be bound by the terms hereof, and the Shareholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

    6. AFFILIATE LETTER; SHAREHOLDER TAX CERTIFICATE. The Shareholder agrees to execute and deliver on a timely basis, when and if requested by Parent, (i) a written agreement in substantially the form of Exhibit D to the Merger Agreement and (ii) the Shareholder Tax Certificate attached hereto as ATTACHMENT A.

    7. REMEDIES. The Shareholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, the Shareholder agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

    8. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

    9. AMENDMENT. This Agreement may be amended only by means of a written instrument executed and delivered by both the Shareholder and Parent.

    10. JURISDICTION. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for either the District of Connecticut or the Eastern District of Wisconsin in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on FORUM NON CONVENIENS or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

    11. GOVERNING LAW. Except to the extent that the laws of the State of Wisconsin are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    12. NOTICE. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

    (a) if to Parent, to:

           General Electric Company
           c/o GE Medical Systems
           P. O. Box 414, W-410
           Milwaukee, Wisconsin 53201
           Attention: General Counsel
           Facsimile No.: 414-544-3573

           for overnight courier deliveries, to:

           General Electric Company
           c/o GE Medical Systems
           3000 North Grandview Boulevard
           Waukesha, Wisconsin 53188
           Attention: General Counsel

           with copies to:

           General Electric Company
           3135 Easton Turnpike
           Fairfield, Connecticut 06431-0001
           Attention: Vice President and Senior
                     Counsel--Transactions
           Facsimile No.: 203-373-3008

           and

           Sidley & Austin
           One First National Plaza
           Chicago, Illinois 60603
           Attention: Thomas A. Cole, Esq.
                    Dennis V. Osimitz, Esq.
           Facsimile No.: 312-853-7036

    (b) if to the Shareholder to:

           Michael J. Cudahy
           1748 Lakefield Road
           Cedarburg, Wisconsin 53012
           Facsimile No.: 414-376-1418

           with a copy to:

           Schoenberg, Fisher, Newman & Rosenberg, Ltd.
           222 South Riverside Plaza, Suite 2100
           Chicago, Illinois 60606
           Attention: Melvin S. Newman, Esq.
           Facsimile No.: 312-648-1212

    13. CAPITALIZED TERMS. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

    14. COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    15.  NO LIMITATION ON ACTIONS OF THE SHAREHOLDER AS
DIRECTOR. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Shareholder to take or in any way limit any action that the Shareholder may take to discharge the Shareholder's fiduciary duties as a director of the Company, including but not limited to the right to vote for or support a Superior Proposal in accordance with the terms of the Merger Agreement.

                                          /s/ MICHAEL J. CUDAHY
                                          --------------------------------------
                                          Michael J. Cudahy

                                          Number of shares of Company Common
                                          Stock owned on the date hereof:
                                          3,157,842

Accepted and Agreed to
as of the date set forth above:

GENERAL ELECTRIC COMPANY

By:   /s/ JEFFREY R. IMMELT
      -------------------------
      Name: Jeffrey R. Immelt
      Title: Senior Vice
      President

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 721 of the New York Business Corporation Law ("NYBCL") provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its stockholders or directors or by agreement, PROVIDED that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

    Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

    Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

    Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

    Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

    Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of
Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

    Section 6 of the Restated Certificate of Incorporation, as amended, of the Registrant provides in part as follows:

       A person who is or was a director of the corporation shall have no personal liability to the corporation or its stockholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York.

    Article XI of the bylaws, as amended, of GE provides, in part, as follows:

       The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney's fees, incurred in connection with such action or proceeding or any appeal therein, PROVIDED, HOWEVER, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph A shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph.

    The Registrant has purchased certain liability insurance for its officers and directors as permitted by Section 727 of the NYBCL.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following is a list of Exhibits included as part of this Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request. Items marked with an asterisk are filed herewith.

  2.1  Agreement and Plan of Merger dated as of September 20, 1998 among General
         Electric Company, Emerald Merger Corp. and Marquette Medical Systems,
         Inc. (included as Annex I to the Proxy Statement/Prospectus).

  4.1 The Certificate of Incorporation, as amended, and By-laws, as amended, of General Electric Company are incorporated by reference to Exhibit (3) of General Electric's Current Report on Form 8-K dated April 28, 1997.

  4.2 The instruments defining the rights of holders of long-term debt securities of General Electric and its subsidiaries are omitted pursuant to item 601(b)(4)(iii)(A) of Regulation S-K. General Electric hereby agrees to furnish copies of these instrument to the SEC upon request.

 *5.1  Opinion of Robert E. Healing, Corporate Counsel for General Electric
         Company, as to the legality of the securities being registered.

 *8.1 Opinion of Sidley & Austin as to the United States federal income tax consequences of the Merger.

*23.1  Consent of Arthur Andersen LLP.

*23.2  Consent of KPMG Peat Marwick LLP.

*23.3  Consent of Robert E. Healing (included in Exhibit 5.1 to this Registration
         Statement).

*23.4  Consent of Sidley & Austin (included in Exhibit 8.1 to this Registration
         Statement).

*24.1  Powers of Attorney.

 99.1  Stock Option Agreement dated as of September 20, 1998 between GE and
         Marquette (included as Annex III to the Proxy Statement/Prospectus).

 99.2  Shareholder Agreement dated as of September 20, 1998 between GE and
         Michael J. Cudahy (included as Annex IV to the Proxy
         Statement/Prospectus)

*99.3  Form of proxy card to be mailed to shareholders of Marquette.

    (b) Not applicable.

    (c) The opinion of Robert W. Baird & Co. Incorporated (included as Annex II to the Proxy Statement/Prospectus).

ITEM 22.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the Proxy Statement/Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

       (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such requests, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the requests.

    (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of Connecticut, on October 15, 1998.

                                GENERAL ELECTRIC COMPANY

                                By:             /s/ PHILIP D. AMEEN
                                     -----------------------------------------
                                                  Philip D. Ameen
                                           VICE PRESIDENT AND COMPTROLLER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
              *                   Chief Executive Officer
------------------------------    and Director (Principal    October 15, 1998
      John F. Welch, Jr.          Executive Officer)

              *                 Vice Chairman of the
------------------------------    Board, Executive Officer   October 15, 1998
       Eugene F. Murphy           and Director

              *                 Vice Chairman of the
------------------------------    Board, Executive Officer   October 15, 1998
         John D. Opie             and Director

                                Senior Vice President
              *                   Finance, Chief Financial
------------------------------    Officer and Director       October 15, 1998
     Dennis D. Dammerman          (Principal Financial
                                  Officer)

     /s/ PHILIP D. AMEEN        Vice President and
------------------------------    Comptroller (Principal     October 15, 1998
       Philip D. Ameen            Accounting Officer)

              *
------------------------------  Director                     October 15, 1998
      James I. Cash, Jr.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Director                     October 15, 1998
     Claudio X. Gonzalez

              *
------------------------------  Director                     October 15, 1998
         Andrea Jung

              *
------------------------------  Director                     October 15, 1998
    Gertrude G. Michelson

              *
------------------------------  Director                     October 15, 1998
           Sam Nunn

              *
------------------------------  Director                     October 15, 1998
       Roger S. Penske

              *
------------------------------  Director                     October 15, 1998
      Frank H.T. Rhodes

              *
------------------------------  Director                     October 15, 1998
       Andrew C. Sigler

              *
------------------------------  Director                     October 15, 1998
    Douglas A. Warner III

*By      /s/ PHILIP D. AMEEN
      -------------------------
           Philip D. Ameen
         AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

  EXHIBIT
-----------
        2.1  Agreement and Plan of Merger dated as of September 20, 1998 among General Electric Company, Emerald
             Merger Corp. and Marquette Medical Systems, Inc. (included as Annex I to the Proxy Statement/Prospectus).

        4.1  The Certificate of Incorporation, as amended, and By-laws, as amended, of General Electric Company are incorporated by reference to Exhibit (3) of General Electric's Current Report on Form 8-K dated April 28,
             1997.

        4.2  The instruments defining the rights of holders of long-term debt securities of General Electric and its subsidiaries are omitted pursuant to item 601(b)(4)(iii)(A) of Regulation S-K. General Electric hereby agrees to furnish copies of these instrument to the SEC upon request.

       *5.1  Opinion of Robert E. Healing, Corporate Counsel for General Electric Company, as to the legality of the securities being registered.

       *8.1  Opinion of Sidley & Austin as to the United States federal income tax consequences of the Merger.

      *23.1  Consent of Arthur Andersen LLP.

      *23.2  Consent of KPMG Peat Marwick LLP.

      *23.3  Consent of Robert E. Healing (included in Exhibit 5.1 to this Registration Statement).

      *23.4  Consent of Sidley & Austin (included in Exhibit 8.1 to this Registration Statement).

      *24.1  Powers of Attorney.

       99.1  Stock Option Agreement dated as of September 20, 1998 between GE and Marquette (included as Annex III to the Proxy Statement/Prospectus).

       99.2  Shareholder Agreement dated as of September 20, 1998 between GE and Michael J. Cudahy (included as Annex
             IV to the Proxy Statement/Prospectus)

      *99.3  Form of proxy card to be mailed to shareholders of Marquette.

------------------------

*   Filed herewith